                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                OHM CORPORATION
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

      [LOGO OF INTERNATIONAL
       TECHNOLOGY CORPORATION]                [LOGO OF OHM CORPORATION]

        2790 MOSSIDE BOULEVARD                16406 U.S. ROUTE 224 EAST
    MONROEVILLE, PENNSYLVANIA 15146              FINDLAY, OHIO 45840

                                 May 20, 1998

  The purpose of this Appendix (this "Appendix") to the Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of International Technology Corporation ("ITC") and OHM Corporation ("OHM"), which this Appendix accompanies, is to provide you with certain information regarding ITC and OHM, which information is excerpted from certain reports filed by ITC and OHM with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. To the extent there is more recent information contained in the Proxy Statement/Prospectus, such information shall supersede that found in this Appendix.

Sincerely,



/s/ Anthony J. DeLuca

Anthony J. DeLuca
Chief Executive Officer and President
International Technology Corporation
OHM Corporation

                  THE DATE OF THIS APPENDIX IS MAY 20, 1998.

                          APPENDIX DATED MAY 20, 1998
                                       TO
                        JOINT PROXY STATEMENT/PROSPECTUS
                                       OF
                                OHM CORPORATION
                                      AND
                      INTERNATIONAL TECHNOLOGY CORPORATION
                               DATED MAY 11, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
OHM Corporation...........................................................   2
  Business................................................................   3
  Properties..............................................................  11
  Legal Proceedings.......................................................  12
  Management..............................................................  13
  Executive Compensation..................................................  15
  Certain Relationships and Related Transactions..........................  20
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  24
  Financial Statements and Supplementary Data.............................  34
International Technology Corporation......................................  62
  Business................................................................  63
  Properties..............................................................  72
  Legal Proceedings.......................................................  73
  Management..............................................................  73
  Executive Compensation..................................................  75
  Certain Transactions....................................................  82
  Management's Discussion and Analysis of Results of Operations and
   Financial Condition....................................................  85
  Financial Statements and Supplementary Data............................. 103

                                OHM CORPORATION

                                   BUSINESS

OVERVIEW

  OHM Corporation, an Ohio corporation, and its predecessors ("OHM"), is a provider of technology-based, on-site hazardous waste remediation services in the United States. OHM has been in the environmental services business since 1969. OHM has successfully completed approximately 32,000 projects involving contaminated groundwater, soil and facilities.

  OHM provides a wide range of environmental services, primarily to government agencies and to large chemical, petroleum, transportation and industrial companies. OHM has worked for the United States Environmental Protection Agency ("EPA"), the Department of Defense ("DOD") (including the U.S. Army Corps of Engineers ("USACE") and the U.S. Departments of the Air Force, Army and Navy), the Department of Energy ("DOE"), a number of state and local governments and a majority of the Fortune 100 industrial and service companies. In addition to its technology-based, on-site remediation services, OHM also offers a broad range of other services, including site assessment, engineering, remedial design and incidental analytical testing. Service is provided through 25 regional offices, nine mobile laboratories, and approximately 2,700 pieces of mobile treatment and related field equipment.

  Since the disposition by OHM in early 1993 of its interest in OHM Resource Recovery Corp., the operator of a hazardous waste treatment and disposal facility, OHM does not own or operate any hazardous waste disposal sites or other off-site waste treatment or disposal facilities. OHM generally coordinates through licensed subcontractors the transportation and disposal of any hazardous waste which is not remediated on-site.

  On May 30, 1995, pursuant to an Agreement and Plan of Reorganization, OHM, through its wholly-owned subsidiary, OHM Remediation Services Corp. ("OHMR"), acquired (the "Acquisition") in exchange for 9,668,000 shares of Common Stock of OHM, par value $.10 per share ("Common Stock"), substantially all of the assets and certain liabilities of the environmental remediation services business of Rust International Inc. ("Rust"), a majority-owned subsidiary of WMX Technologies, Inc. (n/k/a/ Waste Management, Inc. and referred to herein as "WMX"). In connection with the Acquisition, OHM and WMX entered into a Guaranty Agreement whereby, in exchange for a warrant (the "Warrants") exercisable for five years to purchase 700,000 shares of Common Stock at a price per share of $15.00, WMX agreed, until May 30, 2000, to guarantee indebtedness of OHM in an amount not to exceed $62,000,000 which will increase proportionately up to $75,000,000 upon issuance of shares under the warrant. The Guaranty Agreement and related guarantees will terminate upon consummation of the Merger described below. In addition, OHM entered into a Standstill and Non-competition Agreement (the "Standstill Agreement") with WMX and its affiliates. As contemplated by the Standstill Agreement, three designees of WMX were elected to the Board of Directors of OHM. Key provisions of the Standstill Agreement will terminate upon the occurrence of the Merger described below.

  On June 17, 1997, OHM acquired all of the issued and outstanding capital stock of Beneco Enterprises, Inc., a Utah corporation ("Beneco"), from Bennie Smith, Jr., Robert Newberry and Scott Doxey, for an aggregate purchase price of $14,700,000. The purchase price was payable at closing as follows: (i) $9,700,000 in cash and (ii) unsecured promissory notes in the aggregate principal amount of $5,000,000. OHM has agreed to make an additional payment in the year 2000 contingent upon the achievement of certain operating results and other contractual conditions.

  OHM has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated January 15, 1998, by and among OHM, International Technology Corporation ("Parent") and IT-Ohio, Inc. ("Purchaser"). Pursuant to the Merger Agreement, on February 25, 1998 Purchaser, a wholly owned subsidiary of Parent, completed a tender offer (the "Offer") for 13,933,000 shares of Common Stock (each, a "Share" and collectively, the "Shares") at a price of $11.50 per Share, net to the tendering shareholder in cash. The Offer was described in the Tender Offer Statement on Schedule 14D-1 filed by Purchaser on January 16, 1998 with the Securities and Exchange Commission (the "Commission").

  The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions precedent (including the approval of the Merger Agreement by holders of a majority of the outstanding Shares), Purchaser will merge with and into OHM (the "Merger"), and OHM will be the surviving corporation in the Merger, with the result that OHM will become a wholly owned subsidiary of Parent. Based upon the preliminary results of the Offer and on the number of shares of Common Stock outstanding on February 24, 1998, at the effective time of the Merger, each remaining Share outstanding will be converted into the right to receive approximately 1.077 shares of the common stock of Parent and approximately $2.61 in cash.

  James L. Kirk, Joseph R. Kirk, H. Wayne Huizenga and The Huizenga Family Foundation, all shareholders of OHM, have entered into voting agreements whereby they agree to vote their shares of Common Stock in favor of the Merger.

  Pursuant to the Merger Agreement and the Share Repurchase Agreement, dated as of January 15, 1998 and as amended and restated as of February 11, 1998 and as amended and restated as of February 17, 1998 (the "Repurchase Agreement"), by and among OHM, Parent, WMX, Rust and Rust Remedial Services Holding Company Inc., an affiliate of WMX, OHM repurchased from WMX and its affiliates 2,535,381 Shares for $11.50 per Share, concurrently with the payment for Shares pursuant to the Offer (the "Repurchase"), and WMX and its affiliates tendered 7,111,543 Shares in the Offer. Pursuant to the Repurchase Agreement, WMX and its affiliates also agreed to vote all Shares held by them in favor of the Merger. WMX also agreed to cancel, without payment of any separate consideration, the Warrants and any rights it may have to purchase additional shares of Common Stock.

  OHM also has an approximately 40% interest in NSC Corporation ("NSC"), a provider of asbestos abatement and specialty contracting services. Pursuant to the Merger Agreement, OHM will pay a pro rata distribution (the "NSC Distribution") to holders of record of the Shares as of the close of business on February 24, 1998 of all of the shares of Common Stock, par value $0.01 per share, of NSC held by OHM (the "NSC Shares"). The payment date for the NSC Distribution is March 6, 1998, which is the earliest date on which the NSC Distribution may be paid under OHM's Regulations. It is anticipated that the NSC Distribution will be treated as a pro rata taxable redemption that qualifies as a sale or exchange for tax purposes.

OHM'S ENVIRONMENTAL REMEDIATION SERVICES

  OHM assists its clients by providing comprehensive on-site treatment of toxic materials and hazardous wastes. By applying a broad range of biological, chemical, physical, soil vapor extraction and thermal treatment technologies, OHM performs on-site treatment and remediation services for the control, detoxification, decontamination, and volume reduction of hazardous and toxic material. Accordingly, OHM has designed a wide range of modular mobile treatment equipment, which can be used on-site, either independently or in a system, for removing, detoxifying, reducing the volume of, or stabilizing contaminants. This equipment includes thermal destruction units, dewatering presses, filters, separators, ion exchangers, stripping systems and mobile process equipment which apply various physical, chemical and biological technologies to remediate contaminants. Since 1970, OHM has completed approximately 32,000 projects throughout the United States, cleaning up hazardous wastes, removing toxic chemicals from groundwater and cleaning facilities of contaminants.

  OHM endeavors to offer clients an increasingly broad array of on-site treatment services, either on a planned or emergency basis, from its 25 regional offices located throughout the country. OHM places its emphasis upon planned work because of its more predictable resource requirements, and because of its larger potential market. In 1997, planned projects accounted for approximately 99% of OHM's revenue.

  OHM believes that professional project management is a critical element in limiting the significant risks and potential liabilities involved in environmental remediation projects due to the presence of hazardous and toxic substances. OHM has adopted a number of risk management policies and practices including special employee training and health monitoring programs. OHM's health and safety staff establish a safety plan for each project prior to the initiation of work, monitor compliance with the plan and administer OHM's medical monitoring program to staff involved. OHM believes that it has an excellent overall health and safety record.

  OHM believes that designing, developing and implementing solutions to environmental hazards requires an interdisciplinary approach combining practical field experience with remediation processes and technical skills in fields such as chemistry, microbiology, hydrogeology, fluid mechanics, thermodynamics, and geotechnical, biochemical and process engineering. OHM employs scientific and engineering professionals in the environmental services field who enhance OHM's ability to effectively participate in larger, more technically complex remediation projects.

  OHM has significant experience in the commercialization and practical field application of new and existing technologies for the treatment of hazardous wastes, with emphasis on the further development and application of existing technologies.

GOVERNMENT OUTSOURCING MARKET

  Through OHM's acquisition of Beneco, OHM has entered the government outsourcing market for operations, maintenance and construction at federal facilities. Beneco is a leading provider of project, program and construction management services to the DOD, and state and local government agencies. The Beneco acquisition is the first step to leveraging OHM's core competencies into new, high growth service areas, specifically the outsourcing and privatization trend occurring across federal, state and local levels of government. Through Beneco, OHM may offer a service related business of a recurring nature that is not dependent on regulatory enforcement.

FOCUS ON LARGER PROJECTS AND GOVERNMENT CONTRACTS

  OHM pursues larger projects and term contracts as a method to achieve more predictable revenue, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs. Historically, OHM relied most heavily on private sector remediation projects in the Northeast and Midwest that typically involved planned cleanups of sites that were contaminated in the normal course of manufacturing activity and emergency cleanups of oil or chemical spills. Contract values typically were less than $1 million in size and less than one year in duration. OHM now targets more complex, multi-million dollar, multi-year private sector and government site-specific and term contracts. As a result of its shift in project focus, since the beginning of 1991 OHM has been awarded a large number of multi-million dollar government term contracts which, in some cases, may require several years to complete. Although OHM still performs private sector remediation projects, OHM currently derives a majority of its revenue from government term contracts and these larger projects. Larger site-specific projects impose heightened risks of loss in the event that actual costs are higher than those estimated at the time of bid due to unanticipated problems, inefficient project management, or disputes over the terms and specifications of the contracted performance.

  Since the beginning of 1991, OHM has been awarded a significant number of government term contracts, and several large projects, with potential values ranging from $10 million to $250 million and terms ranging from one to ten years. Such government term contracts typically are performed by completing remediation work under delivery orders, issued by the contracting government entity, for a large number of small-to-medium-sized projects throughout the geographic area covered by the contract. Such government term contracts do not represent commitments with respect to the amount, if any, that will actually be expended pursuant to such contracts, may generally be canceled, delayed or modified at the sole option of the government, and are subject to annual funding limitations and public sector budget constraints. Accordingly, such government contracts represent the potential dollar value that may be expended under such contracts; therefore, no assurance can be provided that such amounts, if any, will be actually spent on any projects, or of the timing thereof.

  For the fiscal year ended December 31, 1997, 79% of OHM's revenue was derived from federal, state and local government contracts. OHM expects that the percentage of its revenue attributable to such government clients will continue to represent a significant portion of its revenue. In addition to its dependence on government contracts, OHM also faces the risks associated with such contracting, which could include substantial civil and criminal fines and penalties. As a result of its government contracting business, OHM is, has been and may in the future be subject to audits and investigations by government agencies. In addition to potential damage to OHM's business reputation, the failure by OHM to comply with the terms of its government contracts could also result in OHM's suspension or debarment from future government contracts for a significant period of time. The fines and penalties which could result from noncompliance with appropriate standards and regulations, or OHM's suspension or debarment, could have a material adverse effect on OHM's business, particularly in light of the increasing importance to OHM of work for various government agencies.

ENVIRONMENTAL CONTRACTOR RISKS

  Although OHM believes that it generally benefits from increased environmental regulations, and from enforcement of those regulations, increased regulation and enforcement also create significant risks for OHM. The assessment, remediation, analysis, handling and management of hazardous or radioactive substances necessarily involve significant risks, including the possibility of damages or injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violation of environmental laws and regulations, and liabilities to customers and to third parties, including governmental agencies, for damages arising from performing services for clients, which could have a material adverse effect on OHM.

  Potential Liabilities Arising Out of Environmental Laws and Regulations. All facets of OHM's business are conducted in the context of a developing and changing statutory and regulatory framework. OHM's operations and services are affected by and subject to regulation by a number of federal agencies, including the EPA, the Occupational Safety and Health Administration ("OSHA"), and in limited occasions, the Nuclear Regulatory Commission, as well as applicable state and local regulatory agencies. For a description of certain applicable laws and regulations, see "Regulation."

  Potential Liabilities Involving Clients and Third Parties. In performing services for its clients, OHM could potentially be liable for breach of contract, personal injury, property damage and negligence, including claims for lack of timely performance and/or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages.

  Environmental contractors, in connection with work performed for clients, also potentially face liabilities to third parties from various claims, including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including through a sudden and accidental release or discharge of contaminants or pollutants during the performance of services, through the inability--despite reasonable care--of a remedial plan to contain or correct an ongoing seepage or release of pollutants, through the inadvertent exacerbation of an existing contamination problem, or through reliance on reports prepared by OHM. Personal injury claims could arise contemporaneously with performance of the work or long after completion of the project as a result of alleged exposure to toxic substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be held strictly liable (i.e., liable for damages regardless of whether its services were performed using reasonable care) on the grounds that such services involved "abnormally dangerous activities."

  Clients frequently attempt to shift various liabilities arising out of remediation of their own environmental problems to contractors through contractual indemnities. Such provisions seek to require OHM to assume liabilities for damage or injury to third parties and property and for environmental fines and penalties. OHM has adopted risk management policies designed to address these problems, but cannot assure their adequacy. In addition, OHM generally coordinates through subcontractors the transportation of any hazardous waste which is not remediated on-site to a licensed hazardous waste disposal or incineration facility.

  Moreover, during the past several years, the EPA and other governmental agencies have constricted significantly the circumstances under which they will indemnify contractors against liabilities incurred in connection with remediation projects undertaken by contractors under contract with such governmental agencies.

DEPENDENCE ON ENVIRONMENTAL REGULATION

  Much of OHM's business is generated either directly or indirectly as a result of federal and state laws, regulations and programs related to environmental issues. Accordingly, a reduction in the number or scope of these laws, regulations and programs, or changes in government policies regarding the funding, implementation or enforcement of such laws, regulations and programs, could have a material adverse effect on OHM's business. See "Regulation."

MARKETS AND CUSTOMERS

  OHM provides its services to a broad base of clients in both the private and government sectors. Its private sector clients include large chemical, petroleum, manufacturing, transportation, real estate, electronics, automotive, aerospace and other industrial companies, as well as engineering and consulting firms. OHM has worked for a majority of the Fortune 100 industrial companies. Historically, the majority of OHM's private sector revenue was derived from projects with values typically less than $1 million in size and less than one year in duration. Revenue from industrial clients for 1997 was $112 million and constituted 21% of OHM's revenue.

  In the government sector, the market for OHM's services primarily consists of federal government agencies. OHM has been a prime contractor to the EPA since 1984 under Emergency Response Cleanup Services ("ERCS") contracts administered under the Superfund Removal Program. In addition, through site specific and term contracts, OHM provides its services to the DOD, including USACE, the U.S. Departments of the Navy, Air Force and Army, at DOE facilities and to state and local governments. Revenue from government agencies in 1997 aggregated $415.1 million and accounted for 79% of revenue, of which the Department of the Navy and the USACE accounted for approximately $158.9 million or 30% and $120.5 million or 23% of revenue, respectively.

SEASONALITY AND FLUCTUATION IN QUARTERLY RESULTS

  The timing of OHM's revenue is dependent on its backlog, contract awards and the performance requirements of each contract. OHM's revenue is also affected by the timing of its clients' planned remediation activities which generally increase during the third and fourth quarters. Because of this change in demand, OHM's quarterly revenue can fluctuate, and revenue for the first and second quarters of each year has historically been lower than for the third and fourth quarters. Although OHM believes that the historical trend in quarterly revenue for the third and fourth quarters of each year are generally higher than the first and second quarters, there can be no assurance that this will occur in future periods. Accordingly, quarterly or interim results should not be considered indicative of results to be expected for any quarter or for the full year.

COMPETITION

  The environmental services industry is highly competitive with numerous companies of various size, geographic presence and capabilities participating. OHM believes that it has approximately a dozen principal competitors in the environmental remediation sector of the environmental services industry and numerous smaller competitors. OHM believes that the principal competitive factors in its business are operational experience, technical proficiency, breadth of services offered, local presence and price. In certain aspects of OHM's environmental remediation business, substantial capital investment is required for equipment. Certain of OHM's competitors have greater financial resources, which could allow for greater investment in equipment and provide better access to bonding and insurance markets to provide the financial assurance instruments which are often required by clients. Additionally, the relatively recent entry of several aerospace and defense contractors, as well as large construction and engineering firms, into the environmental services industry has increased the level of competition. OHM believes that the demand for environmental services is still developing and expanding and, as a result, many small and large firms will continue to be attracted to the industry.

INSURANCE

  OHM maintains a comprehensive liability insurance program that is structured to provide coverage for major and catastrophic losses while essentially self-insuring losses that may occur in the ordinary course of business. OHM contracts with primary and excess insurance carriers and generally retains $250,000 to $500,000 of liability per occurrence through deductible programs, self-insured retentions or through reinsurance provided by a wholly-owned insurance captive which reinsures some of OHM's workers' compensation risks.

  Although OHM believes its insurance program to be appropriate for the management of its risks, its insurance policies may not fully cover risks arising from OHM's operations. Policy coverage exclusions, retaining risks through deductible and self-insured retention programs, or losses in excess of the coverage may cause all or a portion of one or more losses not to be covered by such insurance.

EMPLOYEES

  OHM had approximately 2,800 employees at December 31, 1997. Five employees of OHM were covered by collective bargaining agreements. OHM considers relations with its employees to be satisfactory.

PATENTS

  OHM currently owns two patents covering certain design features of equipment employed in its on-site remediation business. The first relates to a filtration system developed and used by OHM to remove pollutants from flowing creeks and streams and the second, known as a Portable Method for Decontaminating Earth, relates to a decontamination system used by OHM to remove contaminants from the soil through a process, commonly known as soil vapor extraction. OHM utilizes X*TRAX and LT*X to perform thermal desorption services. The X*TRAX and LT*X systems are waste treatment processes that thermally separate organic contaminants from soils or solids with subsequent treatment of the organic vapor stream. Although OHM considers its patents to be important, they are not a material factor in its business.

REGULATION

  The environmental services business, including the remediation services segment of the industry, has benefited from extensive federal and state regulation of environmental matters. On the other hand, OHM's environmental services are also subject to extensive federal and state legislation as well as regulation by the EPA, the OSHA and applicable state and local regulatory agencies. All facets of OHM's business are conducted in the context of a rapidly developing and changing statutory and regulatory framework and an aggressive enforcement and regulatory posture. The full impact of these laws and regulations, and the enforcement thereof, on OHM's business is difficult to predict, principally due to the complexity of the relatively new legislation, new and changing regulations, and the impact of governmental and economic pressures. The assessment, remediation, analysis, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action.

  The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") addresses cleanup of sites at which there has been a release or threatened release of hazardous substances or contaminants, including certain radioactive substances, into the environment. CERCLA assigns liability for costs of cleanup of such sites and for damage to natural resources to any person who, currently or at the time of disposal of a hazardous substance, owned or operated any facility at which hazardous substances were disposed of; and to any person who by agreement or otherwise arranged for disposal or treatment, or arranged with a transporter for transport for disposal or treatment of hazardous substances owned or possessed by such person for disposal or treatment by others; and to any person who accepted hazardous substances for transport to disposal or treatment facilities or sites selected by such persons from which there is a release or threatened release of hazardous substances. CERCLA authorizes the federal government both to clean up these sites itself and to order persons responsible for the situation to do so. In addition, under the authority of Superfund and its implementing regulations, detailed requirements apply to the manner and degree of remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment. CERCLA created the Superfund to be used by the federal government to pay for the cleanup efforts. Where the federal government expends money for remedial activities, it may seek reimbursement from the "potentially responsible parties." CERCLA imposes strict, joint and several retroactive liability upon such parties. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation or disposal of hazardous substances. Several recent court decisions have accepted these claims. Should OHM be held responsible under CERCLA for damages caused while performing services or otherwise, it may be forced to bear such liability by itself, notwithstanding the potential availability of contribution or indemnity from other parties.

  The statutory funding mechanism of CERCLA is comprised of contributions from the general revenue and tax on petrochemical feedstocks. The CERCLA tax expired December 31, 1995. However, an additional $1.5 billion was appropriated for fiscal year 1998 and the authority to use the funds has been extended through September 30, 1998. Additionally, EPA has a large amount of appropriated, unobligated funds which are projected by the Congressional Budget Office to be sufficient for EPA to continue operating at current levels for approximately two years. In addition, under the Administration's current budget proposal, an additional $650 million will become available whether or not Superfund reauthorization legislation has been passed by Congress.

  Bills to reauthorize Superfund have been introduced in both the Senate and the House. Support for environmental programs remains strong in the Executive Branch. President Clinton's fiscal year 1999 budget included increases in funding for all EPA, Department of Defense and Department of Energy environmental programs.

  Despite the priority given by the Administration to reauthorization of Superfund, and the history of Congress never to allow an actual lapse in the tax, the perceived potential for this occurrence adversely impacts the environmental industry due to resultant funding uncertainties. Additional uncertainties arise from significant changes being considered for Superfund, including shifting the current preference for permanent treatment to a wider acceptance of containment and other engineering/institutional controls. This change could lead to smaller volumes of waste being treated on-site, and the potential to qualify for less stringent remedies could cause clients to delay the initiation of remediation projects. However, many of the proposed changes to Superfund are beneficial to the environmental remediation industry, including doubling the dollar amount and time period in which emergency removal actions take place, increasing contractor indemnification protections, streamlining the study phase of the process to accelerate actual remediation, and creating incentives for brownfield cleanups.

  The Resource Conservation and Recovery Act of 1976, as amended in 1984 ("RCRA"), is the principal federal statute governing hazardous waste generation, treatment, storage and disposal. RCRA, or EPA-approved state programs often more stringent, govern waste handling activities involving wastes classified as "hazardous." Under RCRA, liability and stringent operating requirements are imposed on a person who is either a "generator" or "transporter" of hazardous wastes, or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. The EPA has issued regulations under RCRA for hazardous waste generators, transporters and owners and operators of hazardous waste treatment, storage or disposal facilities. These regulations impose detailed operating, inspection, training, emergency preparedness and response standards, and requirements for closure, continuing financial responsibility, manifesting, recordkeeping and reporting. OHM's clients remain responsible by law for the generation or transportation of hazardous wastes or ownership or operation of hazardous waste treatment, storage or disposal facilities. Although OHM does not believe its conduct in performing environmental remediation services would cause it to be considered liable as an owner or operator of a hazardous waste treatment, storage or disposal facility, or a generator or transporter of hazardous wastes under RCRA, RCRA and similar state statutes regulate OHM's practices for the treatment, transportation and other handling of hazardous materials, and substantial fines and penalties may be imposed for any violation of such statutes and the regulations thereunder.

  OHM's services are also utilized by its clients in complying with, and OHM's operations are subject to regulation under, among others, the following federal laws: the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and the Hazardous Materials Transportation Act. In addition, many states have passed Superfund-type legislation and other statutes, regulations and policies to cover more detailed aspects of hazardous materials management.

  OHM, through its on-site treatment capabilities and the use of subcontractors, attempts to minimize its transportation of hazardous substances and wastes. However, there are occasions, especially in connection with its emergency response activities, when OHM does transport hazardous substances and wastes. Such transportation activities are closely regulated by the United States Department of Transportation, the Interstate Commerce Commission, and transportation regulatory bodies in each state. The applicable regulations include licensing requirements, truck safety requirements, weight limitations and, in some areas, rate limitations and operating conditions.

BACKLOG AND POTENTIAL VALUE OF TERM CONTRACTS

  The following table lists at the dates indicated (i) OHM's backlog, defined as the unearned portion of OHM's existing contracts and unfilled orders, and
(ii) OHM's term contracts, defined as the potential value of government term contracts (in thousands):

                                                         DECEMBER 31,
                                               --------------------------------
                                                  1997       1996       1995
                                               ---------- ---------- ----------
   Backlog.................................... $  332,000 $  375,000 $  445,000
   Term contracts.............................  1,509,000  1,401,000  1,531,000
                                               ---------- ---------- ----------
     Total contract backlog................... $1,841,000 $1,776,000 $1,976,000
                                               ========== ========== ==========

  Backlog. In accordance with industry practice, substantially all of OHM's contracts in backlog may be terminated at the convenience of the client. In addition, the amount of OHM's backlog is subject to changes in the scope of services to be provided under any given contract. OHM estimates that approximately 80% of the backlog at December 31, 1997 will be realized within the next year.

  Term Contracts. Term contracts typically are performed by completing remediation work under delivery orders, issued by the contracting government entity, for a large number of small-to-medium-sized projects throughout the geographic area covered by the contract. OHM's government term contracts generally may be canceled, delayed or modified at the sole option of the government, and typically are subject to annual funding limitations and public sector budget constraints. Accordingly, such government contracts represent the potential dollar value that may be expended under such contracts, but there is no assurance that such amounts, if any, will be actually spent on any projects, or of the timing thereof.

NSC INVESTMENT

  NSC is a provider of asbestos-abatement and other specialty contracting services to a broad range of commercial, industrial and institutional clients located throughout the United States. NSC provides asbestos-abatement services through two of its wholly-owned subsidiaries, National Surface Cleaning, Inc. and National Service Cleaning Corp.; demolition and dismantling services through its wholly-owned subsidiary, Olshan Demolishing Management, Inc. ("ODMI"); and specialty coatings application and lead paint-abatement through its wholly-owned subsidiary, NSC Specialty Coatings, Inc. In May 1993, OHM's investment in NSC was reduced from 70% to 40% as a result of NSC's purchase of the asbestos abatement division of The Brand Companies, Inc., an affiliate of WMX, in exchange for its industrial cleaning and maintenance business and the issuance of 4,010,000 shares of NSC common stock. In April 1995, NSC entered into an agreement with Rust under which NSC, through ODMI, assumed the management of Olshan Demolishing Company, a Rust subsidiary specializing in demolition and dismantling, primarily in the industrial market. Rust owns another 40% of NSC and the remaining 20% is publicly held.

  An asbestos-abatement or demolition and dismantling program is focused on meeting the needs of the facility owner or operator to manage properly the financial, regulatory and safety-related risks associated with a demolition or asbestos project. NSC's removal and demolition services require the coordination of several processes: marketing, bidding and contracting, project management, health and safety programs, and the actual asbestos removal or dismantling and demolition. NSC management maintains administrative and operational control over all phases of a project, from estimating and bidding through project completion.

  Although some of NSC's contracts are directly entered into with its clients without a formal bidding process, NSC receives a significant portion of its contracts through a bidding process. The majority of NSC's projects are contracted on a fixed-price basis, while the remainder are contracted either on a time and materials or a unit-price basis. All work is done in accordance with applicable EPA and OSHA regulations and applicable state and local regulations. NSC is also subject to the regulations of the Mine Safety and Health Act when it conducts demolition and dismantling projects at mine locations.

  The market for asbestos abatement services is highly competitive. NSC competes with large asbestos abatement firms, several of which provide services on a regional basis. NSC also competes, to a lesser extent, with smaller local and regional firms. While the demand for asbestos-abatement services has stabilized, demand is still dependent on the fluctuation of national and regional economies and the finite amount of asbestos remaining to be removed, there can be no assurance that such demand will remain steady. Through the diversification into the demolition, specialty coatings and lead paint-abatement markets, NSC is seeking to provide a full range of specialty contracting services to the performance-sensitive customer.

  OHM has historically accounted for its investment in NSC on the equity method. OHM now intends to divest its 40% share of NSC and recorded a write-down of the investment in the second quarter of 1997.

  NSC's Board of Directors declared and NSC paid a cash dividend of $602,000 to OHM for each of the years ended December 31, 1997, 1996 and 1995. While NSC's Board of Directors has not established a policy concerning payment of regular dividends, it has stated its intention to review annually the feasibility of declaring additional dividends depending upon the results of NSC's operations and the financial condition and cash needs of NSC.

  Pursuant to the Merger Agreement, OHM will pay the NSC Distribution of NSC Shares to holders of record of the Shares as of the close of business on February 24, 1998. The payment date for the NSC Distribution is March 6, 1998, which is the earliest date on which the NSC Distribution may be paid under OHM's Regulations. It is anticipated that the NSC Distribution will be treated as a pro rata taxable redemption that qualifies as a sale or exchange for tax purposes.

                                  PROPERTIES

  OHM currently owns property in four states and leases property in 19 states and the District of Columbia. The property owned by OHM includes approximately 26 acres in Findlay, Ohio, upon which are located OHM's 37,500 square foot corporate headquarters, a 39,600 square foot laboratory and technical facility, a 20,000 square foot support services facility, as well as its fabrication, maintenance and remediation service center and training facilities. OHM also owns remediation service centers in Covington, Georgia (approximately ten acres of land and an 8,200 square foot building), Clermont, Florida (approximately five acres of land and a 6,500 square foot building) and Salt Lake City, Utah (approximately one third acre of land and a 6,097 square foot building).

  OHM operates other offices and remediation service centers in the following states: Alaska, Arizona, California, Colorado, the District of Columbia, Florida, Georgia, Hawaii, Illinois, Iowa, Louisiana, Massachusetts, Minnesota, Missouri, New Jersey, New York, Ohio, Pennsylvania, Tennessee, Texas, Utah, Virginia and Washington. All of these offices and service center facilities are leased. Under these leases, OHM is required to pay base rentals, real estate taxes, utilities and other operating expenses. Annual rental payments for the remediation service centers and office properties are approximately $5,000,000.

                               LEGAL PROCEEDINGS

  OHM is currently in litigation in the U.S. District Court for the Western District of New York with Occidental Chemical Corporation ("Occidental") relating to the Durez Inlet Project performed in 1993 and 1994 for Occidental in North Tonawanda, New York. OHM's work was substantially delayed and its costs of performance were substantially increased as a result of conditions at the site which OHM believes were materially different than as represented by Occidental. Occidental's amended complaint seeks $8,806,000 in damages primarily for alleged costs incurred as a result of project delays and added volumes of incinerated waste. OHM's counterclaim seeks an amount in excess of $9,200,000 for damages arising from Occidental's breach of contract, misrepresentation and failure to pay outstanding contract amounts. Management believes that it has established adequate reserves should the resolution of the above matter be lower than the amounts recorded and for other matters in litigation or other claims and disputes.

  OHM is in litigation with General Motors Corp. in the U.S. District Court for the Northern District of New York. GM filed suit in January 1996 alleging that OHM breached a contract between Hughes Environmental systems, Inc.
(HESI), a GM subsidiary, for work in 1994 for the remediation of 22,000 cubic yards of PCB contaminated sediment in the St. Lawrence River in Massena. GM seeks damages for $3.8 million. OHM in turn filed suit against HESI and ERM Northeast, Inc. in U.S. District Court in Northern New York seeing $3.6 million in damages for breach of contract. The GM suit was later consolidated with OHM's suit against HESI and ERM. GM alleges that OHM abandoned the contract through inability to perform while OHM claims that performance was impacted by conditions at the site that were not as represented.

  In addition to the above, OHM is subject to a number of claims and lawsuits in the ordinary course of its business. In the opinion of management, the outcome of these actions, which are not clearly determinable at the present time, are either adequately covered by insurance, or if not insured, will not, in the aggregate, have a material adverse impact upon OHM's consolidated financial position or the results of future operations.

  In the course of OHM's business, there is always risk and uncertainty in pursuing and defending claims, litigation and arbitration proceedings in the course of OHM's remediation business and, notwithstanding the reserves currently established, adverse future results in litigation or other proceedings could have a material adverse impact upon OHM's consolidated future results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS OF OHM

                                 POSITIONS AND OTHER RELATIONSHIPS WITH OHM AND
            NAME            AGE               BUSINESS EXPERIENCE
            ----            ---  ----------------------------------------------
 Herbert A. Getz...........  41 Director and member of the Compensation and
                                 Stock Option Committee. Mr. Getz has been
                                 Senior Vice President of WMX since May 1995
                                 and General Counsel of WMX since August 1992.
                                 Mr. Getz also served as Vice President from
                                 May 1990 to May 1995 and as Secretary of WMX
                                 since January 1988. Mr. Getz served as
                                 Assistant General Counsel from December 1985
                                 until August 1992. Mr. Getz has also held the
                                 offices of Vice President, General Counsel and
                                 Secretary of Waste Management, Inc., a
                                 provider of solid waste management services,
                                 from April 1989 until December 1993, and Vice
                                 President and Secretary of Rust International
                                 Inc. ("Rust"), a provider of engineering,
                                 construction, environmental, infrastructure,
                                 consulting services and other on-site
                                 industrial and related services, from January
                                 1993 to May 1994. He has also served as Vice
                                 President and Secretary of Wheelabrator
                                 Technologies Inc. ("WTI") a provider of
                                 environmental products and services, from July
                                 1995 until January 1997, as well as being the
                                 General Counsel of WTI from November 1990
                                 until May 1993. Mr. Getz is a director of NSC
                                 Corporation.
 Ivan W. Gorr..............  67 Director and Chairman of the Audit Committee
                                 and member of the Compensation and Stock
                                 Option and Executive Committees. Mr. Gorr
                                 retired as Chairman of the Board of Directors
                                 and Chief Executive Officer of Cooper Tire &
                                 Rubber Company of Findlay, Ohio, a
                                 manufacturer of tires and other rubber
                                 products. Mr. Gorr is a director of Amcast
                                 Industrial Corporation, Arvin Industries,
                                 Inc., The Fifth Third Bancorp and Borg-Warner
                                 Automotive.
 Dr. Charles D. Hollister..  60 Director and member of the Audit Committee.
                                 Since 1979, Dr. Hollister has been Senior
                                 Scientist and Vice President of Woods Hole
                                 Oceanographic Institution, Woods Hole,
                                 Massachusetts, a non-profit oceanographic
                                 research institution.
 William P. Hulligan.......  53 Director and member of the Executive Committee.
                                 Mr. Hulligan has served as Executive Vice
                                 President of Waste Management, Inc. since
                                 January 1996. Prior to this position, he was
                                 President of the Midwest Group of Waste
                                 Management, Inc., from March 1993 until
                                 January 1996, and President of the East Group
                                 of Waste Management, Inc. from 1992 until
                                 March 1993. Mr. Hulligan is a director of
                                 National Seal Company and NSC Corporation.
 James L. Kirk(1)..........  47 Chairman of the Board of Directors, President
                                 and Chief Executive Officer and Chairman of
                                 the Executive Committee. Mr. Kirk has been
                                 President and Chief Executive Officer of the
                                 Company since July 1986 and, in addition, was
                                 elected Chairman of the Board in January 1987.
                                 He has served as Chairman of the Board and
                                 President of OHM Remediation Services Corp., a
                                 wholly owned subsidiary of the Company
                                 ("OHMR"), since April 1985. Mr. Kirk is a
                                 founder of OHMR and has served in various
                                 capacities as an officer and director of OHMR.

                               POSITIONS AND OTHER RELATIONSHIPS WITH OHM AND
           NAME           AGE                BUSINESS EXPERIENCE
           ----           ---  ----------------------------------------------
 Joseph R. Kirk(1).......  45 Executive Vice President and Director, positions he has held since July 1986. Mr. Kirk served as
                               Vice Chairman of OHMR from April 1985 until
                               July 1986 and continues to serve as Executive
                               Vice President of OHMR. He is a founder of OHMR
                               and has served in various capacities as an
                               officer and director of OHMR.
 James E. Koenig.........  49 Director and member of the Audit Committee. Mr.
                               Koenig was elected Executive Vice President of
                               WMX and President of Waste Management Shared
                               Services in February 1997. Prior to this
                               position, he was Senior Vice President of WMX
                               from May 1992 until February 1997, Chief
                               Financial Officer of WMX since 1989 and Vice
                               President and Treasurer of WMX since December
                               1986. Mr. Koenig served as Vice President,
                               Chief Financial Officer and Treasurer of WTI
                               from November 1990 to May 1993 and Vice
                               President, Chief Financial Officer and
                               Treasurer of Rust from January 1993 to August
                               1993. Mr. Koenig is a director of National Seal
                               Company, WTI and Waste Management
                               International, plc.
 Richard W. Pogue........  69 Director and member of the Executive Committee.
                               Mr. Pogue is a consultant with Dix & Eaton, a
                               public relations firm. Effective June 30, 1994,
                               Mr. Pogue retired as Senior Partner of the law
                               firm of Jones, Day, Reavis & Pogue, Cleveland,
                               Ohio, of which he had been a partner since
                               1961. Mr. Pogue is also a director of
                               Continental Airlines, Inc., Derlan Industries
                               Limited, M.A., Hanna Company, KeyCorp, LAI
                               Associates, Inc., Rotek Incorporated and TRW
                               Inc.
 Charles W. Schmidt......  68 Director and Chairman of the Compensation and
                               Stock Option Committee and member of the
                               Executive Committee. Mr. Schmidt retired in
                               1991 as Senior Vice President, External Affairs
                               of Raytheon Company, a broadly diversified
                               manufacturer of industrial and consumer
                               products, and was formerly President and Chief
                               Executive Officer of SCA Services, Inc., a
                               company that provided waste management-related
                               services. Mr. Schmidt also serves as a director
                               of the Massachusetts Financial Services Family
                               of Mutual Funds and Mohawk Paper Company.

--------
(1) James L. Kirk and Joseph R. Kirk are brothers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, OHM's directors, executive officers, and any persons holding more than ten percent of OHM's Common Stock are required to report their initial ownership of OHM's Common Stock and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established and OHM is required to disclose in its Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied except that James L. Kirk failed to report a September 26, 1997 sale of 25,900 shares in his September, 1997 Form 4, but did report that sale in an amended Form 4 filed on February 10, 1998, and Pamela K.M. Beall, Vice President, Treasurer and Assistant Secretary and Fred
H. Halvorsen, Vice President, Health and Safety, each filed one late Form 4 reporting an exercise of stock option.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by OHM and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of OHM in 1997, including the Chief Executive Officer of OHM, in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                            COMPENSATION AWARDS
                                                                GRANTED (#)
                                                           ---------------------
                         ANNUAL COMPENSATION               RESTRICTED SECURITIES
                         -------------------- OTHER ANNUAL   STOCK    UNDERLYING  ALL OTHER
        NAME AND              SALARY   BONUS  COMPENSATION   AWARDS    OPTIONS   COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)     ($)      ($)(1)      ($)(2)     (#)(3)      ($)(4)
   ------------------    ---- ------- ------- ------------ ---------- ---------- ------------
James L. Kirk........... 1997 452,830 256,750         0           0    125,000      23,883
 Chairman, President and 1996 376,747       0    44,841     351,750     68,279      17,568
 Chief Executive Officer 1995 330,013       0         0           0     70,000       5,347
Michael A. Szomjassy.... 1997 281,363 155,995         0           0     50,000      41,748
 Vice President,         1996 288,093  25,000         0     150,750     65,275      14,682
 Eastern Operations      1995 256,266       0         0           0     25,000       5,184
Philip V. Petrocelli.... 1997 274,122 125,500         0           0     50,000     110,677
 Vice President,         1996 264,040  65,476         0     143,375    100,489      76,528
 Western Operations      1995 232,513  50,000    50,839      25,000     25,000      19,435
Philip O. Strawbridge... 1997 262,376 119,000         0           0     75,000     109,817
 Vice President and      1996 187,321       0         0     108,875     22,967      47,305
 Chief Financial Officer 1995       0       0         0           0          0           0
Robert J. Blackwell..... 1997 251,708 114,000         0           0     42,000     108,000
 Vice President,
 Marketing and           1996 225,349  28,125    25,505     125,625     66,092      36,621
 Strategic Planning      1995 193,768  30,000         0           0     25,000      29,591

--------
(1) Amounts in 1996 include $37,392 and 0 for financial planning services; $2,126 and $3,377 for country club dues; and $5,323 and $11,845 representing earnings on the contributions made to the retirement deferral accounts in accordance with OHM's Retirement and Incentive Compensation Plan for Messrs. James L. Kirk and Robert J. Blackwell, respectively. Amount in 1996 for Mr. Blackwell includes $7,583 for miscellaneous perquisites and $2,700 for imputed interest. Amount in 1995 for Mr. Petrocelli includes $43,938, $4,466, and $2,435 paid to him for reimbursement of tax costs in connection with the relocation of his principal residence, imputed interest and miscellaneous perquisites, respectively.

(2) Represents 42,000, 18,000, 17,000, 13,000 and 15,000 shares of restricted stock which were granted to Messrs. James L. Kirk, Szomjassy, Petrocelli, Strawbridge and Blackwell, respectively, the value of which was $8.375 per share as of December 31, 1996.

(3) Amounts in 1996 include 69,453, 31,135, and 38,092 stock options which were granted to Messrs. Petrocelli, Szomjassy, and Blackwell, respectively, on May 9, 1996 in exchange for the surrender of previously granted options.

(4) Amounts in 1995 for Messrs. Petrocelli and Blackwell include $14,286 and $25,000, respectively, in loans forgiven by OHM. Amount in 1996 for Mr. Strawbridge includes $47,261 for a relocation expenses. Amount in 1996 for Mr. Petrocelli includes $19,048 for a loan forgiven by OHM. Amounts in 1996 include matching contributions to each individual's Retirement and Incentive Compensation Plan account of $17,568, $14,682, $57,480, and $36,561, on behalf of Messrs. James L. Kirk, Szomjassy, Petrocelli, and Blackwell, respectively. Amounts in 1997 for Messrs. Petrocelli, Strawbridge, and Blackwell include

   $14,285, $10,000 and $20,000, respectively, in loans forgiven by OHM. See "Certain Relationships and Related Transactions--Transactions with Management." Amounts in 1997 include matching contributions to each individual's Retirement and Incentive Compensation Plan account of $22,347, $35,320, $89,165, $92,600, and $79,931; and matching contributions to each individual 401(k) account of $0, $5,712, $6,352, $6,352 and $6,352, on behalf of Messrs. Kirk, Szomjassy, Petrocelli, Strawbridge, and Blackwell, respectively. On December 30, 1997, pursuant to resolutions approved by the Board of Directors, the vested portion of each individual's Retirement and Incentive Compensation Plan account was distributed to Messrs. James L. Kirk, Szomjassy, Petrocelli, Strawbridge, and Blackwell, in the amounts of $109,896, $95,489, $312,464, $123,894, and $257,233, respectively.

STOCK OPTIONS

  The following table sets forth information with respect to grants of options pursuant to OHM's 1986 Stock Option Plan made to the executive officers named in the Summary Compensation Table during the 1997 fiscal year.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                              POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED ANNUAL
                          NUMBER OF                                           RATES OF STOCK PRICE
                         SECURITIES    % OF TOTAL                                 APPRECIATION
                         UNDERLYING  OPTIONS GRANTED EXERCISE OR                 FOR OPTION TERM
                           OPTIONS   TO EMPLOYEES IN BASE PRICE  EXPIRATION -------------------------
          NAME           GRANTED (#)   FISCAL YEAR     ($/SH)       DATE      5% ($)       10% ($)
          ----           ----------- --------------- ----------- ---------- ----------- -------------
James L. Kirk...........   125,000        15.49         8.500     02/12/07  $668,200.54 $1,693,351.36
Philip O. Strawbridge...    75,000         9.29         8.500     02/12/07  $400,920.32 $1,018,010.82
Michael A. Szomjassy....    50,000         6.20         8.500     02/12/07  $267,280.22 $  677,340.55
Robert J. Blackwell.....    42,000         5.20         8.500     02/12/07  $224,515.38 $  568,966.06
Philip V. Petrocelli....    50,000         6.20         8.500     02/12/07  $267,280.22 $  677,340.55

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the executives named in the Summary Compensation Table concerning the exercise of options during the last fiscal year and the value of unexercised options held as of the end of the fiscal year.

                        AGGREGATED OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                      VALUE REALIZED   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                      (MARKET PRICE   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                            SHARES     AT EXERCISE     OPTIONS AT FY-END (#)         AT FY-END ($)
                         ACQUIRED ON  LESS EXERCISE  ------------------------- -------------------------
NAME                     EXERCISE (#)     PRICE)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ -------------- ----------- ------------- ----------- -------------
James L. Kirk...........      --            --         249,070      214,209      21,000       14,000
Michael A. Szomjassy....      --            --         110,558       89,717       7,500        5,000
Philip V. Petrocelli....      --            --          89,901       85,558       7,500        5,000
Philip O. Strawbridge...      --            --          11,992      110,975       1,563        4,688
Robert J. Blackwell.....      --            --          49,530       83,562       7,500        5,000

  Pursuant to the Merger Agreement, each holder of an option to purchase a share of Company Common Stock was required to elect how their options would be treated as a result of the Merger Agreement. Option-holders could elect that each option, whether vested or unvested, exercisable or unexercisable, be converted into the right to receive an amount in cash equal to the excess of $11.50 over the exercise price per share subject to the option, multiplied by the number of shares subject to the option.

  Alternatively, option-holders could elect to receive an option to acquire, on the same terms and conditions as were applicable to the option-holder's existing option, a number of shares of Parent Common Stock equivalent to the number of shares that could have been purchased under the option-holder's option multiplied by 1.394 (rounded up to the nearest whole number of shares of Parent Common Stock).

  The exercise price under the new Parent options would be equal to the exercise price for the shares under the existing Company options divided by
1.394 (rounded up to the nearest whole cent).

  In the case of any Company option to which Section 422 of the Internal Revenue Code of 1986, as amended applied, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option was determined in accordance with the foregoing, subject to such adjustments as were necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code")

RETIREMENT AND INCENTIVE COMPENSATION PLAN

  Effective January 1, 1996, the Board of Directors of OHM adopted the Executive Retirement Plan and subsequently amended it on June 21, 1996 and renamed the plan as the Retirement and Incentive Compensation Plan ("RICP"). The RICP is administered by the Compensation and Stock Option Committee. The principal purpose of the RICP is to allow executive officers to defer current federal income taxation of their compensation and, along with OHM's matching contribution, accumulate moneys towards retirement in the absence of any Company retirement plan, other than OHM's Retirement Saving Plan which severely restricts officer participation due to certain Internal Revenue Service limitations. Pursuant to the terms of the RICP, executive officers may defer up to 50% of their compensation during any year, provided that such executive officer may not defer more than 30% of his or her compensation during any year to such individual's Retirement Deferral Account (as described below). OHM matches 50% of the amounts deferred by the participant and deposited into the Retirement Deferral Account and matches 100% of the amounts deferred by the participant and deposited into the OHM Common Stock Deferral Account. The participant's contribution, plus OHM match, remain unfunded by OHM until paid to the participant at retirement or other termination of employment. Any amounts deferred by the participant and deposited into the Retirement Deferral Account, and Company matching contributions, are credited monthly with interest at the prime rate and are increased yearly by the annual increase in the S&P 500 index if such increase exceeds the interest credited monthly to the participant during the calendar year. Any amounts deferred by the participant and deposited into the OHM Common Stock Deferral Account, and Company matching contributions, are credited monthly in units on the basis of the average of the market value of OHM's Common Stock during the preceding calendar month.

OHM CORPORATION RETIREMENT SAVINGS PLAN

  OHM's Retirement Savings Plan (the "Retirement Plan") was established in 1986. Officers of OHM, together with substantially all full-time salaried employees and certain other employees of OHM and its subsidiaries, are eligible to participate in the Retirement Plan. Participants may make basic contributions of up to a combination of 15% of their compensation, as defined in the Retirement Plan, which qualify for deferred tax treatment under Section 401(k) of the Code. OHM makes matching contributions of 100% of the first two percent of the participant's compensation contributed to the Retirement Plan and 50% of the next four percent of the participant's compensation contributed to the Retirement Plan. Matching contributions are allocated to the accounts of participants in the Retirement Plan who have completed two years of service. OHM also may, in its discretion, make profit sharing contributions to the Retirement Plan which will be allocated to all eligible employees. All participant contributions are invested at the direction of the participant, and all profit sharing contributions are invested at the direction of the Retirement Plan committee. Matching contributions are made in Company stock and, upon allocation to a participant's account, may be reinvested at the direction of the participant. Amounts attributable to OHM's matching contributions vest upon the earlier of (i) the completion of two years of service, or (ii) the participant's death, disability or attaining age 65 while an employee. During 1997, an aggregate of $46,472 was contributed as matching contributions under the Retirement Plan to the accounts of all executive officers as a group. Matching contributions for the five most highly compensated executed officers named are shown above under the heading "Executive Compensation and Other Information, Summary of Cash and Certain Other Compensation." OHM made no profit sharing contributions to the retirement plan during 1997.

DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

  OHM recognizes the importance of attracting and retaining outstanding individuals as directors and of stimulating the active interest of these persons in the development and financial success of OHM. In addition, OHM endorses the position that stock ownership arrangements are beneficial in aligning Directors' and shareholders' interests in the enhancement of shareholder value. The Board of Directors believes that the Directors' Non-Qualified Stock Option Plan (the "Director Option Plan") is a significant factor in furtherance of these objectives and intends, through the Director Option Plan, to increase OHM's profits by providing such persons with opportunities to acquire shares of the Common Stock of OHM on advantageous terms.

  Only Directors who are not employees of OHM and its subsidiaries are eligible to participate in the Director Option Plan. The Director Option Plan provides that the total number of shares that may be sold upon the exercise of stock options shall not exceed 1,000,000 shares of Common Stock. The Director Option Plan is of indefinite duration and will continue in effect until all shares reserved for options thereunder have been sold or until earlier termination of the Director Option Plan.

  The Director Option Plan provides for automatic grants of options to purchase shares of Common Stock of OHM to Directors of OHM who are not employees of OHM or its subsidiaries. Under the Director Option Plan, each person who was an incumbent non-employee Director of OHM received an option to purchase 15,000 shares of Common Stock, as of August 6, 1992, the effective date of the Director Option Plan, provided that the total number of shares each optionee was eligible to receive was reduced by the number of shares of Common Stock subject to prior option grants to such Director. Each person who first becomes a non-employee Director of OHM after the effective date is entitled to receive an option to purchase 15,000 shares of Common Stock as of the date such person first became a non-employee Director. Each person who is a non-employee Director of OHM is entitled to receive an option to purchase 5,000 shares of Common Stock immediately after each of OHM's annual meetings of shareholders. An option is exercisable in full upon six months of continuous service as a non-employee Director. Options granted under the Director Option Plan are options that do not qualify under particular provisions of the Code. The Director Option Plan is administered by employee directors who are not eligible to participate in the Director Option Plan.

DIRECTORS' DEFERRED FEE PLAN

  The Board of Directors has adopted the Directors' Deferred Fee Plan (the "Deferred Fee Plan"), the purpose of which is to help solidify the common interest of Directors and shareholders in enhancing the value of OHM's Common Stock. It is also intended that the Deferred Fee Plan will assist in attracting and retaining qualified individuals to serve as Directors. The Deferred Fee Plan will give those Directors who are not also employees of OHM an opportunity to defer current federal income taxation of all or a portion of their annual retainer and meeting fees payable by OHM for their services as a Director.

  Under the terms of the Deferred Fee Plan, a Director may elect to have his or her Director's fees credited to an account in either cash or units (an accounting unit equal in value to one share of Common Stock). Deferred fees that a Director elects to have credited in cash will be credited to the Director's account as they become payable to the Director. A Director's account to which fees have been credited in cash will earn interest annually at the rate of interest payable on one-year U.S. Treasury Bills or such other rate as the Committee designated by the Deferred Fee Plan may establish. In no event, however, will the rate of interest be more than five percent higher than the rate payable on such U.S. Treasury Bills. Deferred fees payable in units will be credited, together with an amount equal to 10% of such deferred fees, to a Director's account after the end of the fiscal year on the basis of the average of the market values of the Common Stock on the last trading day in each calendar month during the year. Each account to which fees have been credited in units shall be credited annually after the end of each fiscal year with additional units equal in value to the amount of cash dividends paid by OHM during such year on Common Stock equivalent to the average daily balance of units in such account during the year. The maximum number of units that may be granted under the Deferred Fee Plan during its term is 100,000 in the aggregate. The Deferred Fee Plan is administered by a Committee consisting of the Chairman of the Board (provided he is an employee-director) and two Company officers or directors who are employee-directors appointed by the Chairman of the Board.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Gorr, Getz and Schmidt are members of the Compensation and Stock Option Committee of the Board of Directors of OHM. Mr. Getz is employed by WMX, which beneficially owns 37.63% of OHM's Common Stock. WMX and its affiliates and OHM are parties to various agreements, including the Guaranty Agreement, the Warrant Agreement and the Standstill and Non-Competition Agreement discussed below. See "Certain Relationships and Related Transactions."

BOARD COMPENSATION AND STOCK OPTION COMMITTEE REPORT*

  The primary function of the Compensation and Stock Option Committee is to review and approve salaries and other benefits for executive officers of OHM, to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs and to administer OHM's stock option plans and to approve awards of stock options made under OHM's 1986 Stock Option Plan. The Compensation and Stock Option Committee is composed of three Directors, Messrs. Gorr, Getz and Schmidt, who are not executive officers of OHM. Set forth below is a report of Messrs. Gorr, Getz and Schmidt in their capacity as the Board's Compensation and Stock Option Committee addressing OHM's compensation policies for 1996 as they affected Mr. James L. Kirk and the other executive officers of OHM.

  The Compensation and Stock Option Committee's executive compensation policies are designed to provide levels of compensation that integrate pay (considered in connection with grants of stock options under OHM's 1986 Stock Option Plan) with OHM's annual and long-term performance goals, reward individual achievement and attract and retain qualified executives, all in the context of the highly competitive industry in which OHM operates.

  Salaries for executive officers are determined periodically by evaluating the performance of the individuals reviewed and their contributions to the performance of OHM and particular business units, as applicable, their responsibilities, experience, potential and period of service at their current salary. Financial results as well as appropriate non-financial measures are considered. Factors consistent with OHM's overall compensation policy and strategy may also be considered. With respect to executive officers, OHM's Management Incentive Plan provides bonus awards based upon OHM's achievement of certain financial goals, and allows the Committee to grant discretionary bonus awards for exemplary performance or to reward special achievements which impact Company results. In its deliberations, the Committee takes into account the recommendations of appropriate Company officials. See "1996 Management Incentive Plan."

  The Compensation and Stock Option Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value. The granting of stock options pursuant to OHM's 1986 Stock Option Plan is also within the authority of the Compensation and Stock Option Committee. In determining grants of stock options to executive officers, the Compensation and Stock Option Committee has followed policies substantially similar to those described above with respect to compensation. James L. Kirk received grants of stock options covering 68,279 shares of Common Stock in 1996, exercisable in installments
--------
* Note: This information is not incorporated by reference in any prior or future Securities and Exchange Commission filings, directly or by reference to the incorporation of proxy statements of OHM, unless such filing specifically incorporates this information.

over a four-year period. The Compensation and Stock Option Committee considers, in granting such options to Mr. Kirk, the view expressed above that stock ownership by Mr. Kirk beneficially aligns his interests with the interests of OHM's shareholders.

  Mr. James L. Kirk's annual base salary of $450,000.00 was established in February 1997.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly held corporation, such as OHM, from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid for a given federal year to certain executives. Because of OHM's current compensation levels, the Compensation Committee has developed no policies at this time concerning Section 162(m).

IVAN W. GORR                 HERBERT A. GETZ                 CHARLES W. SCHMIDT

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

  OHM provides Robert W. Kirk, a former officer and stockholder of OHM and father of James L. Kirk and Joseph R. Kirk, with a pension arrangement pursuant to which OHM is to make payments of $96,000 per year, subject to further cost of living adjustments, for the remainder of his life and that of his spouse if she survives him. During 1997, OHM made payments totaling $117,955 to Robert W. Kirk under this pension arrangement.

  OHM has entered into a five-year employment agreement with Mr. Joseph Kirk during 1996, pursuant to which he will be entitled to a salary of $250,000 payable in the initial year, and decreasing $25,000 during each of the four succeeding years. Under the agreement, Mr. Kirk is eligible to receive other benefits and perquisites payable to senior employees.

  In the normal course of business, OHM has purchased subcontractor services on certain of its projects from Kirk Brothers Co., Inc. ("KBC") which totaled $1,161,000, $2,265,000 and $615,000 for the years ended December 31, 1997,
1996 and 1995, respectively. The principal shareholders of KBC are directly related to certain officers and directors of OHM.

  During 1997, OHMR paid $471,593 to KBC. This amount represents payments made to KBC for subcontract services.

  OHMR leases a building with approximately 5,400 square feet for a monthly rental of $2,500 on a month-to-month basis from The KDC Company ("KDC"), the principal shareholders of which are James L. Kirk and Joseph R. Kirk. OHMR utilizes the building, located near its headquarters in Findlay, Ohio, for the storage of equipment and inventory and made rental payments to KDC aggregating $20,000 during 1997 under this arrangement.

  OHMR leases office and storage space from Findlay Machine and Tool, Inc. ("FMT"), of which Joseph R. Kirk is the principal shareholder pursuant to a lease. The rate and other terms of the lease were approved by the Board of Directors on November 7, 1995 and amended on March 6, 1996 and August 13, 1996. During 1997, OHMR made payments to FMT totaling $297,860 under the lease.

  In connection with the commencement of his employment, Mr. Philip V. Petrocelli, Vice President, Western Operations, received a $100,000 interest free loan to be forgiven in equal installments on the anniversary date of his employment over seven consecutive years. The balance of the loan becomes due and payable immediately in the event Mr. Petrocelli voluntarily leaves the employment of OHM or is terminated for cause before August 30, 2000. During 1997, $14,286 of the principal balance was forgiven. As of December 31, 1997, the aggregate principal amount outstanding was $38,095.

  In November 1997, OHM entered into an agreement to purchase a new aircraft for use in OHM's business. In connection with such agreement, OHM deposited the sum of $100,000 with the seller of such aircraft. OHM has determined not to complete the purchase of the aircraft. James L. Kirk proposed that an entity in which he has a personal interest assume OHM's obligations under the foregoing purchase agreement and reimburse OHM in the amount of the deposit made.

  OHM has been reimbursed by NSC for certain third party charges paid on NSC's behalf, such as letter of credit fees, insurance and bonding costs and legal fees. The costs charged to NSC for general liability and other insurance coverages were $188,000, $1,774,000 and $981,000 for the years ended December 31, 1997, 1996 and 1995, respectively. In the normal course of business, NSC has provided OHM with subcontract services on certain of its projects for asbestos abatement and industrial maintenance services. The costs for such services were $233,000, $40,000 and $212,000 for the years ended December 31, 1997, 1996 and 1995, respectively. OHM has provided remediation services to NSC in the amount of $121,000 for the year ended December 31, 1996.

TRANSACTIONS WITH SHAREHOLDERS

  In connection with the Reorganization Agreement (the "Reorganization Agreement") entered into in connection with OHM's purchase of Rust Environmental, Inc., OHM and Rust, the parent of Rust Environmental, Inc., entered into certain business agreements. First, Rust agreed that OHM would provide all environmental remediation services under Rust's governmental Total Environmental Restoration Contracts ("TERCs"), and a portion of all fees earned under such contracts.

  In the normal course of business, OHM has provided to WMX and its affiliates certain subcontractor services on remediation and construction projects, the cost of these services, in the aggregate, were $23,664,000, $12,959,000 and $10,242,000 for the years ended December 31, 1997, 1996 and 1995, respectively. OHM has purchased from WMX and its affiliates, hazardous waste disposal services, the cost of these services, in the aggregate, were $6,868,000, $7,536,000 and $6,636,000 for the years ended December 31, 1997,
1996 and 1995, respectively. At December 31, 1997, 1996 and 1995, OHM has $2,831,000, $6,873,000 and $3,871,000 of accounts receivable and $1,385,000,
$968,000 and $806,000 of accounts payable, respectively, recorded related to such activities. In addition to the above, WMX paid $15,000,000 to OHM in 1996, which was related to final payments due under terms of the Reorganization Agreement, as amended March 22, 1996.

  Rust also agreed to maintain, at its cost, certain payment, performance and surety bonds in connection with certain Rust projects acquired in connection with the transaction, and to assist OHM in preparing documents and favorable pricing from Rust and affiliated Company vendors.

THE GUARANTY AGREEMENT

  In connection with the Reorganization Agreement, WMX, the majority stockholder of Rust, and OHM entered into a Guaranty Agreement, which provides that in exchange for a Warrant (described below), WMX guaranteed indebtedness of OHM in an amount not to exceed $62,000,000. The guaranty amount may be increased from time to time, up to an amount not to exceed $75,000,000 in the event the Warrant is, in whole or in part, exercised by WMX or transferred to a third party. On May 31, 1995, WMX guaranteed certain indebtedness under OHM's Revolving Credit Agreement and OHM, in consideration thereof, executed a Reimbursement Agreement in favor of WMX obligating OHM to reimburse WMX for any payments by WMX under the Guaranty. The Guaranty Agreement and related guarantees will terminate upon consummation of the Merger.

THE WARRANT AGREEMENT

  In consideration for the Guaranty, OHM issued a Warrant to WMX which is exercisable, in whole or in part, until May 31, 2000, for an aggregate of 700,000 shares of Common Stock (the "Warrant Shares") at an exercise price of $15.00 per Warrant Share (the "Exercise Price"). The Warrant provides further that the acquisition by WMX of any of the Warrant Shares upon exercise of all or any portion of the Warrant is subject to the ownership limitation on WMX and its affiliates (the "WMX Group") set forth in the Standstill and Non-Competition Agreement (the "Standstill Agreement") described below. The Warrant provides for certain adjustments to the Exercise Price and/or the number of Warrant Shares purchasable upon exercise in the event of a stock combination, stock split, a capital reorganization or reclassification, a merger or consolidation, or a sale or conveyance of all or substantially all of OHM's assets. In connection with the Merger, WMX agreed to cancel without any separate consideration, the Warrant Agreement and any rights it may have to purchase additional Common Stock thereunder effective as of the repayment of OHM's obligations under the Guaranty Agreement.

THE STANDSTILL AND NON-COMPETITION AGREEMENT

  Pursuant to the Reorganization Agreement, OHM, WMX and Rust entered into a Standstill Agreement providing that the WMX Group will not acquire any of OHM's Common Stock or any of OHM's other securities entitled to vote generally for the election of directors ("Voting Securities") other than pursuant to exercise of the Warrant, or in acquisitions, including exercise of the Warrant, that do not result in the aggregate ownership by the WMX Group of more than 40% of OHM's Voting Securities, or such lesser percentage as may exist from time to time as the result of voluntary dispositions by the WMX Group (the "Ownership Limit").

  Pursuant to the Standstill Agreement, no member of the WMX Group shall acquire Voting Securities which would result in the WMX Group owning Voting Securities beyond the Ownership Limit unless the acquisition is (i) made pursuant to an offer for all of OHM's outstanding Voting Securities at the same price, and (ii) is approved by either OHM's independent directors or OHM's shareholders, other than the WMX Group and certain other shareholders, pursuant to the Control Share Acquisition provisions of OHM's Amended and Restated Articles of Incorporation. The Standstill Agreement also provides that if the WMX Group's ownership level falls below 20% of the outstanding Voting Securities, the WMX Group shall have an option to purchase from OHM sufficient Voting Securities at fair market value to raise its ownership to not more than 21% of the outstanding Voting Securities. The WMX Group, pursuant to the Standstill Agreement, agrees, among other things, not to solicit proxies in opposition to any matter recommended by a majority of OHM's directors not representing WMX (the "Non-WMX Directors"), or to solicit a tender offer or business combination.

  As long as the WMX Group owns at least 20% of the Voting Securities, OHM will include as nominees to the Board of Directors a number of WMX Group designees proportionate to the WMX Group's ownership interest (to the lowest corresponding whole directorship). Furthermore, so long as the WMX Group owns at least 20% of the outstanding Voting Securities, WMX shall take all actions in its control to include at least three independent Directors on OHM's Board of Directors. The Standstill Agreement provides that the WMX Group shall vote its Common Stock for OHM's nominees to the Board of Directors selected by a majority of the Non-WMX Directors. The WMX Group shall vote on all other matters (i) in accordance with the recommendations of the majority of the Non-WMX Directors, or (ii) if no recommendation is made, in the same proportion as other shareholders of OHM shall vote.

  Pursuant to the Standstill Agreement, WMX, Rust and their respective wholly-owned subsidiaries (the "WMX Affiliates") have agreed not to engage in the business of providing field services for the on-site remediation of hazardous substances in North America for seven years after the closing except as otherwise provided in the Standstill Agreement. The Standstill Agreement also provides that for so long as the WMX Group owns at least 20% of the outstanding Voting Securities, (i) OHM shall be a preferred provider of certain environmental remediation services to the WMX Affiliates, and (ii) the WMX Affiliates shall be preferred providers of engineering, consulting and design environmental and waste management services to OHM. Also, Rust will provide OHM access to its engineering, consulting, design and project management services personnel on the same terms and conditions as Rust provides them to WMX Affiliates. Additionally, the Standstill Agreement provides that the WMX Affiliates will contract with OHM for $20 million of environmental remediation services prior to December 31, 1996, which was extended to December 31, 1997. Key provisions of the Standstill Agreement will terminate upon the occurrence of the Merger.

  Pursuant to the Merger Agreement and the Repurchase Agreement, OHM repurchased from WMX and its affiliates 2,535,381 Shares for $11.50 per share, concurrently with the payment for Shares pursuant to the Offer (the "Repurchase"), and WMX and its affiliates tendered 7,111,543 Shares in the Offer. Pursuant to the Repurchase Agreement, WMX and its affiliates also agreed to vote all Shares held by them in favor of the Merger. WMX also agreed to cancel, without payment of any separate consideration, the Warrants and any rights it may have to purchase additional shares of Common Stock.

OTHER SERVICES

  In 1997, OHMR received from WMX and its affiliates $23,663,946 for remediation and construction services performed by OHMR. OHMR paid $6,867,570 to WMX and its affiliates for engineering-related and disposal services under the preferred provider provisions of the Standstill Agreement.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

GENERAL

  OHM is a diversified services firm which provides a broad range of outsourced services in two industry segments, environmental remediation and project, program and construction management services, to government and private sector clients located primarily in the United States. The timing of OHM's revenue is dependent on its backlog, contract awards and the performance requirements of each contract. OHM's revenue is also affected by the timing of its clients' planned remediation activities which generally increase during the third and fourth quarters. Because of this change in demand, OHM's quarterly revenue can fluctuate, and revenue for the first and second quarters of each year have historically been lower than for the third and fourth quarters, although there can be no assurance that this will occur in future years. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any quarter or full fiscal year.

  See "Business" for a description of the Merger, the Offer and the NSC Distribution.

  In connection with OHM's entry into the Merger Agreement and by resolution of OHM's Board of Directors, OHM's 1986 Stock Option Plan and OHM's Nonqualified Stock Option Plan for Directors were amended to immediately vest each non-vested stock option issued under such plans and to give each of the option holders the right to cancel their options in exchange for a cash payment equal to the difference between $11.50 per share and the respective exercise price of each option. In addition, OHM's Board of Directors took action to allow holders of the restricted stock issued under OHM's Incentive Stock Plan to tender such stock in the Offer. As a result of the above actions, OHM will incur up to $9,400,000 of compensation expense during the first quarter of 1998 if all of the stock option holders elect to receive the cash payment for their outstanding options.

  The consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction of various conditions, including, without limitation: (i) the approval by the stockholders of Parent for the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, and (ii) the approval of the Merger Agreement and the Merger by the shareholders of OHM. OHM received early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act during January 1998. See "Business-- Overview."

  The accompanying financial statements were prepared assuming OHM would continue operations independently and do not anticipate adjustments which may be required as a result of the Merger. The Merger will be accounted for using the purchase method and as a result may impact the carrying value of certain of OHM's assets and liabilities.

  Effective June 1, 1997, OHM acquired all of the outstanding stock of Beneco Enterprises, Inc. ("Beneco"), a Utah corporation, for an aggregate purchase price of $14,700,000. The purchase price consisted of a $9,700,000 cash payment and $5,000,000 of unsecured promissory notes. OHM has agreed to make an additional payment in the year 2000 contingent upon the achievement of certain operating results and other contractual conditions. Beneco is a provider of project, program and construction management services to the Department of Defense ("DOD") and other government agencies throughout the United States. The acquisition of Beneco has been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of June 1, 1997. OHM's consolidated statements of operations include the results of operations for Beneco since June 1, 1997. See "Note 2 to the Consolidated Financial Statements." Also, see "Note 19 to the Consolidated Financial Statements" for separate segment information pertaining to Beneco beginning with the year ended December 31, 1997.

  On May 30, 1995, OHM completed the acquisition of substantially all of the assets and certain liabilities of the hazardous and nuclear waste remediation service business (the "Division") of Rust in exchange for

9,668,000 shares of Common Stock of OHM, or approximately 37% of the outstanding shares of OHM's Common Stock. In exchange for the Warrants WMX provided OHM with a credit enhancement in the form of guarantees, issued from time to time upon request of OHM, of up to $62,000,000 of OHM's indebtedness, which will increase proportionately up to $75,000,000 upon issuance of shares under the warrant. The acquisition of the Division has been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of May 30, 1995. See "Note 2 to the Consolidated Financial Statements." OHM's consolidated financial statements include the results of operations for the Division since May 30, 1995. See Item 1 and Item 13 for a discussion of the Standstill Agreement.

TWELVE MONTHS ENDED DECEMBER 31, 1997 VS. TWELVE MONTHS ENDED DECEMBER 31,
1996

  Revenue. The following table sets forth OHM's revenue by client type for the twelve months ended December 31, 1997 and 1996 (in thousands, except percentages):

                                                         1997          1996
                                                     ------------  ------------
   Federal, State and Local Government.............. $414,735  79% $426,256  77%
   Industrial.......................................  111,956  21   124,728  23
                                                     -------- ---  -------- ---
     Total Revenue.................................. $526,691 100% $550,984 100%
                                                     ======== ===  ======== ===

  Total revenue for the year ended December 31, 1997, decreased 4% to $526,691,000 from $550,984,000 in 1996. Such decrease in revenue is primarily due to a decrease in environmental remediation revenues of $81,588,000 from government and industrial sector clients, partially offset by revenue of $57,295,000 from Beneco which was acquired effective June 1, 1997 and has been included in the results of operations since such time. OHM derives a substantial portion of its revenue from the government sector and believes that such revenue will continue to be its primary source of revenue for the foreseeable future. See "Business--Backlog and Potential Value of Term Contracts" and "Environmental Matters and Government Contracting" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

  Revenue from government agencies for the twelve months ended December 31, 1997, decreased $11,521,000 or 3% from $426,256,000 in 1996. Revenues from government agencies was negatively impacted by a decline in revenue from OHM's environmental remediation services business, which was offset by the acquisition of Beneco. The environmental remediation business experienced a decrease in revenue from OHM's term contracts with the United States Air Force ("Air Force") and the United States Navy ("Navy"). In addition, OHM has experienced a significant decrease in revenue from its site specific thermal incineration project in Holbrook, Massachusetts with the United States Army Corps of Engineers ("USACE") as the project nears its completion. Such decreases were partially offset by an increase in revenue from OHM's term contracts with the USACE and various state and local governments. OHM expects to continue to receive funding under its federal contracts in the foreseeable future and is experiencing a significant amount of proposal activity for new contracts with the various DOD agencies, as well as the Department of Energy ("DOE"). However, no assurance can be given that OHM will be awarded any new contracts with the DOD or DOE. In addition, reductions by Congress in future environmental remediation budgets of government agencies may have a material adverse impact upon future revenue from such agencies and the funding of OHM's government term contracts included in contract backlog.

  OHM experienced a $12,772,000 or 10% decrease in revenue from industrial clients for the year ended December 31, 1997 as compared to 1996. OHM believes that demand for its services from the industrial sector has been negatively impacted due to anticipated changes in the Superfund law pending its reauthorization as well as current economic conditions in certain industry and geographic sectors. Although OHM cannot predict the impact upon the environmental industry of the failure of Congress to reauthorize the Superfund law, further delays in Superfund reauthorization will continue to have a material adverse impact upon the demand for OHM's services in the form of project delays as clients and potential clients wait for and anticipate changes in these regulations. The result of decreased demand from the industrial sector has increased the competitive pressures on the contracts available for bid from the industrial market. OHM has been very selective in bidding industrial contracts and has established specific minimum criteria on profitability and risk in determining whether or not to compete for any given contract. OHM expects the current market conditions to continue in the industrial sector into the foreseeable future.

  Revenue from the environmental remediation industry segment for the year ended December 31, 1997, decreased 15% to $469,396,000 from $550,984,000 in
1996. The revenue from the project, program, and construction management services industry segment of $57,295,000 is not comparable to 1996 due to the acquisition of Beneco effective June 1, 1997 and the inclusion in OHM's results of operations only since that date. Revenue from government agencies for environmental remediation for the year ended December 31, 1997, decreased 16% to $357,440,000 from $426,256,000 in 1996. OHM's revenue from industrial clients is from the environmental remediation segment as no industrial revenue is provided by the project, program, and construction management services industry segment. Such decreases in total revenue as well as from government and industrial sector clients for the environmental remediation industry segment are explained above.

  Cost of Services and Gross Profit. Cost of services for the year ended December 31, 1997 decreased 5% to $454,556,000 from $478,924,000 in 1996. Cost of services as a percentage of revenue decreased to 86% for the year ended December 31, 1997 from 87% for 1996. Gross profit increased $75,000 to $72,135,000 in 1997 from $72,060,000 in 1996. Gross profit as a percentage of revenue increased to 14% for the year ended December 31, 1997 from 13% in 1996. OHM's cost of services and gross profit during 1997 was favorably impacted by the following: (i) actions taken by OHM to lessen the use of subcontractors on its government cost reimbursable projects as the amount of mark-up OHM receives on subcontractors is minimal, (ii) cost reduction actions taken during the second quarter of 1997 to reduce the indirect cost of services through the consolidation of certain of OHM's operational and laboratory functions, and (iii) the acquisition of Beneco, which contributed $8,853,000 of gross profit (15% as a percent of Beneco's revenue). Such improvements were partially offset by decreased gross profit from competitive market conditions on projects performed for the industrial sector.

  Cost of services for the environmental remediation industry segment for the year ended December 31, 1997, decreased 15% to $406,114,000 from $478,924,000 in 1996. Cost of services as a percentage of revenue was 87% for the environmental remediation industry segment for both years. Cost of services for the project, program, and construction management services industry segment was $48,442,000 or 85% of revenue for the year ended December 31, 1997. Gross profit for the environmental remediation industry segment decreased 12% to $63,282,000 for the year ended December 31, 1997, from $72,060,000 in 1996 and as a percentage of revenue remained the same at 13% for the years ended December 31, 1997, and 1996. Gross profit for the project, program and construction management services industry segment was $8,853,000 or 15% of revenue for the year ended December 31, 1997.

  Claims Settlement Costs and Other. During the second quarter of 1997, OHM settled litigation and received an unfavorable binding arbitration decision that established a need to write-down claims receivable previously recorded by OHM. These actions together with a thorough analysis by management of other claims, litigation and the related receivables and a decision by management to establish reserves for the consolidation of certain laboratory and operational functions resulted in OHM recording a $22,726,000 (net of $15,151,000 income tax benefit), charge during the second quarter of 1997. All of the charge relates to the environmental remediation industry segment.

  The following discussion details the various elements of the charge:

  Separation and Recovery Systems, Inc. ("SRS"). In June 1997, OHM received an unfavorable binding arbitration decision in a dispute between OHM and SRS. SRS's subcontract with OHM to provide thermal desorption treatment services at the Hilton Davis chemical site in Cincinnati, Ohio was terminated by OHM in the second quarter of 1996 due to failure to perform. OHM subsequently attempted to perform the treatment process with the SRS equipment and was unsuccessful. The inability of SRS to perform caused OHM to incur significant expense to complete the required treatment process. OHM's total claim in arbitration against SRS for the resulting expense of failed performance was $18,500,000 and included deferred cost of $9,814,000 recorded by OHM as a receivable from SRS. In addition to not collecting the receivable, the arbitration decision required OHM to pay SRS $2,400,000 in damages for their counterclaim for wrongful termination. OHM also established a loss reserve of $2,800,000 to complete the treatment effort required as a result of the above. Prior to the arbitration decision OHM had concluded that it was not probable that a loss had occurred based on the opinion of counsel, consequently the write-off was taken in the same period that the decision was rendered.

  Citgo Petroleum Corporation ("Citgo"). In June 1997, OHM settled litigation with Citgo and Occidental Oil & Gas (Oxy) relating to a project which was performed by OHM for Citgo at its Lake Charles, Louisiana refinery in 1993 and 1994. This litigation resulted from OHM filing a request for equitable adjustment in April 1994 based on deficient project specifications provided by Citgo, the subsequent lawsuit filed by Citgo in April 1994 and the counterclaims filed by OHM in July 1994. In 1995 Citgo and OHM brought separate actions against Oxy as a third party with previous involvement at the site. Extensive discovery by all parties prior to a scheduled trial in 1997 led to settlement discussions in the second quarter of 1997. Under the terms of the settlement with Citgo and Oxy, OHM received a cash payment of $14,346,000 against outstanding receivables of $22,609,000 resulting in a write-off of accounts receivable of $8,263,000. Prior to accepting the settlement offer, OHM had concluded that it was not probable that a loss had occurred based on the opinion of legal counsel that there existed a reasonable basis to support OHM's claim in litigation. The settlement and resulting write down of accounts receivable occurred after management completed its assessment of the litigation, the determination of the maximum amount of settlement that could be obtained and its review of the disadvantages of continuing litigation which would divert the attention of company management and resources.

  Other Litigation and Accounts Receivable. In addition to the aforementioned disputes, OHM made a decision to resolve other significant legal matters involving outstanding accounts receivable. In June 1997, OHM settled outstanding litigation with B&V Construction, Inc. ("B&V") for $1,550,000 pertaining to a dispute involving subcontracted services at a General Motors project in Flint, Michigan during late 1994. Payment to B&V was made in July 1997. Accounts receivable involving disputes primarily related to two additional contracts were also written down to facilitate settlement. These decisions resulted from management's analysis of the unfavorable SRS arbitration decision and the protracted Citgo litigation and subsequent settlement and concluded that the risk associated with continued pursuit of legal remedies was not acceptable and the further diversion of management's attention to effect favorable outcomes was not appropriate. Prior to that time, OHM had concluded that it was not probable that a loss had occurred based on the opinion of counsel.

  Litigation Costs. As a result of the above discussed legal matters and the significant expense of resolving such matters, OHM has accrued $2,100,000 for the expenses of the litigation such as attorney's fees. This accrual includes costs associated with those matters included in the special charge discussed above including those that expect to be settled. OHM concluded that due to the timing of the settlements discussed above, the related expense of settlement should also be accrued.

  Region Reorganization, Laboratory Closure & Severance. In May 1997, management of OHM made a decision to consolidate certain regional operations, close certain offices and cease commercial laboratory operations. These decisions were made as part of a comprehensive plan completed in the second quarter of 1997 to restructure operations of OHM. Thus, resulting expense was recognized as a special charge at that time. Employees of OHM were notified of the reduction in force at that time and substantially all of the reserve requiring a cash settlement was paid prior to the end of 1997. The components of this special charge were:

                                                                  (IN THOUSANDS)
   Cash items:                                                        $1,500
     Severance...................................................      1,139
     Lease termination and facility closure......................      1,139
     Other.......................................................        388
                                                                      ------
       Subtotal..................................................      3,027
   Non cash items:
     Fixed assets................................................        773
                                                                      ------
                                                                      $3,800
                                                                      ======

  The following table summarizes the detailed components of the charge:

                                                                  TAX     NET
                                                        CHARGE  BENEFIT  LOSS
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
SRS Settlement and Project Loss Accrual................ $15,014 $ 6,006 $ 9,008
Citgo Settlement (Net of $14.3 million)................   8,263   3,305   4,958
Other Litigations and Accounts Receivable..............   8,700   3,480   5,220
Litigation Costs.......................................   2,100     840   1,260
Region Reorganization & Other..........................   3,800   1,520   2,280
                                                        ------- ------- -------
Total Claims Settlement & Other........................ $37,877 $15,151 $22,726
                                                        ======= ======= =======

  Provision for bad debts. OHM's provision for bad debts, excluding items recorded as a part of the claims settlement costs, was $2,900,000 and $5,343,000 for the years ended December 31, 1997 and 1996, respectively. The provision was higher in 1996 primarily due to settlement of rate variances for government cost plus contracts. The provision for bad debts pertains to the environmental remediation industry segment. The provision for bad debts with respect to claims settlements is discussed in Claims Settlement Costs and Other above.

  Selling, General and Administrative Expenses. Selling, general and administrative ("SGA") expenses for the year ended December 31, 1997 decreased 2% to $43,160,000 from $43,907,000 in 1996. SGA expense as a percentage of revenue was 8% for both the years ended December 31, 1997 and 1996. SGA expense was favorably impacted during 1997 by the consolidation of certain operational functions during the second quarter of 1997. During 1997 and 1996, OHM made substantial investments in personnel and systems in support of its government contracts and related compliance issues. Such investments will continue in light of OHM's dependence on federal government contracts.

  SGA expense for the environmental remediation industry segment for the year ended December 31, 1997, decreased 5% to $41,690,000 from $43,907,000 in 1996 and as a percent of revenue increased slightly to 9% for the year ended December 31, 1997, from 8% in 1996. SGA expense for the project, program, and construction management services industry segment was $1,470,000 or 3% of revenue for the year ended December 31, 1997.

  Interest expense. Interest expense, net of investment income, decreased 31% to $4,797,000 for the year ended December 31, 1997 from $6,963,000 for 1996. The decrease in interest expense is a result of a decrease in the average borrowings outstanding under OHM's revolving credit agreement during 1997 when compared to 1996. Such decrease is primarily the result of OHM utilizing lease lines of credit for purchases and financing of certain of its operational equipment as well as improvements made in OHM's cash management procedures and systems which decreased its working capital investment. OHM's average borrowings outstanding was $9,397,000 and $36,159,000 for the year ended December 31, 1997 and 1996, respectively. The average interest rate was 6.9% and 6.2% for the years ended December 31, 1997 and 1996, respectively.

  Equity in Net Earnings of Affiliate. During the second quarter of 1997, OHM wrote down its investment in NSC to the expected net realizable value based on its plans to sell its 40% share of NSC. As a result, OHM recorded a $12,089,000 (net of $2,860,000 income tax benefit) charge to earnings. OHM accounts for the investment in 40% of the outstanding stock of NSC Corporation on the equity method. Although NSC's stock had traded below the per share carrying value of the recorded investment for some time prior to June 1997, OHM believed this decline was temporary because NSC had continued to report net income, positive cash flow from operations, and continued to pay dividends. In the second quarter of 1997, OHM made the decision to sell its investment in NSC. OHM concluded in the second quarter of 1997 that as a result of its decision to sell its investment in NSC, it should record an impairment loss. This loss was calculated to be $14.9 million before tax which represents the difference between OHM's carrying amount of its investment per share ($5.83) and the fair market value per share of NSC's stock on the day that OHM decided to sell ($2.10) times the 4,010,000 shares held by OHM.

  OHM recognized a loss on its share of the equity in net loss of NSC for 1997, primarily during the third and fourth quarters of 1997. Such loss resulted from losses on certain projects, the writedown of certain equipment and the recognition of non-recurring charges by NSC.

  Net (loss) Income. Net loss for the year ended December 31, 1997 was $23,933,000 or $0.88 per share compared to net income of $11,515,000 or $0.43 per share in 1996. The decrease in net income is primarily due to the settlement of claims and the write-down of OHM's investment in NSC, partially offset by other factors discussed above.

TWELVE MONTHS ENDED DECEMBER 31, 1996 VS. TWELVE MONTHS ENDED DECEMBER 31,
1995

  Revenue. The following table sets forth OHM's revenue by client type for the twelve months ended December 31, 1996 and 1995 (in thousands, except percentages):

                                                         1996          1995
                                                     ------------  ------------
   Federal, State, and Local Government............. $426,256  77% $349,052  76%
   Industrial.......................................  124,728  23   108,873  24
                                                     -------- ---  -------- ---
     Total Revenue.................................. $550,984 100% $457,925 100%
                                                     ======== ===  ======== ===

  Total revenue for the year ended December 31, 1996, increased 20% to $550,984,000 from $457,925,000 in 1995. Such improvement resulted primarily from increased revenue from federal government agencies. In addition, revenue from industrial sector clients was favorably impacted by the acquisition of the Division, which was included for a full year in 1996 compared to only seven months of 1995.

  Revenue from government agencies for the twelve months ended December 31, 1996 increased $77,204,000 or 22% from $349,052,000 in 1995. This improvement resulted primarily from an increase in revenue from OHM's term contracts with the Air Force, the USACE, the DOE and the Navy. Such increases were partially offset by a decrease in revenue from state and local governments and the Environmental Protection Agency ("EPA") during 1996. The federal government shutdown during the first quarter of 1996 negatively impacted OHM's revenue from the EPA and delayed delivery orders issued under OHM's existing federal term contracts.

  OHM experienced a $15,855,000 or 15% increase in revenue from industrial clients for the year ended December 31, 1996 as compared to 1995. Such increase is primarily a result of the acquisition of the Division during May 1995. OHM believes that revenue growth from the industrial sector has been negatively impacted due to anticipated changes in the Superfund law pending its reauthorization as well as current economic conditions in certain industry and geographic sectors.

  Cost of Services and Gross Profit. Cost of services for the year ended December 31, 1996 increased 22% to $478,924,000 from $393,149,000 in 1995 primarily due to increased revenue. Cost of services as a percentage of revenue increased to 87% for the year ended December 31, 1996 from 86% for 1995.

  Gross profit increased 11% to $72,060,000 in 1996 from $64,776,000 in 1995.
The increase in gross profit is primarily due to increased revenues. Gross profit as a percentage of revenue decreased to 13% for the year ended December 31, 1996 from 14% in 1995. OHM's gross profit on its fixed-price contracts has been negatively impacted by competitive market conditions and, during the first quarter of 1996, by the severe winter weather in the Midwest and Northeast regions of the country. In addition, OHM has experienced a decrease in the overall gross margin it has received on its government projects as a result of the nature of the projects that have been awarded to OHM under its term contracts which has required an increase in the use of subcontracted services and materials over levels historically experienced. Under the terms of such contracts, OHM receives minimal markups on such subcontracted services and materials.

  Selling, General and Administrative Expenses. SGA expense increased 4% to $43,907,000 from $42,292,000 in 1995. SGA expenses for the year ended December 31, 1995 included a $3,854,000 pre-tax, $2,312,000 after-tax, charge for integration costs related to the acquisition of the Division. The charge was primarily for severance and relocation costs for certain of OHM's personnel and the closing of certain of OHM's offices as a result of combining the operations of the Division and OHM. Without such charge, SGA expenses increased 19% primarily as a result of the acquisition of the Division and the growth in revenue. In addition, OHM has made a substantial investment in personnel and systems in support of its government contracts and related compliance issues. SGA expense as a percent of revenue was 8% for the twelve months ended December 31, 1996 and 1995, exclusive of the integration charge recorded in 1995.

  Interest expense. Interest expense, net of investment income, decreased 27% to $6,963,000 for the year ended December 31, 1996 from $9,564,000 for 1995. The decrease in interest expense was a result of a decrease in the average borrowings outstanding, as well as interest rates charged, under OHM's revolving credit agreement during 1996 compared to 1995. The decrease in interest rates charged under the revolving credit agreement primarily is a result of the WMX guarantee of OHM's debt in exchange for the warrant described above. Upon successful completion of the aforementioned merger with IT-Ohio, Inc., such debt guarantee will be terminated. OHM's average borrowings outstanding was $36,159,000 and $56,549,000 for the year ended December 31, 1996 and 1995, respectively. The average interest rate was 6.2% and 7.6% for the years ended December 31, 1996 and 1995, respectively. Investment income for the twelve months ended December 31, 1995 included income earned on certain outstanding receivables guaranteed by Rust pursuant to the agreement for the acquisition of the Division. Such receivables were paid to OHM on September 30, 1995.

  Equity in Net Earnings of Affiliate. OHM's equity interest in NSC's net earnings increased $461,000 to $748,000 in 1996 from $287,000 in 1995. The twelve months ended December 31, 1995 was negatively impacted by the settlement of claims with certain clients of NSC as well as increases in insurance reserves. NSC has experienced a decrease in revenues from asbestos abatement contracts for the twelve months ended December 31, 1996 compared to 1995. Such decrease in revenue was more than offset by increases in revenue from its specialty contractor services subsidiary, Olshan Demolishing Management, Inc. The asbestos abatement industry in general continues to experience competitive pressures in the marketplace which have negatively impacted the gross margin on NSC's projects.

  Net Income. Net income for the year ended December 31, 1996 was $11,515,000 or $0.43 per share compared to $6,807,000 or $0.30 per share in 1995. The improvement in net income is primarily due to increased revenue, the integration charge recorded during 1995, decreased interest expense as well as the other factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  On May 31, 1995, OHM entered into a $150,000,000 revolving credit agreement with a group of banks (the "Bank Group") to provide letters of credit and cash borrowings. The agreement has a five year term and is scheduled to expire on May 30, 2000. WMX has issued a guarantee of up to $62,000,000 outstanding under the credit agreement in favor of the Bank Group. Upon successful completion of the Merger, such debt guarantee will be terminated. See "Note 2 to the Consolidated Financial Statements." Under the terms of the agreement the entire credit facility can be used for either cash borrowings or letters of credit. Cash borrowings bear interest at either the prime rate plus a percentage up to 0.625% or, at OHM's option, the Eurodollar market rate plus a percentage ranging from 0.325% to 1.625%. The percentage over the prime rate or the Eurodollar market rate is based on the aggregate amount borrowed under the facility, the presence of the guarantee, and OHM's financial performance as measured by an interest coverage ratio and a total funded debt ratio. The agreement provides the participating banks with a security interest in OHM's equipment, inventories, accounts receivables, general intangibles and in OHM's investment in the common stock of NSC as well as OHM's other subsidiaries. The agreement also imposes, among other covenants, a minimum tangible net worth covenant, a restriction on all of OHM's retained earnings including the declaration and payment of cash dividends and a restriction on the ratio of total funded debt to earnings before income taxes, depreciation and amortization. OHM had no cash borrowing under the revolving credit facility at December 31, 1997 and 1996. Aggregate letters of credit outstanding at December 31, 1997 and 1996 were $13,300,000 and $12,223,000, respectively.

  During 1997 and 1996, OHM entered into agreements for the sale and leaseback of certain of OHM's (environmental remediation industry segment) thermal destruction units located at various project sites. Total proceeds from such agreements were $32,450,000 and resulted in a gain of $8,431,000 over the net book value of the equipment at the time of the sale and leaseback. The gain is being amortized over the life of the sale and leaseback agreements, which have maximum terms of four to five years.

  Capital expenditures for the years ended December 31, 1997, 1996, and 1995 were $18,036,000, $23,279,000, and $14,276,000, respectively. OHM's capital expenditures are primarily related to the purchase of heavy construction equipment the fabrication of custom equipment by OHM for the execution of remediation projects and the installation of computer systems and related equipment for the environmental remediation industry segment. Capital expenditures for fiscal year 1998 are expected to range between $10,000,000 and $15,000,000 for the environmental remediation industry segment. OHM's long-term capital expenditure requirements are dependent upon the type and size of future remediation projects awarded to OHM.

  OHM believes that the government sector will continue to be its primary source of revenue for the foreseeable future in light of its contract backlog with federal government agencies for both of OHM's industry segments. Revenue from government agencies historically has required greater working capital, the major component of which is accounts receivable, than revenue from industrial sector clients. In addition, OHM is bidding on a number of large, long-term contract opportunities which, if awarded to OHM, would also increase working capital needs and capital expenditures. OHM believes it will be able to finance its working capital needs and capital expenditures in the short term through a combination of cash flows from operations, borrowing under its revolving credit facility, proceeds from permitted asset sales and other external sources.

  OHM's identified long-term capital needs consist of payments due upon the maturity of OHM's Revolving Credit Facility in 2000 and sinking fund payments which commenced in 1996 of 7.5% of the principal amount as well as payments due upon maturity of its Convertible Debentures in 2006. OHM has purchased and retired $10,736,000 of the outstanding Convertible Debentures during 1995 and 1996, sufficient to meet its annual sinking fund obligations through October 1, 1997, as well as a portion of the sinking fund obligation due October 1, 1998. OHM believes that it will be able to refinance the remaining indebtedness as necessary. See "Note 7 to the Consolidated Financial Statements."

INFLATION

  Historically, inflation has not been a significant factor to OHM or to the cost of its operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statements No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 130 requires separate reporting of certain items, already disclosed by OHM, affecting shareholders' equity outside of those included in arriving at net earnings. Statement No. 131, effective for fiscal 1999, establishes requirements for reporting information about operating segments in annual and interim statements. This statement may require a change in OHM's financial reporting, however, the extent of this change, if any, has not been determined.

DEFERRED TAX ASSETS

  OHM has recorded a valuation allowance for its deferred tax assets, which almost exclusively relate to the environmental remediation industry segment, to the extent that OHM believes such deferred tax assets more likely than not will not be realized. With respect to deferred tax assets for which a valuation allowance has not been established, OHM believes it will realize the benefit of these assets through the reversal of taxable temporary differences and future income. OHM believes that the future taxable income of approximately $67,000,000 necessary to realize the deferred tax assets is more likely than not to occur because of its substantial backlog and term contracts from which OHM has historically realized sufficient margin to produce consolidated net income. The principal uncertainty of realization of the deferred tax assets is OHM's ability to convert its backlog to revenue and margin. See "Business--Backlog and Potential Value of Term Contracts" and "Environmental Matters and Government Contracting" in Management's Discussion and Analysis of Financial Condition and Results of Operations. OHM evaluates the realizability of its deferred tax assets quarterly and assesses the need for any change in the valuation allowance. See "Note 9 to the Consolidated Financial Statements."

IMPACT OF YEAR 2000

  Some of OHM's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as year 1900 rather than the year 2000. This could cause a system failure or miscalculations, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  OHM has completed an assessment and will have to modify or replace portions of its software. OHM believes the cost to modify or replace such software will be minimal and will not have a material adverse impact upon OHM's future results of operations or financial condition.

ENVIRONMENTAL MATTERS AND GOVERNMENT CONTRACTING

  Although OHM believes that it generally benefits from increased environmental regulations and from enforcement of those regulations, increased regulation and enforcement also create significant risks for OHM. The assessment, remediation, analysis, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violations of environmental laws and regulations, and liabilities to customers and to third parties for damages arising from performing services for clients, which could have a material adverse effect on OHM.

  OHM does not believe there are currently any material environmental liabilities which should be recorded or disclosed in its financial statements. OHM anticipates that its compliance with various laws and regulations relating to the protection of the environment will not have a material effect on its capital expenditures, future earnings or competitive position.

  Because of its dependence on government contracts, OHM also faces the risks associated with such contracting, which could include civil and criminal fines and penalties. As a result of its government contracting business, OHM has been, is, and may in the future be subject to audits and investigations by government agencies. The fines and penalties which could result from noncompliance with OHM's government contracts or appropriate standards and regulations, or OHM's suspension or debarment from future government contracting, could have a material adverse effect on OHM's business.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The following index sets forth the location in this Appendix of the Consolidated Financial Statements and supplementary quarterly financial data of OHM and its subsidiaries for the years ended December 31, 1997, 1996 and 1995.

                                                                            PAGE
                                                                            ----
Consolidated Balance Sheets................................................  35
Consolidated Statements of Operations......................................  36
Consolidated Statements of Changes in Shareholders' Equity.................  37
Consolidated Statements of Cash Flows......................................  38
Notes to Consolidated Financial Statements.................................  39
Report of Independent Auditors.............................................  61

                                OHM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS,
                                                                EXCEPT SHARE
                                                                    DATA)
                           ASSETS
                           ------
Current Assets:
 Cash and cash equivalents................................... $ 31,784 $ 14,002
 Accounts receivable.........................................   70,627   85,461
 Costs and estimated earnings on contracts in process in
  excess of billings.........................................   47,774   56,303
 Materials and supply inventory, at cost.....................   13,285   13,899
 Prepaid expenses and other assets...........................   15,111   20,558
 Deferred income taxes.......................................   11,166   10,513
 Refundable income taxes.....................................      259      493
                                                              -------- --------
                                                               190,006  201,229
                                                              -------- --------
Property and Equipment, net..................................   56,610   70,521
Other Noncurrent Assets:
Investment in affiliated company.............................    5,637   23,185
Intangible assets relating to acquired businesses, net.......   46,364   33,534
Deferred debt issuance and financing costs...................    1,114    1,412
Deferred income taxes........................................   15,725    3,563
Other assets.................................................    1,587    3,093
                                                              -------- --------
                                                                70,427   64,787
                                                              -------- --------
  Total Assets............................................... $317,043 $336,537
                                                              ======== ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
 Accounts payable............................................ $ 72,692 $ 69,230
 Billings on contracts in process in excess of costs and
  estimated earnings.........................................    1,530      897
 Accrued compensation and related taxes......................    8,646    6,528
 Federal, state and local taxes..............................       86      150
 Other accrued liabilities...................................   17,769   21,477
 Current notes payable.......................................    5,000      --
 Current portion of noncurrent liabilities...................    3,064    5,321
                                                              -------- --------
                                                               108,787  103,603
                                                              -------- --------
Noncurrent Liabilities:
 Long-term debt..............................................   50,041   52,972
 Deferred gain from sale leaseback of equipment..............    2,890    4,484
 Capital leases..............................................       65       32
 Pension agreement...........................................    1,100      874
                                                              -------- --------
                                                                54,096   58,362
                                                              -------- --------
Commitments and Contingencies                                      --       --
Shareholders' Equity:
 Preferred stock, $10.00 par value, 2,000,000 shares
  authorized; none issued and outstanding....................      --       --
 Common stock, $.10 par value, 50,000,000 shares authorized;
  shares issued: 1997--27,425,046; 1996--26,992,140..........    2,742    2,699
 Additional paid-in capital..................................  142,453  138,989
 Retained earnings...........................................    8,965   32,884
                                                              -------- --------
                                                               154,160  174,572
                                                              -------- --------
  Total Liabilities and Shareholders' Equity................. $317,043 $336,537
                                                              ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                OHM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                        (IN THOUSANDS,
                                                    EXCEPT PER SHARE DATA)
Revenue.........................................  $526,691  $550,984  $457,925
Cost of services................................   454,556   478,924   393,149
                                                  --------  --------  --------
Gross Profit....................................    72,135    72,060    64,776
Claims settlement costs and other, excluding bad
 debts..........................................    15,919       --        --
Provision for bad debts:
  Claims settlement.............................    21,958       --        --
  Other.........................................     2,900     5,343     2,931
Selling, general and administrative expenses....    43,160    43,907    42,292
                                                  --------  --------  --------
Operating (loss) income.........................   (11,802)   22,810    19,553
                                                  --------  --------  --------
Other (income) expenses:
  Investment income.............................      (389)     (124)     (849)
  Interest expense..............................     5,186     7,087    10,413
  Equity in net earnings of affiliate...........     1,997      (748)     (287)
  Write-down of investment in NSC Corporation...    14,949       --        --
  Miscellaneous (income) expenses...............       878      (296)      (72)
                                                  --------  --------  --------
                                                    22,621     5,919     9,205
                                                  --------  --------  --------
(Loss) income before income taxes (benefit).....   (34,423)   16,891    10,348
Income taxes (benefit)..........................   (10,490)    5,376     3,541
                                                  --------  --------  --------
Net (loss) income...............................  $(23,933) $ 11,515  $  6,807
                                                  ========  ========  ========
Net (loss) income per common share..............  $  (0.88) $   0.43  $   0.31
                                                  ========  ========  ========
Weighted-average common shares..................    27,210    26,820    22,211
                                                  ========  ========  ========
Net (loss) income per common share--assuming
 dilution.......................................  $  (0.88) $   0.43  $   0.30
                                                  ========  ========  ========
Adjusted weighted-average common shares--
 assuming dilution..............................    27,210    26,840    22,413
                                                  ========  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                OHM CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK
                          ----------------- ADDITIONAL           CUMULATIVE
                          NUMBER OF          PAID-IN   RETAINED  TRANSLATION TREASURY
                            SHARES   AMOUNT  CAPITAL   EARNINGS  ADJUSTMENTS  STOCK
                          ---------- ------ ---------- --------  ----------- --------
Balance at January 1,
 1995...................  15,848,089 $1,584  $ 63,294  $14,656      $(58)    $(2,556)
Proceeds from sale of
 1,000,000 shares common
 stock, less issuance
 expenses of $25,000....   1,000,000    100     9,875
Shares issued for the
 acquisition of the
 Division...............   9,668,000    967    61,149
Issuance of common stock
 warrants...............                        1,372
Stock options exercised,
 211,624 shares reissued
 from treasury..........                         (861)                         2,556
Shares issued for stock
 options................      37,921      4       776
Shares issued for 401(k)
 plan funding...........      93,067      9       823
Deferred translation
 adjustments............                                              (5)
Net income..............                                 6,807
                          ---------- ------  --------  -------      ----     -------
Balance at December 31,
 1995...................  26,647,077  2,664   136,428   21,463       (63)        --
Shares issued for 401(k)
 plan funding...........     345,063     35     2,561
Deferred translation
 adjustments............                                             (31)
Net income..............                                11,515
                          ---------- ------  --------  -------      ----     -------
Balance at December 31,
 1996...................  26,992,140  2,699   138,989   32,978       (94)        --
Shares issued for 401(k)
 plan funding...........     326,711     32     2,658
Shares issued for stock
 options................     106,195     11       806
Deferred translation
 adjustments............                                              14
Net income (loss).......                               (23,933)
                          ---------- ------  --------  -------      ----     -------
Balance at December 31,
 1997...................  27,425,046 $2,742  $142,453  $ 9,045      $(80)    $   --
                          ========== ======  ========  =======      ====     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                OHM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income............................... $(23,933) $ 11,515  $  6,807
 Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:
   Depreciation and amortization.................   13,131    19,963    10,652
   Deferred income taxes.........................  (10,490)    5,335     3,483
   (Gain) loss on sale of property and
    equipment....................................   (1,705)     (206)      423
   Equity in net loss (earnings) of affiliate,
    net of dividends received....................    2,599      (147)      314
   Writedown of investment in affiliated
    company......................................   14,949       --        --
   Deferred translation adjustments and other....     (568)   (1,305)   (1,881)
 Changes in current assets and liabilities:
   Accounts receivable...........................   19,034    13,622    10,049
   Costs and estimated earnings on contracts in
    process in excess of billings................    8,529    11,972   (10,278)
   Materials and supply inventory................      614    (2,068)   (1,732)
   Prepaid expenses and other assets.............    6,324    (8,125)     (206)
   Refundable income taxes and other.............      234       (92)     (196)
   Accounts payable..............................   (1,864)    2,949     3,907
   Billings on contracts in process in excess of
    costs and estimated earnings.................      633      (490)   (1,019)
   Accrued compensation and related taxes........    1,638      (512)      476
   Federal, state and local income taxes.........      (64)      (50)       98
   Other accrued liabilities.....................   (7,504)  (11,286)   (4,416)
                                                  --------  --------  --------
     Net cash flows provided by operating
      activities.................................   24,696    44,407    19,397
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.............  (18,036)  (23,279)  (14,276)
 Proceeds from sale of property and equipment....    1,908     4,612     3,813
 Proceeds from sale and leaseback of equipment...   21,800    12,850       --
 Cash (used) acquired from purchase of business,
  net of acquisition costs.......................   (7,092)      --     13,527
 Decrease (increase) in receivable from
  affiliated company.............................      --     15,000    (6,695)
 Increase in other noncurrent assets.............   (1,090)   (1,140)     (589)
                                                  --------  --------  --------
     Net cash (used in) provided by investing
      activities.................................   (2,510)    8,043    (4,220)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in long-term debt......................        8       204     2,209
 Payments on long-term debt and capital leases...   (7,802)  (10,230)   (8,691)
 Proceeds from borrowing under revolving credit
  agreement......................................  187,554   202,300   159,900
 Payments on revolving credit agreement.......... (187,554) (244,400) (175,500)
 Proceeds from private placement of common
  stock..........................................      --        --      9,975
 Common Stock issued for 401(k) funding and
  stock options..................................    3,507     2,597     1,612
 Payments on pension agreement...................     (117)     (124)     (102)
 Reissuance of treasury stock....................      --        --      1,695
                                                  --------  --------  --------
     Net cash (used in) financing activities.....   (4,404)  (49,653)   (8,902)
                                                  --------  --------  --------
     Net increase in cash and cash equivalents...   17,782     2,797     6,275
Cash and cash equivalents at beginning of year...   14,002    11,205     4,930
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $ 31,784  $ 14,002  $ 11,205
                                                  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                OHM CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation. The accompanying consolidated financial statements include the accounts of OHM Corporation (the "Company") and its subsidiaries. OHM's investment in 40% of the outstanding common stock of NSC Corporation ("NSC") is carried on the equity basis. See "Note 17--Special Charges" and "Note 20--Subsequent Events" regarding disposition of the NSC investment. All material intercompany transactions and balances among the consolidated group have been eliminated in consolidation.

  The 1997 financial statements have been restated to continue to apply the equity method of accounting for its investment in NSC. OHM previously had concluded in the second quarter of 1997 that it no longer had the ability to exercise significant influence over the operating and financial policies of NSC after OHM announced its intention to sell its investment in NSC. As a result, OHM wrote down its investment in NSC to its fair value (see "Note 17-- Special Charges"), discontinued reporting its share of NSC's profits and losses in OHM's results of operations in accordance with the equity method of accounting, and because of the change in circumstances started accounting for its investment in NSC under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Based on discussions with the SEC staff, OHM concluded that it should continue to apply the equity method of accounting for its investment in NSC. The effect of this restatement was to decrease 1997 net income by $2,736,000 or $0.10 per share.

  Recent Accounting Pronouncements. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statements No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 130 requires separate reporting of certain items, already disclosed by OHM, affecting shareholders' equity outside of those included in arriving at net earnings. Statement No. 131, effective for fiscal 1999, establishes requirements for reporting information about operating segments in annual and interim statements. This statement may require a change in OHM's financial reporting, however, the extent of this change, if any, has not been determined.

  Use of Estimates. The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

  Risks and Uncertainties. OHM provides a broad range of environmental and hazardous waste remediation services to its clients located primarily in the United States. The assessment, remediation, analysis, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violations of environmental laws and regulations, and liability to customers and to third parties for damages arising from performing services for clients, which could have a material adverse effect on OHM. Although OHM believes that it generally benefits from increased environmental regulations, and from enforcement of those regulations, increased regulation and enforcement also create significant risks for OHM.

  OHM does not believe there are currently any material environmental liabilities which should be recorded or disclosed in its financial statements. OHM anticipates that its compliance with various laws and regulations relating to the protection of the environment will not have a material effect on its capital expenditures, future earnings or competitive position.

                                OHM CORPORATION

  OHM's revenue from government agencies accounted for 79%, 77% and 76% of revenue for the years ended December 31, 1997, 1996 and 1995, respectively. Because of its dependence on government contracts, OHM also faces the risks associated with such contracting, which could include civil and criminal fines and penalties. As a result of its government contracting business, OHM has been, is and may in the future be subject to audits and investigations by government agencies. The fines and penalties which could result from noncompliance with OHM's government contracts or appropriate standards and regulations, or OHM's suspension or debarment from future government contracting, could have a material adverse effect on OHM's business. The dependence on government contracts will also continue to subject OHM to significant financial risk and an uncertain business environment caused by any federal budget reductions.

  In addition to the above, there are other risks and uncertainties that involve the use of estimates in the preparation of OHM's consolidated financial statements. See "Note 2--Acquisitions" and "Note 15--Litigation and Contingencies."

  Stock-Based Compensation. OHM grants stock options for a fixed number of shares to employees and members of the Board of Directors with an exercise price equal to the fair value of the shares at the date of grant. OHM accounts for stock compensation arrangements in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and accordingly, recognizes no compensation expense for the stock compensation arrangements. OHM has no intention of changing this accounting practice. The pro forma information regarding net income and earnings per share as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") is disclosed in "Note 13--Stock Option Plan."

  Revenue and Cost Recognition. OHM primarily derives its revenue from providing environmental services under cost plus fee, time and materials, fixed price and unit price contracts. OHM records revenue and related income from its contracts in process using the percentage-of-completion method of accounting based on the costs incurred relative to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. For the year ended December 31, 1997, OHM recorded a loss of $15,014,000 on its contract at the Hilton-Davis project in Cincinnati, Ohio. See "Note 17--Special Charges" for further discussion of the nature and timing of the loss recorded. Changes in project performance, project conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated. Back charges to subcontractors are recorded as receivables to the extent considered collectible. Contract costs include all direct labor, material, per diem, subcontract and other direct and indirect project costs related to contract performance. Certain precontract costs are capitalized and deferred to be amortized on a straight line basis over the life of the contract by OHM when OHM concludes that their recoverability from the contract to which they relate is probable. Revenue derived from non-contract activities is recorded when the services are performed.

  Property and Equipment. Property and equipment are carried at cost and include expenditures which substantially increase the useful lives of the assets. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation and amortization, including amortization of assets under capital leases, are provided on a specific item basis net of salvage value over the estimated useful lives of the respective assets, using the straight-line method.

  Capitalized Interest. Interest expense incurred on capital expenditures for assets constructed by OHM is capitalized and is included in the cost of such assets. Total interest expense incurred by OHM was $6,104,000, $8,085,000 and $11,205,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Total interest capitalized was $918,000, $998,000 and $792,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                                OHM CORPORATION

  Intangible Assets. Intangible assets consist principally of goodwill and other intangible assets resulting primarily from acquisitions accounted for using the purchase method of accounting. Goodwill and other intangible assets are recorded at the amounts and amortized using the straight-line method over the lives set forth in the following table:

                                                     DECEMBER 31,
                                                    ---------------
                                                     1997    1996   USEFUL LIVES
                                                    ------- ------- ------------
                                                    (IN THOUSANDS)
   Goodwill........................................ $45,655 $33,498   40 Years
   Proprietary processes...........................       0      36   10 Years
   Assembled workforce.............................     397       0    7 Years
   Trade name......................................     311       0    5 Years
                                                    ------- -------
                                                    $46,363 $33,534
                                                    ======= =======

  The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, OHM's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows. The accumulated amortization of intangible assets, including goodwill, relating to acquired businesses, was $3,061,000 and $1,938,000 at December 31, 1997 and 1996, respectively.

  Insurance Programs. OHM maintains a comprehensive liability insurance program that is structured to provide coverage for major and catastrophic losses while essentially self-insuring losses that may occur in the ordinary course of business. OHM contracts with primary and excess insurance carriers and generally retains $250,000 to $500,000 of liability per occurrence through deductible programs, self-insured retentions or through reinsurance provided by a wholly-owned insurance captive which reinsures some of OHM's workers' compensation risks. Provisions for losses expected under these programs are recorded based upon OHM's estimates of the aggregate liability for claims incurred, including claims incurred but not reported. Such estimates utilize certain actuarial assumptions followed in the industry. OHM incurred expense of $5,659,000, $6,949,000 and $4,047,000 for each of the years ended December 31, 1997, 1996 and 1995 respectively.

  Legal Expenses. OHM regularly reviews known litigation matters with counsel and makes a reasonable estimate of its exposure to not only the impact of settlements, but also the related expenses, such as attorney's fees. OHM accrues such cost as necessary based on this analysis.

  Income Taxes. OHM accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Statement of Cash Flows. OHM considers all short-term deposits and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash paid for income taxes for the years ended December 31, 1997, 1996 and 1995 was $603,000, $482,000 and $986,000,
respectively. Cash paid for interest was $6,159,000, $8,137,000 and $10,937,000 for each of the years ended December 31, 1997, 1996 and 1995, respectively.

  With respect to non-cash investing and financing activities, OHM acquired $2,564,000, $1,870,000 and $29,000 of fixed assets under financial obligations for the years ended December 31, 1997, 1996 and 1995,

                                OHM CORPORATION
respectively. In addition, OHM issued $5,000,000 of unsecured promissory notes in connection with an acquisition in fiscal 1997 and 9,668,000 shares of its common stock in fiscal 1995 for an acquisition. See Note 2--Acquisitions.

  Net Income (Loss) Per Share. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which was required to be adopted on December 31, 1997. OHM has changed the method used to compute earnings per share and restated all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options is excluded. Shares of common stock issuable upon conversion of the 8% Convertible Subordinated Debentures due 2006 were antidilutive in each of the years presented; therefore, they were excluded from the calculation of net income per share. See Note 11--Earnings Per Share.

  Reclassification. Certain amounts presented for the years ended December 31, 1996 and 1995 have been reclassified to conform to the 1997 presentation.

NOTE 2--ACQUISITIONS

  Effective June 1, 1997, OHM acquired all of the outstanding stock of Beneco Enterprises, Inc., a Utah corporation (Beneco), for an aggregate purchase price of $14,700,000. The purchase price was paid as follows: (i) $9,700,000 (excluding the $2,608,000 of cash acquired as part of Beneco--net cash paid $7,092,000) in cash and (ii) unsecured promissory notes in the aggregate of $5,000,000, bearing interest at 7.25%, due and payable June 17, 1998. OHM has agreed to make an additional payment in the year 2000 contingent upon the achievement of certain operating results and other contractual conditions. Beneco is a provider of project, program and construction management services to the Department of Defense and other government agencies throughout the United States.

  The estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition of Beneco are as follows (in thousands):

   Current assets....................................................... $8,208
   Property and equipment...............................................    615
   Goodwill............................................................. 13,179
   Other intangibles....................................................    774
   Current liabilities..................................................  8,024

  On May 30, 1995, OHM completed the acquisition of substantially all of the assets and certain liabilities of the hazardous and nuclear waste remediation service business (the Division) of Rust International Inc. (Rust) in exchange for 9,668,000 shares of common stock of OHM, or approximately 37% of the outstanding shares of OHM's common stock. Such shares issued to Rust are subject to a number of restrictions set forth in a Standstill and Non-competition Agreement that was entered into pursuant to the Agreement and Plan of Reorganization dated December 5, 1994, as amended (the Reorganization Agreement), among OHM, Rust and certain of their subsidiaries. In addition to the net assets of the Division, OHM received $16,636,000 in cash pursuant to provisions of the Reorganization Agreement that provided for an adjustment based on the average per share price of OHM's common stock for a 20 trading day period prior to closing. Also, under terms of the Reorganization Agreement, as amended on March 22, 1996, OHM received an additional $15,000,000 on March 25, 1996, which reduced goodwill. For purposes of calculating the consideration given by OHM for the Division, such 20 trading day average per share price of $11.25 was used, adjusted to reflect a 40% discount for the restricted nature of the common stock issued. Consideration for the Division aggregated $65,259,000, which includes $3,143,000 of direct costs related to the acquisition.

                                OHM CORPORATION

  In exchange for a warrant to purchase up to 700,000 shares of OHM's common stock at an exercise price of $15.00 per share during the five years following the closing date, Rust's parent company, WMX Technologies, Inc. ("WMX"), will provide OHM with a credit enhancement in the form of guarantees, issued from time to time upon request of OHM, of up to $62,000,000 of OHM's indebtedness, which will increase proportionately up to $75,000,000 upon issuance of shares under the warrant. See "Note 19--Subsequent Events".

  The acquisitions of Beneco and the Division have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of June 1, 1997 for Beneco and May 30, 1995 for the Division. OHM's consolidated financial statements for the twelve months ended December 31, 1997 include the results of Beneco since June 1, 1997. The following table sets forth the unaudited combined pro forma results of operations of OHM for the twelve months ended December 31, 1997 and 1996, giving effect to the acquisition of Beneco as if such acquisition had occurred on January 1, 1996. OHM's consolidated financial statements also include the results of operations for the Division since May 30, 1995. The following table sets forth the unaudited combined pro forma results of operations for the year ended December 31, 1995 giving effect to the acquisition of the Division as if such acquisition had occurred on January 1, 1995.

                                          PRO FORMA YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                            1997          1996         1995
                                        ------------  ------------ ------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Revenue............................. $    555,271  $    622,814 $    520,465
   Net income (loss)...................      (24,895)       13,050        8,142
   Net income (loss) per share......... $      (0.92) $       0.49 $       0.31

  The combined pro forma results of operations for the years ended December 31, 1997, 1996 and 1995 are based upon certain assumptions and estimates which OHM believes are reasonable. The combined pro forma results of operations may not be indicative of the operating results that actually would have been reported had the transactions been consummated on January 1, 1996 for Beneco and January 1, 1995 for the Division, nor are they necessarily indicative of results which will be reported in the future.

NOTE 3--ACCOUNTS RECEIVABLE AND COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROCESS

  Accounts receivable are summarized as follows:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
   Accounts billed and due currently........................ $ 43,982  $ 45,573
   Unbilled receivables.....................................   37,827    59,649
   Retainage................................................    4,265     5,167
                                                               86,074   110,389
   Allowance for uncollectible accounts.....................  (15,447)  (24,928)
                                                             $ 70,627  $ 85,461
                                                             --------  --------

                                OHM CORPORATION

  The consolidated balance sheets include the following amounts:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                             (IN THOUSANDS)
   Costs incurred on contracts in process.................  $306,314  $442,923
   Estimated earnings.....................................    63,128    90,442
                                                            --------  --------
                                                             369,442   533,365
   Less billings to date..................................  (323,198) (477,959)
                                                            --------  --------
                                                            $ 46,244  $ 55,406
                                                            ========  ========
   Costs and estimated earnings on contracts in process in
    excess of billings....................................  $ 47,774  $ 56,303
   Billings on contracts in process in excess of costs and
    estimated earnings....................................    (1,530)     (897)
                                                            --------  --------
                                                             $46,244  $ 55,406
                                                            --------  --------

  Unbilled receivables and costs and estimated earnings on contracts in process typically represent: (i) amounts earned under OHM's contracts but not yet billable to clients according to contract terms, which usually consider passage of time, achievement of certain project milestones or completion of the project; and (ii) amounts equal to contract costs attributable to claims included in revenue. In addition, unbilled receivables and costs and estimated earnings on contracts in process include amounts relating to contracts with federal government agencies which require services performed by OHM's subcontractors to be paid prior to billing. OHM reasonably expects to collect the accounts receivable and the costs and estimated earnings on contracts in process in excess of billings net of the allowance for uncollectible accounts within one year. Amounts subject to uncertainty include certain claims and other similar items for which an allowance for uncollectible accounts has been established. See "Note 15--Litigation and Contingencies" and "Note 17--Special Charges" for further discussion of principal items comprising the allowance.

  OHM provides a broad range of environmental and hazardous waste remediation services to industrial, federal government agencies, and state and local government agencies located primarily in the United States and Canada. OHM's industrial, federal government, and state and local government clients constituted 38%, 58%, and 4%, respectively, of total accounts receivable and costs and estimated earnings on contracts in process at December 31, 1997.

NOTE 4--PROPERTY AND EQUIPMENT

                                                 DECEMBER 31,
                                                ----------------
                                                 1997     1996    USEFUL LIVES
                                                -------  -------  ------------
                                                (IN THOUSANDS)
   Land........................................ $   284  $   257          --
   Buildings and improvements..................  21,798   21,698   1-40 Years
   Machinery and equipment.....................  72,326   89,831   3-15 Years
   Construction in progress....................   1,823    8,385          --
                                                -------  -------
                                                 96,231  120,171
   Less accumulated depreciation and
    amortization............................... (39,621) (49,650)
                                                -------  -------
                                                $56,610  $70,521
                                                -------  -------

                                OHM CORPORATION

NOTE 5--INVESTMENT IN AFFILIATED COMPANY

  The combined summarized financial information of OHM's 40% owned asbestos abatement and specialty contracting subsidiary, NSC, is set forth below:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
   Current assets.............................................. $34,906 $41,123
   Noncurrent assets...........................................  39,583  44,102
   Total assets................................................  74,489  85,225
   Current liabilities.........................................  18,080  19,969
   Noncurrent liabilities......................................   5,253   7,610

                                                     YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1997      1996     1995
                                                    --------  -------- --------
                                                          (IN THOUSANDS)
   Revenue......................................... $115,955  $129,043 $124,529
   Gross profit....................................   11,027    22,589   19,447
   Operating (loss) income.........................   (7,785)    4,361    1,859
   Net (loss) income...............................   (4,994)    1,861      715
   Company's interest in net (loss) income.........   (1,997)      748      287

  During the second quarter of 1997, OHM wrote down its investment in NSC to the expected net realizable value based on its plans to sell its 40% share of NSC. As a result, OHM recorded a $12,089,000 (net of $2,860,000 income tax benefit) charge to earnings. OHM accounts for the investment in 40% of the outstanding stock of NSC Corporation on the equity method. Although NSC's stock had traded below the per share carrying value of the recorded investment for some time prior to June 1997, OHM believed this decline was temporary because NSC had continued to report net income, positive cash flow from operations, and continued to pay dividends. In the second quarter of 1997, OHM made the decision to sell its investment in NSC. OHM concluded in the second quarter of 1997 that as a result of its decision to sell its investment in NSC, it should record an impairment loss. This loss was calculated to be $14.9 million before tax which represents the difference between OHM's carrying amount of its investment per share ($5.83) and the fair market value per share of NSC's stock on the day that OHM decided to sell ($2.10) times the 4,010,000 shares held by OHM. See "Note 20--Subsequent Events". OHM received cash dividends from NSC aggregating $602,000 for each of the years ended December 31, 1997, 1996, and 1995.

NOTE 6--OTHER ACCRUED LIABILITIES

  Other accrued liabilities are summarized as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
   Reserve for loss projects................................... $ 4,328 $ 5,839
   Reserve for legal settlements...............................   2,694   5,490
   Reserve for self-insurance..................................   4,360   4,212
   Accrued insurance...........................................   2,411   2,601
   Other.......................................................   3,976   3,335
                                                                ------- -------
                                                                $17,769 $21,477
                                                                ======= =======

                                OHM CORPORATION

NOTE 7--LONG-TERM DEBT

  The long-term debt of OHM is summarized below:

                                                             DECEMBER 31,
                                                            ----------------
                                                             1997     1996
                                                            -------  -------
                                                            (IN THOUSANDS)
   8% Convertible Subordinated Debentures due October 1,
    2006................................................... $46,764  $46,764
   Notes payable to financial institutions.................   2,806    8,434
   Notes payable...........................................   3,494    3,066
                                                            -------  -------
                                                             53,064   58,264
   Less current portion....................................  (3,023)  (5,292)
                                                            -------  -------
                                                            $50,041  $52,972
                                                            =======  =======

  The convertible subordinated debentures are convertible into 41.67 shares of common stock per $1,000 unit with interest payable semiannually on April 1 and October 1, and are redeemable at the option of OHM. The convertible subordinated debentures require annual mandatory sinking fund payments of 7.5% of the principal amount which commenced in 1996, and continue through October 1, 2005. OHM purchased and retired $5,736,000 and $5,000,000 of the outstanding debentures during 1996 and 1995, respectively. The fair value of the convertible subordinated debentures, based on a quoted market price, approximates $45,325,000 at December 31, 1997. The amortization of debt issuance costs related to the convertible subordinated debentures was $88,000, $97,000 and $108,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  On May 31, 1995, OHM entered into a $150,000,000 revolving credit agreement with a group of banks (the "Bank Group") to provide letters of credit and cash borrowings. There were no cash borrowings outstanding at December 31, 1997 or 1996. The agreement has a five year term and is scheduled to expire on May 30, 2000. WMX has issued a guarantee of up to $62,000,000 outstanding under the credit agreement in favor of the Bank Group. See "Note 2--Acquisition." Under the terms of the agreement the entire credit facility can be used for either cash borrowings or letters of credit subject to certain covenants. Cash borrowings bear interest at either the prime rate plus a percentage up to 0.625% or, at OHM's option, the Eurodollar market rate plus a percentage ranging from 0.325% to 1.625%. The percentage over the prime rate or the Eurodollar market is based on the aggregate amount borrowed under the facility, the presence of the WMX guarantee, and OHM's financial performance as measured by an interest coverage ratio and a total funded debt ratio. The arrangement provides the participating banks and WMX with a security interest in OHM's equipment, inventories, accounts receivables, general intangibles and in OHM's investment in the common stock of NSC as well as OHM's other subsidiaries. The agreement also imposes, among other covenants, a minimum tangible net worth covenant, a restriction on all of OHM's retained earnings including the declaration and payment of cash dividends and a restriction on the ratio of total funded debt to earnings before income taxes, depreciation and amortization. OHM had $13,300,000 and $12,223,000 of letters of credit outstanding under its revolving credit facility at December 31, 1997 and 1996, respectively.

  Notes payable to financial institutions consist of a $2,806,000 note payable bearing interest at 8.58% payable in quarterly installments of $356,000 with the final payment of $957,000 due in August 1999. The above agreement provides the respective financial institution with a security interest in the equipment financed with the proceeds from such note.

  Notes payable include: (i) a $143,000 interest bearing note at a rate of 9.50% payable in equal monthly installments of $48,000, due in April 1998,
(ii) a $66,000 interest bearing note at a rate of 9.22% payable in equal monthly installments of $13,000, due in June 1998, (iii), a $79,000 interest bearing note at a rate of 7.50%

                                OHM CORPORATION
payable in equal monthly installments of $8,000, due in December 1998, (iv) a $717,000 interest bearing note at a rate of 8.67% payable in equal monthly installments of $48,000, due in July 1999, (v) a $72,000 interest bearing note at a rate of 8.70% payable in equal installments of $5,000, due in June 1999,
(vi) a $187,000 interest bearing note at a rate of 7.51% payable in equal monthly installments of $8,000, due in July 1999, (vii) a $1,637,000 interest bearing note at a rate of 8.50% payable in equal monthly installments of $61,000, due in May 2000 and (viii) a $593,000 interest bearing note at a rate of 7.96% payable in equal monthly installments of $20,000, due in October 2000.

  Current Notes payable include $5,000,000 of unsecured promissory notes bearing interest of 7.25% due June 17, 1998 to the former shareholders of Beneco.

  The aggregate maturity of long term debt, including annual mandatory sinking fund payments for the convertible subordinated debentures, for the five years ending December 31 is: 1998, $5,226,000; 1999, $7,099,000; 2000, $4,804,000;
2001, $4,313,000; 2002, $4,313,000; 2003 and thereafter $27,309,000. The aggregate maturity of the required mandatory sinking fund payments for the convertible subordinated debentures for the five years ending December 31 is:
1998, $2,203,000; 1999, $4,313,000; 2000, $4,313,000; 2001, $4,313,000; 2002,
$4,313,000; 2003 and thereafter, $27,309,000.

NOTE 8--LEASES

  Future minimum lease payments under noncancelable operating leases total $15,744,000, $13,264,000, $10,659,000, $7,532,000 and $3,308,000 for the years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively. Lease payments under noncancelable operating leases subsequent to the year ended December 31, 2002 aggregate $6,510,000.

  In addition to the above, OHM has entered into agreements for the sale and leaseback of certain of OHM's thermal destruction units located at various project sites. The leases are for one or two years with annual renewals at the option of OHM with a maximum term of four or five years each. The leases call for rental payments which total $8,002,000, $8,106,000, $8,106,000, $5,696,000 and $1,223,000 for the years ended December 31, 1998, 1999, 2000, 2001 and
2002, respectively, with required early termination payments of up to $19,986,000, $19,561,000, $12,710,000 or $4,269,000 in the event that some or all of the leases are canceled on or before expiration of the full lease terms in 1998, 1999, 2000 or 2001, respectively. The leases are classified as operating leases in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". For the year ended December 31, 1997, the total cost and accumulated depreciation of $29,701,000 and $13,080,000, respectively, were removed from the accounts and total gains realized on the sales of $2,979,000 were deferred. For the year ended December 31, 1996, the total cost and accumulated depreciation of $11,579,000 and $4,181,000, respectively, were removed from the accounts and total gain realized on the sale of $5,452,000 was deferred. The deferred gains are being amortized to income as adjustments to lease expense over the terms of the leases.

  Rental expense under operating leases totaled $23,177,000, $14,029,000 and $8,858,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 9--INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                OHM CORPORATION

  Significant components of OHM's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                                                              (IN THOUSANDS)
   Long-term deferred tax liabilities:
     Property and equipment.................................  $ 9,410  $10,470
     Intangible assets......................................    1,726    1,131
     Investments............................................        8    2,784
                                                              -------  -------
       Total long-term deferred tax liabilities.............   11,144   14,385
   Long-term deferred tax assets:
     Net operating loss ("NOL") carryforwards...............   22,505    7,571
     Intangible assets......................................    1,446    1,840
     Research and development tax credits...................    7,307    5,832
     Other tax credit carryforwards.........................    2,421    2,431
     Other, net.............................................    1,837    3,474
                                                              -------  -------
       Total long-term deferred tax assets..................   35,516   21,148
     Valuation allowance for long-term deferred tax assets..   (8,808)  (3,358)
                                                              -------  -------
       Total long-term deferred tax assets + net of
        valuation allowance.................................   26,708   17,790
                                                              -------  -------
     Net long-term deferred tax assets + domestic
      operations............................................   15,564    3,405
     Foreign tax NOL carryforwards..........................      167      167
     Valuation allowance for foreign deferred tax assets....       (6)      (9)
                                                              -------  -------
       Net long-term deferred tax assets....................  $15,725  $ 3,563
                                                              =======  =======
   Current deferred tax liabilities:
     Revenue recognition....................................  $ 2,779  $   --
     Prepaid expenses.......................................    1,047    1,095
     Tax reserves...........................................       55      366
                                                              -------  -------
       Total current deferred tax liabilities...............    3,881    1,461
   Current deferred tax assets:
     Bad debt reserves......................................    5,941    9,722
     Project accruals.......................................    4,282    8,709
     NOL carryforwards......................................    5,787    1,950
     Other, net.............................................    3,193    1,196
                                                              -------  -------
       Total current deferred tax assets....................   19,203   21,577
     Valuation allowance for current deferred tax assets....   (4,156)  (9,603)
                                                              -------  -------
       Total current deferred tax assets + net of valuation
        allowance...........................................   15,047   11,974
                                                              -------  -------
       Net current deferred tax assets......................  $11,166  $10,513
                                                              =======  =======

                                OHM CORPORATION

  The net foreign long-term deferred tax assets of $161,000 and $158,000 at December 31, 1997 and 1996, respectively, are attributable to the foreign operations of OHM and cannot be offset with the net long-term deferred tax liabilities resulting from OHM's domestic operations. The provisions for income taxes (benefit) consist of the following:

                                                          YEARS ENDED DECEMBER
                                                                  31,
                                                         -----------------------
                                                           1997     1996   1995
                                                         --------  ------ ------
                                                             (IN THOUSANDS)
   Current:
     Federal............................................ $    --   $  --  $  --
     State..............................................      --       41     58
                                                         --------  ------ ------
                                                              --       41     58
   Deferred:
     Federal............................................   (9,477)  4,569  3,036
     State..............................................   (1,013)    766    447
                                                         --------  ------ ------
                                                          (10,490)  5,335  3,483
                                                         --------  ------ ------
                                                         $(10,490) $5,376 $3,541
                                                         ========  ====== ======

  The reasons for differences between the provisions for income taxes and the amount computed by applying the statutory federal income tax rate to income
(loss) from operations before income taxes are as follows:

                                               YEARS ENDED DECEMBER 31,
                                              ------------------------------
                                                1997       1996       1995
                                              --------   --------   --------
   Federal statutory rate....................     34.0 %     34.0 %     34.0 %
   Add (deduct):
     State income taxes, net of federal
      benefit................................      3.2        4.8        3.2
     Research and development tax credits....      4.3       (8.6)      (4.5)
     Goodwill................................     (1.3)       2.4        1.2
     Write-down of investment in NSC
      Corporation............................     (7.0)        --         --
     Equity in net earnings of affiliates....     (2.3)      (1.2)      (0.8)
     Other, net..............................     (0.4)       0.4        1.1
                                              --------   --------   --------
                                                  30.5 %     31.8 %     34.2 %
                                              ========   ========   ========

                                OHM CORPORATION

  Net operating loss, capital loss and tax credit carryforward amounts and their respective expiration dates for income tax purposes are as follows (in thousands):

                                                                      EXPIRATION
                                                              AMOUNT     DATE
                                                              ------- ----------
     Net operating losses:                                    $ 2,473    2006
                                                               17,268    2010
                                                               53,467    2012
                                                              -------
                                                              $73,208
                                                              =======
     State net operating losses in excess of federal:         $   389    1998
                                                                   72    1999
                                                                2,942    2006
                                                                2,235    2007
                                                                2,165    2008
                                                                2,848    2009
                                                                3,769    2010
                                                              -------
                                                              $14,420
                                                              =======
     Research and development tax credits:                    $   261    2002
                                                                  413    2003
                                                                  331    2004
                                                                  610    2005
                                                                  556    2006
                                                                  969    2007
                                                                  715    2008
                                                                1,121    2009
                                                                  225    2010
                                                                  985    2011
                                                                1,121    2012
                                                              -------
                                                              $ 7,307
                                                              =======
     Alternative minimum tax credits:                         $ 1,218 Indefinite
                                                              =======
     Miscellaneous credits:                                   $   190    1998
                                                                   41    1999
                                                                  106    2000
                                                                  121    2001
                                                                   24    2005
                                                              -------
                                                              $   482
                                                              =======
     Foreign tax net operating loss.......................... $   427    1998
                                                              =======

NOTE 10--RELATED PARTY TRANSACTIONS

  OHM has a policy whereby transactions with directors, executive officers and related parties require the approval of a disinterested majority of the Board of Directors.

  OHM has been reimbursed by NSC for certain third party charges paid on NSC's behalf, such as letter of credit fees, insurance and bonding costs and legal fees. The costs charged to NSC for general liability and other

                                OHM CORPORATION
insurance coverages were $188,000, $1,774,000 and $981,000 for the years ended December 31, 1997, 1996 and 1995, respectively. In the normal course of business, NSC has provided OHM with subcontract services on certain of its projects for asbestos abatement and industrial maintenance services. The costs for such services were $233,000, $40,000 and $212,000 for the years ended December 31, 1997, 1996 and 1995, respectively. OHM has provided remediation services to NSC in the amount of $121,000 for the year ended
December 31, 1996.

  In the normal course of business, OHM has provided to WMX and its affiliates certain subcontractor services on remediation and construction projects, the cost of these services, in the aggregate, were $23,664,000, $12,959,000 and $10,242,000 for the years ended December 31, 1997, 1996 and 1995, respectively. OHM has purchased from WMX and its affiliates, hazardous waste disposal services, the cost of these services, in the aggregate, were $6,868,000, $7,536,000 and $6,636,000 for the years ended December 31, 1997,
1996 and 1995, respectively. At December 31, 1997, 1996 and 1995, OHM has $2,831,000, $6,873,000 and $3,871,000 of accounts receivable and $1,385,000,
$968,000 and $806,000 of accounts payable, respectively, recorded related to such activities. In addition to the above, WMX paid $15,000,000 to OHM in 1996, which was related to final payments due under terms of the Reorganization Agreement, as amended March 22, 1996.

  OHM rents certain buildings and contracts certain services from The KDC Company and Findlay Machine and Tool, Inc. Such expenses totaled $318,000, $348,000 and $94,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The principal shareholders of the companies are officers and directors of OHM.

  OHM has purchased general contractor services and equipment from Alvada Construction, Inc. which totaled $7,000, $957,000 and $226,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The principal shareholder of OHM is directly related to certain officers and directors of OHM.

  In the normal course of business, OHM has purchased subcontractor services on certain of its projects from Kirk Brothers Co., Inc. which totaled $1,161,000, $2,265,000 and $615,000 for the years ended December 31, 1997,
1996 and 1995, respectively. The principal shareholders of OHM are directly related to certain officers and directors of OHM.

  During 1985, OHM executed a pension agreement with a former officer, directly related to certain directors of OHM, for an annual pension commencing on June 1, 1990, of $96,000, subject to cost of living adjustments, for the remainder of his life and that of his spouse if she survives him. OHM made pension payments totaling $118,000, $124,000 and $102,000 pursuant to this agreement during the years ended December 31, 1997, 1996 and 1995, respectively.

                                OHM CORPORATION

NOTE 11--EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                       1997     1996    1995    1994     1993
                                     --------  ------- ------- -------  -------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   NUMERATOR
   Net income (loss)...............  $(23,933) $11,515 $ 6,807 $(7,616) $ 4,407
                                     --------  ------- ------- -------  -------
   DENOMINATOR
   Denominator for basic earnings
    per share-- weighted-average
    shares.........................    27,210   26,820  22,211  15,582   12,250
   Effect of dilutive employee
    stock options..................       --        20     202     --       204
                                     --------  ------- ------- -------  -------
   Denominator for diluted earnings
    per share-- adjusted weighted-
    average shares and assumed
    conversions....................    27,210   26,840  22,413  15,582   12,454
                                     --------  ------- ------- -------  -------
   Net (loss) income per common
    share..........................  $  (0.88) $  0.43 $  0.31 $ (0.49) $  0.36
                                     --------  ------- ------- -------  -------
   Net (loss) income per common
    share--assuming dilution.......  $ (0.88)  $  0.43 $  0.30 $(0.49)  $  0.35
                                     --------  ------- ------- -------  -------

  See "Note 20--Subsequent Events" for additional disclosure regarding employee stock options, warrants and repurchase of outstanding shares.

NOTE 12--CAPITAL STOCK

  OHM has authorized 2,000,000 shares of preferred stock at a $10.00 par value. No shares of preferred stock had been issued at December 31, 1997. The rights and preferences of the preferred stock will be fixed by the Board of Directors at the time such shares are issued. The preferred stock, when issued, will have dividend and liquidation preferences over those of the common shareholders.

  On March 28, 1995, OHM sold to H. Wayne Huizenga and an affiliated family foundation 1,000,000 shares of its common stock and options for an aggregate purchase price of $10,000,000, less issuance expenses of $25,000. The options are exercisable over five years for the purchase of 620,000 shares of common stock upon payment of $10.00 per share and 380,000 shares of common stock upon payment of $12.00 per share. See "Note 20--Subsequent Events."

NOTE 13--STOCK OPTION PLANS

  OHM has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of OHM's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  OHM's 1986 Incentive Stock Option Plan ("1986 Plan") as amended by vote of the shareholders at the 1994 and 1996 Annual Meetings, has authorized the grant of options to officers and key employees for up to 3,850,000 shares of OHM's common stock. All options granted have 10 year terms and vest and become fully exercisable at the end of up to 6 years of continued employment. The number of shares available for grants of additional options under the 1986 Plan were 666,441 and 1,161,674 at December 31, 1997 and 1996, respectively.

                                OHM CORPORATION

  On August 6, 1992, OHM's Board of Directors approved a stock option plan for the Board of Directors (the "Directors' Plan"), which was subsequently approved by OHM's shareholders at the 1993 Annual Meeting. The Directors' Stock Option Plan provides for the immediate grant to each non-employee director a stock option for 15,000 shares of OHM's common stock, less the number of shares held by any such director under the 1986 Stock Option Plan. Additionally, the Directors' Plan provides for additional grants of stock options for 5,000 shares of OHM's common stock, at prices not less than the fair value, to each non-employee director annually. Options granted under the Directors' Plan may not be exercised for a period of six months following the date of grant and terminate up to eleven years after the date of grant or eighteen months after the holder ceases to be a member of the Board of Directors, whichever occurs earlier. The total number of shares available for grants of additional options under the Directors' Plan at December 31, 1997 and 1996 was 785,000 and 805,000, respectively.

  On August 15, 1996, the Board of Directors of OHM approved the OHM Corporation Incentive Stock Plan ("ISP") which permits the Board to grant shares of common stock of OHM to officers of OHM under restrictions set forth with the grant. Shares issued under the ISP are subject to substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code of 1986. There have been 105,000 shares of common stock issued under the ISP with a vesting date of August 15, 2001 for 100% of the shares. Total expense recognized for the year ended December 31, 1997 in connection with shares issued under this plan is $226,844.

  See "Note 20--Subsequent Events" for disclosure of disposition of shares in the aforementioned plans.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if OHM had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following assumptions were used in the valuation, and no dividends were assumed:

                                                          1997   1996   1995
                                                          -----  -----  -----
   Average expected life (years).........................     6      7      7
   Expected volatility...................................  0.41   0.46   0.46
   Risk free interest rate...............................     6%     6%     6%
   Weighted average fair value of options granted during
    the year............................................. $3.83  $4.20  $5.40

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because OHM's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures of net income and earnings per share, the estimated fair value of the options is amortized to expense over the options' vesting period. OHM's pro forma information follows:

                                                        PRO FORMA YEARS ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                         1997     1996    1995
                                                       --------  ------- ------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
   Net (loss) income.................................. $(25,020) $10,901 $6,428
   Net (loss) income per share........................ $  (0.92) $  0.41 $ 0.29

                                OHM CORPORATION

  The following is a summary of the stock option activity:

                                                                     WEIGHTED
                                                        NUMBER       AVERAGE
                                                      OF SHARES   EXERCISE PRICE
                                                      ----------  --------------
   1986 PLAN
   Outstanding at January 1, 1995....................  1,765,350      $ 9.41
     Granted.........................................    632,750        9.89
     Exercised.......................................   (249,545)       7.74
     Canceled........................................   (134,735)       9.81
                                                      ----------
   Outstanding at December 31, 1995..................  2,013,820        9.74
     Granted.........................................  1,097,569        8.33
     Exercised.......................................        --          --
     Canceled........................................ (1,004,399)      11.06
                                                      ----------
   Outstanding at December 31, 1996..................  2,106,990        8.38
     Granted.........................................    807,000        8.20
     Exercised.......................................   (106,195)       7.69
     Canceled........................................   (311,767)       8.28
                                                      ----------
   Outstanding at December 31, 1997..................  2,496,028        8.36
                                                      ==========
   Exercisable at December 31, 1996..................  1,037,008        8.44
                                                      ==========
   Exercisable at December 31, 1997..................  1,221,738        8.54
                                                      ==========
   DIRECTORS' PLAN
   Outstanding at January 1, 1995....................     85,000      $10.16
     Granted.........................................     65,000       11.83
                                                      ----------
   Outstanding at December 31, 1995..................    150,000       10.88
     Granted.........................................     60,000        7.94
     Canceled........................................    (15,000)      10.50
                                                      ----------
   Outstanding at December 31, 1996..................    195,000       10.01
     Granted.........................................     35,000        7.50
     Canceled........................................    (15,000)      11.75
                                                      ----------
   Outstanding at December 31, 1997..................    215,000        9.48
                                                      ==========
   Exercisable at December 31, 1996..................    180,000       10.20
                                                      ==========
   Exercisable at December 31, 1997..................    215,000        9.48
                                                      ==========

  Exercise prices for options outstanding as of December 31, 1997 for the 1986 Plan and the Director's Plan ranged from $6.38 to $11.88 and $7.38 to $15.63, respectively. The weighted-average remaining contractual life of those options is 7.2 and 7.5 years, respectively.

NOTE 14--RETIREMENT AND PROFIT-SHARING PLANS

  OHM has a Retirement Savings Plan (the "Plan") which allows each of its eligible employees to make contributions, up to a certain limit, to the Plan on a tax-deferred basis under Section 401(k) of the Internal Revenue Code of 1986, as amended. Eligible employees are those who are employed full-time, are over twenty-one years of age, and have one year of service with OHM. OHM may, at its discretion, make matching

                                OHM CORPORATION
contributions and profit sharing contributions to the Plan out of its profits for the plan year. OHM made matching contributions of $2,718,000, $2,691,000 and $1,643,000 to the Plan for the years ended December 31, 1997, 1996 and 1995, respectively.

  Effective January 1, 1996, the Board of Directors of OHM approved the Retirement and Incentive Compensation Plan ("RICP") which provides eligible employees an election to defer a specified percentage of their cash compensation. The obligations of OHM under the RICP will be unsecured general obligations to pay the deferred compensation under the terms of the RICP. Participants may elect under the plan to invest deferrals in an OHM Common Stock Deferral Account for which contributions will be treated as if such amounts had been used to purchase shares of OHM's stock and not as actual purchases of OHM's stock. At the discretion of the compensation committee of the Board of Directors, contributions to the plan will be matched by OHM and all amounts invested in the plan will earn interest at the prime rate published by the Wall Street Journal if not invested in the OHM Common Stock Deferral Account.

  OHM's contributions to the plan, for both the match and the earnings on amounts invested are expensed as incurred including market value appreciation in the OHM Common Stock Deferral Account. A monthly average per share price of OHM common stock is used to calculate the contributions to the Stock Deferral Account. No dividends have been declared on the common stock. Total expense was $564,000 and $154,000 for the years ended December 31, 1997 and 1996, respectively.

NOTE 15--LITIGATION AND CONTINGENCIES

  OHM is currently in litigation in the U.S. District Court for the Western District of New York with Occidental Chemical Corporation ("Occidental") relating to the Durez Inlet Project performed in 1993 and 1994 for Occidental in North Tonawanda, New York. OHM's work was substantially delayed and its costs of performance were substantially increased as a result of conditions at the site which OHM believes were materially different than as represented by Occidental. In December 1994, Occidental filed suit against OHM. Occidental's amended complaint seeks $8,806,000 in damages primarily for alleged costs incurred as a result of project delays and added volumes of incinerated waste. OHM's counterclaim seeks an amount in excess of $9,200,000 for damages arising from Occidental's breach of contract, misrepresentation and failure to pay outstanding contract amounts.

  OHM is in litigation with General Motors Corp. In the U.S. District Court for the Northern District of New York. GM filed suit in January 1996 alleging that OHM breached a contract between Hughes Environmental Systems, Inc.
(HESI), a GM subsidiary, for work in 1994 for the remediation of 22,000 cubic yards of PCB contaminated sediment in the St. Lawrence River in Massena. GM seeks damages for $3.8 million. OHM in turn filed suit against HESI and ERM Northeast, Inc. In U.S. District Court in Northern New York seeking
$3.6 million in damages for breach of contract. The GM suit was later consolidated with OHM's suit against HESI and ERM. GM alleges that OHM abandoned the contract through inability to perform while OHM claims that performance was impacted by conditions at the site that were not as represented.

  Litigation and claims involving OHM relate primarily to the collection of outstanding accounts receivable of OHM. OHM regularly evaluates the need to establish accounts receivable reserves for such litigation and claims. Total accounts receivable reserves for such litigation and claims were $7,665,000 and $17,596,000 for the years ended December 31, 1997 and 1996, respectively. In addition, OHM has established a general litigation reserve of $2,015,000 and $3,494,000 for the years ended December 31, 1997 and 1996, respectively to cover litigation and claims costs as well as other matters not impacting accounts receivable.

  Management believes that it has established adequate reserves should the resolution of the above matter be lower than the amounts recorded and for other matters in litigation or other claims and disputes. There is,

                                OHM CORPORATION
however, always risk and uncertainty in pursuing and defending litigation and arbitration proceedings in the course of OHM's remediation business and, notwithstanding the reserves currently established, adverse future results in litigation or other proceedings could have a material adverse impact upon OHM's consolidated future results of operations or financial condition. In addition to the above, OHM is subject to a number of claims and lawsuits in the ordinary course of its business. In the opinion of management, the outcome of these actions, which are not clearly determinable at the present time, are either adequately covered by insurance, or if not insured, will not, in the aggregate, have a material adverse impact upon OHM's consolidated financial position or the results of future operations.

NOTE 16--MAJOR CUSTOMERS

  Revenue from federal government agencies accounted for 72%, 72% and 71% of total revenue from continuing operations for the years ended December 31, 1997, 1996 and 1995, respectively. Revenue from state and local government agencies accounted for 7%, 5% and 5% of total revenue from continuing operations for the years ended December 31, 1997, 1996 and 1995, respectively. There were no industrial customers which accounted for more than 10% of total revenue for the years ended December 31, 1997, 1996 and 1995.

NOTE 17--SPECIAL CHARGES

  During the second quarter of 1997, OHM settled litigation and received an unfavorable binding arbitration decision that established a need to write-down claims receivable previously recorded by OHM. These actions together with a thorough analysis by management of other claims, litigation and the related receivables and a decision by management to establish reserves for the consolidation of certain laboratory and operational functions resulted in OHM recording a $22,726,000 (net of $15,151,000 income tax benefit), charge during the second quarter of 1997.

  The following discussion details the various elements of the charge:

  Separation and Recovery Systems, Inc. ("SRS"). In June 1997, OHM received an unfavorable binding arbitration decision in a dispute between OHM and SRS. SRS's subcontract with OHM to provide thermal desorption treatment services at the Hilton Davis chemical site in Cincinnati, Ohio was terminated by OHM in the second quarter of 1996 due to failure to perform. OHM subsequently attempted to perform the treatment process with the SRS equipment and was unsuccessful. The inability of SRS to perform caused OHM to incur significant expense to complete the required treatment process. OHM's total claim in arbitration against SRS for the resulting expense of failed performance was $18,500,000 and included deferred cost of $9,814,000 recorded by OHM as a receivable from SRS. In addition to not collecting the receivable, the arbitration decision required OHM to pay SRS $2,400,000 in damages for their counterclaim for wrongful termination. OHM also established a loss reserve of $2,800,000 to complete the treatment effort required as a result of the above. Prior to the arbitration decision OHM had concluded that it was not probable that a loss had occurred based on the opinion of counsel, consequently the write-off was taken in the same period that the decision was rendered.

  Citgo Petroleum Corporation ("Citgo"). In June 1997, OHM settled litigation with Citgo and Occidental Oil & Gas (Oxy) relating to a project which was performed by OHM for Citgo at its Lake Charles, Louisiana refinery in 1993 and 1994. This litigation resulted from OHM filing a request for equitable adjustment in April 1994 based on deficient project specifications provided by Citgo, the subsequent lawsuit filed by Citgo in April 1994 and the counterclaims filed by OHM in July 1994. In 1995 Citgo and OHM brought separate actions against Oxy as a third party with previous involvement at the site. Extensive discovery by all parties prior to a scheduled trial in 1997 led to settlement discussions in the second quarter of 1997. Under the terms of the settlement with Citgo and Oxy, OHM received a cash payment of $14,346,000 against outstanding receivables of $22,609,000

                                OHM CORPORATION
resulting in a write-off of accounts receivable of $8,263,000. Prior to accepting the settlement offer, OHM had concluded that it was not probable that a loss had occurred based on the opinion of legal counsel that there existed a reasonable basis to support OHM's claim in litigation. The settlement and resulting write down of accounts receivable occurred after management completed its assessment of the litigation, the determination of the maximum amount of settlement that could be obtained and its review of the disadvantages of continuing litigation which would divert the attention of company management and resources.

  Other Litigation and Accounts Receivable. In addition to the aforementioned disputes, OHM made a decision to resolve other significant legal matters involving outstanding accounts receivable. In June 1997, OHM settled outstanding litigation with B&V Construction, Inc. ("B&V") for $1,550,000 pertaining to a dispute involving subcontracted services at a General Motors project in Flint, Michigan during late 1994. Payment to B&V was made in July 1997. Accounts receivable involving disputes primarily related to two additional contracts were also written down to facilitate settlement. These decisions resulted from management's analysis of the unfavorable SRS arbitration decision and the protracted Citgo litigation and subsequent settlement and concluded that the risk associated with continued pursuit of legal remedies was not acceptable and the further diversion of management's attention to effect favorable outcomes was not appropriate. Prior to that time, OHM had concluded that it was not probable that a loss had occurred based on the opinion of counsel.

  Litigation Costs. As a result of the above discussed legal matters and the significant expense of resolving such matters, OHM has accrued $2,100,000 for the expenses of the litigation such as attorney's fees. This accrual includes costs associated with those matters included in the special charge discussed above including those that expect to be settled. OHM concluded that due to the timing of the settlements discussed above, the related expense of settlement should also be accrued.

  Region Reorganization, Laboratory Closure & Severance. In May 1997, management of OHM made a decision to consolidate certain regional operations, close certain offices and cease commercial laboratory operations. These decisions were made as part of a comprehensive plan completed in the second quarter of 1997 to restructure operations of OHM. Thus, resulting expense was recognized as a special charge at that time. Employees of OHM were notified of the reduction in force at that time and substantially all of the reserve requiring a cash settlement was paid prior to the end of 1997. The components of this special charge were:

                                                                  (IN THOUSANDS)
   Cash items:
     Severance...................................................     $1,500
     Lease termination and facility closure......................      1,139
     Other.......................................................        388
                                                                      ------
       Subtotal..................................................      3,027
   Non cash items:
     Fixed Assets................................................        773
                                                                      ------
       Total.....................................................     $3,800
                                                                      ======

  NSC Divestiture. During its second quarter of 1997, OHM decided to sell its 40% share of NSC Corporation. As a result, OHM recorded a $12,089,000 (net of $2,860,000 income tax benefit), charge during the second quarter of 1997, to reduce the carrying value of its NSC investment to reflect the likely value to be realized given OHM's current intentions. See "Note 5--Investment in Affiliated Company" and "Note 20--Subsequent Events".

                                OHM CORPORATION

  The following table summarizes the detailed components of the charge:

                                                                  TAX     NET
                                                        CHARGE  BENEFIT  LOSS
                                                        ------- ------- -------
                                                            (IN THOUSANDS,
                                                        EXCEPT PER SHARE DATA)
   SRS Settlement and Project Loss Accrual............. $15,014 $ 6,006 $ 9,008
   Citgo Settlement (Net of $14.3 million).............   8,263   3,305   4,958
   Other Litigation and Accounts Receivable............   8,700   3,480   5,220
   Litigation Costs....................................   2,100     840   1,260
   Region Reorganization & Other.......................   3,800   1,520   2,280
                                                        ------- ------- -------
   Total Claims Settlement & Other.....................  37,877  15,151  22,726
   Total Write-down of Investment in NSC...............  14,949   2,860  12,089
                                                        ------- ------- -------
   Total Charge........................................ $52,826 $18,011 $34,815
                                                        ======= ======= =======

  OHM's consolidated statement of operations for the year ended December 31, 1995 includes a $2,312,000 (net of $1,542,000 income tax benefit) charge for integration costs related to the acquisition of the Division. The charge was recorded as a selling, general and administrative expense and was primarily for severance and relocation costs for certain of OHM's personnel and the closing of certain of OHM's offices as a result of combining the operations of the Division and OHM.

NOTE 18--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The following table sets forth OHM's condensed consolidated statements of operations by quarter for 1997 and 1996.

                                           FIRST    SECOND    THIRD    FOURTH
                                          QUARTER  QUARTER   QUARTER  QUARTER
                                          -------- --------  -------- --------
                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                         DATA)
   1997
   ----
   Revenue............................... $108,498 $129,313  $143,656 $145,224
   Gross profit..........................   13,851   17,874    20,909   19,501
   Selling, general and administrative
    expenses.............................   10,409   49,368    11,972   12,188
   Operating income (loss)...............    3,442  (31,494)    8,937    7,313
   Net income (loss)(1).................. $  1,438 $(31,609) $  4,062 $  2,176
                                          ======== ========  ======== ========
   Basic and diluted net income (loss)
    per share............................ $   0.05 $  (1.16) $   0.15 $   0.08
                                          ======== ========  ======== ========
   1996
   ----
   Revenue............................... $118,963 $129,177  $158,272 $144,572
   Gross profit..........................   15,030   17,560    20,638   18,832
   Selling, general and administrative
    expenses.............................   11,176   11,943    13,124   13,007
   Operating income......................    3,854    5,617     7,514    5,825
   Net income............................ $  1,330 $  2,379  $  3,996 $  3,810
                                          ======== ========  ======== ========
   Basic and diluted net income per
    share................................ $   0.05 $   0.09  $   0.15 $   0.14
                                          ======== ========  ======== ========

--------
(1) During the second quarter of 1997, OHM recorded a $34,815,000 charge (net of income tax benefit of $18,011,000) or $1.28 per share, charge for the settlement and write-down of certain claims and litigation, establishment of reserves for the consolidation of certain laboratory and operational functions, and the reduction of the carrying value of its NSC investment.

                                OHM CORPORATION

NOTE 19--SEGMENT INFORMATION

  OHM operates in two industry segments. The first includes environmental and hazardous waste remediation services. The second, which consists solely of Beneco Enterprises, Inc., includes project, program and construction management services. Both segments provide services to primarily federal government agencies such as the Department of Defense.

                                    ENVIRONMENTAL CONSTRUCTION
                                     REMEDIATION   MANAGEMENT  CONSOLIDATED
                                    ------------- ------------ ------------
                                                  (IN THOUSANDS)
   1997
   ----
   Net sales.......................   $469,396      $57,295      $526,691
   Operating income................    (19,185)       7,383       (11,802)
   Assets employed at year end.....    285,694       31,349       317,043
   Depreciation and amortization...     16,233           37        16,270
   Capital Expenditures............     17,891          145        18,036

  Prior to the acquisition of Beneco in 1997, OHM operated in only one segment, Environmental Remediation. There were no intersegment sales. The operating loss in the Environmental Remediation segment for 1997 is due to the special charges recorded in the second quarter, all of which related to that segment. See "Note 17--Special Charges."

NOTE 20--SUBSEQUENT EVENTS (UNAUDITED)

  OHM has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated January 15, 1998, by and among OHM, International Technology Corporation ("Parent") and IT-Ohio, Inc. ("Purchaser"). Pursuant to the Merger Agreement, on February 25, 1998 Purchaser, a wholly owned subsidiary of Parent, completed a tender offer (the "Offer") for 13,933,000 shares of Common Stock (each, a "Share" and collectively, the "Shares") by purchasing such Shares at a price of $11.50 per Share, net to the tendering shareholder in cash. The Offer was described in the Tender Offer Statement on
Schedule 14D-1 filed by Purchaser on January 16, 1998 with the Securities and Exchange Commission (the "Commission").

  The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions precedent (including the approval of the Merger Agreement by holders of a majority of the outstanding Shares), Purchaser will merge with and into OHM (the "Merger"), and OHM will be the surviving corporation in the Merger, with the result that OHM will become a wholly owned subsidiary of Parent. Based upon the preliminary results of the Offer and on the number of shares of Common Stock outstanding on February 24, 1998, at the effective time of the Merger, each remaining Share outstanding will be converted into the right to receive approximately 1.077 shares of the common stock of Parent and approximately $2.61 in cash.

  James L. Kirk, Joseph R. Kirk, H. Wayne Huizenga and The Huizenga Family Foundation, all shareholders of OHM, have entered into voting agreements whereby they agree to vote their shares of Common Stock in favor of the Merger.

  Pursuant to the Merger Agreement and the Share Repurchase Agreement, dated as of January 15, 1998 and as amended and restated as of February 11, 1998 and as amended and restated as of February 17, 1998 (the "Repurchase Agreement"), by and among OHM, Parent, WMX, Rust and Rust Remedial Services Holding Company Inc., an affiliate of WMX, OHM repurchased from WMX and its affiliates 2,535,381 Shares for $11.50 per Share, concurrently with the payment for Shares pursuant to the Offer (the "Repurchase"), and WMX and its affiliates tendered 7,111,543 Shares in the Offer. Pursuant to the Repurchase Agreement, WMX and its

                                OHM CORPORATION
affiliates also agreed to vote all Shares held by them in favor of the Merger. WMX also agreed to cancel, without payment of any separate consideration, the Warrants and any rights it may have to purchase additional shares of Common Stock. In addition, the Guaranty Agreement and related guarantees as well as key provisions of the Standstill Agreement will terminate upon consummation of the Merger.

  OHM also has an approximately 40% interest in NSC Corporation ("NSC"), a provider of asbestos abatement and specialty contracting services. Pursuant to the Merger Agreement, OHM will pay a pro rata distribution (the "NSC Distribution") to holders of record of the Shares as of the close of business on February 24, 1998, of all of the shares of Common Stock, par value $0.01 per share, of NSC held by OHM (the "NSC Shares"). The payment date for the NSC Distribution is March 6, 1998, which is the earliest date on which the NSC Distribution may be paid under OHM's Regulations. It is anticipated that the NSC Distribution will be treated as a pro rata taxable redemption that qualifies as a sale or exchange for tax purposes.

  In connection with OHM's entry into the Merger Agreement and by resolution of OHM's Board of Directors, OHM's 1986 Stock Option Plan and OHM's Nonqualified Stock Option Plan for Directors were amended to immediately vest each non-vested stock option issued under such plans and to give each of the option holders the right to cancel their options in exchange for a cash payment equal to the difference between $11.50 per share and the respective exercise price of each option. In addition, OHM's Board of Directors took action to allow holders of the restricted stock issued under OHM's Incentive Stock Plan to tender such stock in the Offer. As a result of the above actions, OHM will incur up to $9,400,000 of compensation expense during the first quarter of 1998 if all of the stock option holders elect to receive the cash payment for their outstanding options. In addition, pursuant to that certain letter agreement, dated as of January 15, 1998, by and between H. Wayne Huizenga and OHM, all of the outstanding options held by H. Wayne Huizenga were canceled as of February 25, 1998 in consideration of $1,500,000.

  The consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction of various conditions, including, without limitation: (i) the approval by the stockholders of Parent for the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, and (ii) the approval of the Merger Agreement and the Merger by the shareholders of OHM. OHM received early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act during January 1998.

  The accompanying financial statements were prepared assuming OHM would continue operations independently and do not anticipate adjustments which may be required as a result of the Merger. The Merger will be accounted for using the purchase method and as a result may impact the carrying value of certain of OHM's assets and liabilities.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
OHM Corporation

  We have audited the accompanying consolidated balance sheets of OHM Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OHM Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Columbus, Ohio
February 12, 1998, except
 for Note 1, as to which
 the date is May 4, 1998

                      INTERNATIONAL TECHNOLOGY CORPORATION

                                   BUSINESS

GENERAL

  International Technology Corporation, a Delaware corporation ("ITC"), provides a wide range of environmental management services and technologies including the assessment, engineering, and remediation of situations involving hazardous materials and pollution prevention and minimization. ITC was incorporated in 1983; the earliest antecedent of ITC commenced operations in California in 1926.

  ITC's services are provided to a broad array of governmental and commercial entities predominantly in the U.S. market. Additionally, ITC pursues selected international business opportunities. ITC's business strategy is to provide its environmental services on a full-service basis, particularly by focusing on its capabilities to manage complex environmental issues from the initial assessment of the level and extent of contamination through the design, engineering and execution of a solution which minimizes the client's total cost. In recent years, ITC has worked on several hundred Superfund sites for various governmental and commercial clients.

  Demand for ITC's services is heavily influenced by the level of enforcement of environmental laws and regulations, funding levels for government projects and spending patterns of commercial clients. During the 1990's, spending by commercial clients has slowed primarily due to reduced implementation and enforcement activities by governmental regulatory agencies and an uncertain regulatory climate. The operations of ITC are performed subject to a comprehensive federal, state, and local environmental regulatory structure. (See Business--Operations--Regulations.) This regulatory structure is a primary driver of business opportunities for ITC. The lapse of the Superfund (see Business--Operations--Regulations--Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA)) and uncertainty concerning the form of the future reauthorization of the Superfund and potential changes in other regulations have dampened demand for ITC's services.

  In recent years, ITC's revenues have been derived primarily from its business with federal, state and local governmental clients. Revenues attributable to contracts with governmental agencies accounted for 67%, 69% and 71% of total revenues in fiscal years 1997, 1996 and 1995, respectively. (See Business--Operations--Customers--Federal, State and Local Governmental Clients.) ITC expects that revenues attributable to federal, state and local governmental agency contracts, particularly those with the U.S. Department of Defense (DOD) and the U.S. Department of Energy (DOE), will continue to represent a substantial but declining percentage of total revenues in the near term. Efforts to constrain the federal budget deficit have reduced the level of spending on environmental restoration by the DOD, the DOE and other federal governmental agencies. Additionally, the delay in the authorization of the 1996 federal budget reduced ITC's revenues in late-fiscal year 1996 and early-fiscal year 1997 due to the failure of the DOD to fund ITC's delivery order contracts as previously expected. (See Management's Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations-- Continuing Operations--Revenues.)

  At the November 20, 1996 Annual Meeting of Stockholders, ITC's shareholders voted to approve an investment by The Carlyle Group, a major Washington, D.C.- based investment bank (the Carlyle Investment). ITC issued to Carlyle 45,000 shares of Convertible Preferred Stock having a liquidation preference of $1,000 per share, and warrants to purchase 1,250,000 shares of ITC common stock at $11.39 per share. The $40,609,000 net proceeds to ITC (after related offering costs of $4,391,000) will be used by ITC to finance business acquisitions, as well as for working capital and general corporate purposes (see Notes to Consolidated Financial Statements--Preferred stock--Carlyle Investment).

  Using the proceeds of the Carlyle Investment, ITC expects to further grow and diversify its business through acquisitions. In November 1996, ITC acquired a 50.1% interest in a Taiwanese wastewater treatment design/build firm (see Business--Operations--International) and, in May 1997, ITC acquired a consulting firm specializing in historical investigation of environmental issues. (See Business--Operations--Consulting and Ventures.) These recent acquisitions are illustrative of ITC's strategy of directing its growth and diversification toward economically-driven, value-added services which are complementary to ITC's existing services and which are synergistic when combined with ITC's market position and infrastructure.

BACKGROUND

  Hazardous materials management and remediation, as well as air and water pollution control, are widely acknowledged as significant national priorities. As of March 1997, the U.S. Environmental Protection Agency (USEPA) had designated approximately 1,372 sites as Superfund locations with significant concentrations of hazardous materials, although only approximately 25% of these sites have been remediated. In addition, there are a large number of small commercial and governmental sites that will require cleanup. The assessment, decontamination and remediation of hazardous sites are governed by complex environmental and occupational safety and health regulations administered by numerous federal, state and local agencies.

  Many of ITC's clients, both governmental and commercial, continue to require a full-service solution, in which a single supplier manages the entire process from identification and assessment through remediation. Successful remediation of hazardous sites requires a multidisciplinary approach, since such sites typically involve a variety of waste which affects air, soil and/or water. Depending on the circumstances, the required skills may include analytical chemistry, risk assessment, computer modeling, ambient air monitoring, process and design engineering, and construction/remediation. The application of these disciplines to solve client problems requires substantial operational knowledge, and ITC believes that it is well-positioned to solve client problems in a practical, cost-effective manner because of the combination of its technical capabilities and experience. Additionally, ITC's technical expertise and operational experience are sought by other firms for project-specific teaming and joint venture relationships, thereby allowing ITC access to an increased number of large scale governmental and commercial programs.

  Over the past several years, the environmental management and hazardous waste remediation industry has been characterized by an increasing number of well-capitalized competitors, reduced government enforcement of environmental regulations and regulatory uncertainty. This has resulted in reduced commercial spending on environmental cleanup and intense pricing competition for hazardous waste cleanup projects. Lower demand in the private sector during the 1990's has been offset to some extent by new major project opportunities in the public sector, primarily major cleanup projects at DOD and DOE installations, which require a broad range of project management and field execution skills, limiting the number of potential bidders. As a result of the changes impacting the industry, consolidation has occurred through downsizing and mergers. ITC's strategy is to be a strong competitor for the major project opportunities offered by the DOD and DOE, to continue to actively serve the commercial market, to expand and diversify into economically-driven, value-added services and to achieve economies of scale by participating in the ongoing consolidation in the industry using the proceeds of the Carlyle Investment. (See Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources.)

OPERATIONS

 General

  ITC's operations are managed through two divisions, an Engineering and Construction division and a Consulting and Ventures division. The Engineering and Construction division manages projects of all sizes, while the Consulting and Ventures division provides specialized consulting services and focuses on new value-added business initiatives. ITC provides these capabilities anywhere in the United States as well as internationally through appropriate resources located in ITC's 43 offices and through certain international affiliates (see International).

 Engineering and Construction

  The major part of ITC's business is the management of complex hazardous waste remediation projects involving the assessment, planning and execution of the decontamination and restoration of property, plant and equipment that have been contaminated by hazardous substances. These projects include the cleanup of land disposal sites where hazardous or toxic substances have been disposed and pose a threat to the surrounding environment; rivers, streams and groundwater contaminated by chemical substances and buildings, production facilities and storage sites contaminated with hazardous chemical and/or radioactive materials. These projects require considerable strategic environmental management, technical engineering and analytical effort to determine the substances involved, the extent of the contamination, the appropriate alternatives for containing or removing the contamination, and the selection of the technologies for treatment, to perform the cleanup of the site as well as strong project management and construction and remediation skills to execute the ultimate remediation projects in the field. ITC is involved in all areas of the United States and in selected areas internationally in the assessment or cleanup phases of site remedial action projects.

  ITC provides full-service capabilities for these projects, primarily in the areas of DOD and DOE delivery order program management, engineering and design services, remedial construction, mobile treatment, and decontamination/decommissioning capabilities. In the area of remedial construction, ITC offers diverse services, such as excavation and isolation, installation of subsurface recovery systems, thermal treatment solutions, bioremediation approaches, chemical treatment, soil washing, fixation or stabilization, facility or site closures, solidification, landfill cell construction, and slurry wall and cap installation. The full-service strategy supports ITC's marketing efforts toward developing partnering arrangements with clients in which ITC is the primary supplier of all client environmental management services and assists clients to innovatively reduce total environmental costs.

 Consulting and Ventures

  ITC provides a wide range of consulting services including environmental permitting, facility siting and design, strategic environmental management, environmental compliance/auditing, risk assessment/management, pollution prevention, waste minimization, environmental information systems, and data management.

  ITC has expanded its air quality business in response to its clients' needs. ITC provides services related to pollution prevention engineering, control technology specification, permit preparation, emergency release management, emission sampling and monitoring, leak detection in industrial facilities and overall air quality management.

  Additionally, ITC performs a variety of consulting services for clients to help them comply with environmental and/or health and safety regulations. ITC also provides assistance to these clients in developing corporate policies and procedures in areas such as pollution prevention and waste minimization that integrate environmental regulations into their business decisions.

  ITC has been strategically broadening its capability through business initiatives which address the trend toward economically-driven, value-added environmental solutions. In March 1996, ITC acquired Gradient Corporation, a prominent environmental risk assessment firm. Additionally, during fiscal year 1997, ITC made a 19% investment in LandBank, Inc., a firm pursuing the brownfields remediation market, a market involving economically-driven cleanup of impaired properties for future real estate development. As well as being an investor in LandBank, ITC will be LandBank's preferred contractor, both for site assessment and remediation activities. In May 1997, ITC purchased PHR Environmental Consultants, Inc., a California-based consulting firm which assists business entities to more economically confront potential or existing environmental liabilities through an interdisciplinary investigative approach of science, history and information.

 International

  In November 1996, ITC made a 50.1% majority investment in Chi Mei Scientech/Entech, a Taiwan-based wastewater treatment design/build firm, which will now do business as Chi Mei International Technology. ITC intends to use this investment as a stepping stone to project opportunities and other business expansion possibilities in the Far East. ITC has entered into a joint venture agreement with a major Mexican engineering and construction firm. This joint venture has performed several projects and is currently seeking permits to operate a treatment facility using ITC's incineration capabilities near Mexico City. ITC has also entered into a joint venture with a major Korean engineering and construction firm to pursue, among other things, a major incineration project. (See Management's Discussion and Analysis--Results of Operations--Continuing Operations--Revenues.)

 Customers

  ITC's services are provided to a broad range of federal, state and local governmental and commercial clients in the U.S. market. During the 1990's, ITC experienced a significant shift in revenues from the commercial sector to the governmental sector, although that trend reversed slightly beginning in fiscal year 1996.

 Federal, State and Local Governmental Clients

  Due to its technical expertise, project management experience and full-service capabilities, ITC has successfully bid on and executed contracts with federal and other governmental agencies for the performance of various CERCLA and RCRA activities. (See Business--Operations--Regulations.) ITC's governmental contracts are often multi-year, indefinite delivery order programs (IDOs). These programs provide spending budget estimates for which the client expects to define the scope by working closely with ITC's program management and technical staff. As projects are defined, the work is awarded to ITC on a sole source basis. Government contracts are typically subject to annual funding limitations and public sector budgeting constraints. Some of these contracts provide a maximum contractual amount of services that may be performed by ITC with the specific services authorized from time to time by the government agency through a series of task orders under the master contract. ITC may be asked to perform services for the full amount of an IDO or for amounts greater or less than the full amount. IDOs generated approximately 27% of ITC's revenues in fiscal year 1997. The programs with federal government agencies typically involve a competitive bidding process pursuant to federal procurement policies involving several bidders and result in a period of contract negotiation after a successful bidder is selected. Although ITC generally serves as the prime contractor on its contracts or as a part of a joint venture which is the prime contractor, ITC serves as a subcontractor to other prime contractors on some federal government programs. As has become typical in the environmental industry, ITC has entered into joint venture or teaming arrangements with competitors when bidding on certain of the largest, most complex contracts, to provide the breadth of technical expertise and, at times, bonding capacity required for the project.

  The following table shows, for the last three years, ITC's revenues attributable to federal, state and local governmental contracts as a percentage of ITC's consolidated revenues:

                                                            YEAR ENDED
                                                   -----------------------------
                                                   MARCH 28, MARCH 29, MARCH 31,
                                                     1997      1996      1995
                                                   --------- --------- ---------
Source
  Federal government:
  DOD.............................................     42%       51%       47%
  DOE.............................................     14        11        12
  Other federal agencies..........................      3         3         4
                                                      ---       ---       ---
                                                       59        65        63
  State and local governments.....................      8         4         8
                                                      ---       ---       ---
    Total.........................................     67%       69%       71%
                                                      ===       ===       ===

 Commercial Clients

  ITC serves numerous commercial clients including chemical, petroleum and other manufacturing firms, utilities, real estate and transportation service companies, and law firms. A substantial portion of ITC's commercial work represents new contracts awarded by existing clients. No single commercial client accounted for 10% or more of ITC's consolidated revenues in fiscal years 1997, 1996 or 1995. There is a growing trend in ITC's work for commercial clients toward strategic environmental management services and economically-driven solutions to environmental issues (see Business-- Operations--Consulting and Ventures).

 Competition

  The environmental management industry is very competitive and requires professional personnel with technical and project management skills. ITC believes that the principal competitive factors in all areas of its business are operational experience, technical proficiency, breadth of services offered, local presence and, often most importantly, price.

  ITC faces competition from a diverse array of small and large organizations including national or regional environmental management firms; national, regional and local architectural, engineering and construction firms; environmental management divisions or subsidiaries of international engineering, construction and systems companies; and hazardous waste generators which have developed in-house capabilities. Major competitors in consulting, engineering and design include Bechtel, CH2M Hill, Dames and Moore, Earth Technology, ERM Group, Fluor Daniel, Jacobs Engineering, and Roy
F. Weston. Major competitors in remediation include Bechtel, Fluor Daniel, Foster Wheeler, Groundwater Technology, Jacobs Engineering, Morrison-Knudsen, OHM and Sevenson.

  Increased competition, combined with changes in client procurement procedures, has resulted in market trends over the past several years toward lower contract margins, a client preference for fixed-price or unit-price contracts and unfavorable changes in contract terms and conditions in areas such as indemnification of the client by ITC of liabilities for damage or injury to third parties and property and for environmental fines and penalties. Additionally, certain of ITC's competitors benefit from certain economies of scale and have better access to bonding and insurance markets at a lower cost. The entry of large systems contractors and international engineering and construction firms into the environmental management industry has increased the level of competition for major federal governmental contracts and programs, which have been the primary source of ITC's revenue over the past several years. Over the past several years, there has been consolidation in the industry as certain of the larger corporations have acquired smaller firms which, although reducing the number of industry competitors to some degree, has increased the number of stronger competitors.

 Technology Development

  ITC's Technology Development program focuses on innovative applications of new and existing technologies and methods, principally through client projects. The ITC technology development program is directed in three primary areas: 1) continued improvements to technologies developed in-house through applications on client projects, 2) the evaluation and implementation of technologies developed outside ITC which present commercial opportunities for ITC, and 3) improvements to third party technologies for enhanced client value. Additionally, ITC continues to defend and expand its patent position in thermal treatment technology, bioremediation and various soil cleaning processes.

  Through ITC's technology development program, ITC has continued to advance the development and implementation of its bioremediation programs. Clean closure of numerous sites have been accomplished using naturally occurring organisms in the patented BIOFAST system. Recent patents for vapor phase nutrient delivery have successfully demonstrated the ability to expand the range of applicability to nutrient deficient soils. Advances in the understanding and monitoring of natural attenuation processes have resulted in approval from federal and state agencies for selection of natural attenuation as the clean-up option of choice for an increasing number of sites including contaminants such as gasoline, fuel oil, and chlorinated solvents. ITC is participating in a client funded program for the applications testing and commercialization of an innovative bioremediation technology using naturally occurring organisms for the remediation of metals contaminated soils. This innovative approach will provide a new cost effective option to the current practice of excavation and disposal of metals contaminated soils.

  Under license from a third party, ITC has completed the largest installation to date of the "barrier wall and reactive gate technology." Contaminated groundwater at the site collects against the down gradient barrier wall and is funneled to the reactive gate where the contaminants decompose by reaction with the reactive media in the gate.

  ITC continues to enhance the applicability of a licensed method to identify and treat a specific class of toxic substances inherent in wastewater discharges from the oil industry. Pilot-scale testing at a client refinery is providing a direct comparison of the new technology capabilities to existing, carbon treatment cost and effectiveness.

  ITC has entered into the first option year of the contract for operation of the USEPA Test & Evaluation Facility in Cincinnati, Ohio. This RCRA Part B permitted, USEPA facility is also available for private party sponsored technology evaluations, provides treatability testing and process development services on contaminated waste waters, sludges, and soils. Unique accomplishments this year include the development, construction, and field startup of systems for the production of "safe drinking water" at three sites in the Peoples Republic of China and one in the state of Vera Cruz, Mexico under the federally funded United States Technology for International Environmental Solutions program.

  This year ITC has also improved its position in the development and commercialization of environmental information management technology. ITC has received extensive patent coverage for the ManageIT system which is used for the management and tracking of Hazardous Waste at client sites. Through the use of its proprietary ITC Environment Management System (ITEMS) and related systems, ITC has become a leading user of advanced data base management technology to serve its clients' needs. ITC uses various information management capabilities developed by many vendors, in addition to its proprietary systems, in implementing environmental information management systems for its clients.

 Regulations

  ITC and its clients are subject to extensive and evolving environmental laws and regulations which affect the demand for many of the services offered by ITC (see Business--Operations--Environmental Contractor Risks) and create certain significant risks and potential opportunities for ITC in providing its services. Regulatory changes may also affect ITC's inactive disposal sites in Northern California. (See Notes to Consolidated Financial Statements-- Discontinued operations.)

  Within the past three years, a number of significant changes to existing environmental legislation have been proposed. Some of the proposed changes originated in legislation commonly referred to as the Republican Party's "Contract With America." Many of the proposed changes have been stalled in the Congress. The proposals would overhaul the government regulatory process, requiring regulatory risk assessments and cost-benefit analyses, and reducing requirements for reporting to the government. Although the impact of these proposed changes upon ITC's business cannot yet be fully predicted, the proposed changes in regulations and reduced enforcement of current environmental laws appear to have decreased the demand for certain of ITC's services, as customers anticipate and adjust to the potential changes. ITC believes that it generally has benefited from increased environmental regulations affecting business, and from more active enforcement of those regulations. However, proposed changes could also result in increased demand for certain of ITC's services if regulatory changes decrease the cost of remediation projects or result in more funds being spent for actual remediation. The ultimate impact of the proposed changes will depend upon a number of factors, including the overall strength of the U.S. economy and customers' views on the cost-effectiveness of remedies available under the changed regulations.

  The principal environmental legislation affecting ITC and its clients is described below:

  National Environmental Policy Act of 1969 (NEPA). Under NEPA, all federal agencies must consider environmental factors in their decision making. Among other things, NEPA established guidelines and requirements for environmental assessments and mitigation measures for a variety of projects involving government approval or financing, including development and construction of power plants and transmission lines, pipelines, highways, landfills, mines, reservoirs and residential and commercial developments.

  Resource Conservation and Recovery Act of 1976 (RCRA). RCRA regulates the treatment, storage and disposal of hazardous and solid wastes. The 1984 Hazardous and Solid Waste Amendments to RCRA (HSWA) expanded RCRA's scope by providing for the regulation of additional wastes as hazardous and imposing restrictions on land disposal of certain wastes, prescribing more stringent management standards for hazardous waste disposal sites, setting standards for underground storage tank (UST) management and providing for corrective action procedures. Under RCRA, liability and stringent management standards are imposed on generators or transporters of hazardous waste or owners or operators of waste treatment, storage or disposal facilities.

  RCRA's standards for waste treatment, storage and disposal facilities apply to hazardous waste incinerators. Changes in these standards and related changes in CERCLA have impacted the market for ITC's mobile, on-site incineration services using the Hybrid Thermal Treatment System (HTTS ) technology. In 1994, the USEPA issued a new policy under RCRA which, while affirming incineration as an allowable remedy under CERCLA, called for additional procedures and studies to be conducted before incineration may be selected as a remedy, or which may result in the deselection of incineration as a remedy, at a Superfund site. Additionally, in 1996, the USEPA finalized its policy of favoring waste minimization over combustion/incineration and of increasing regulatory burdens upon combustion and incineration facilities, whether fixed-based or on-site. Furthermore, incineration as a remediation remedy continues to be the subject of considerable public opposition and controversy. ITC believes that the heightened scrutiny and higher cost of, and public opposition to, incineration as a remedial option has led to delays and added costs in permitting ITC's HTTS units for use on projects, and has also caused the USEPA and/or private parties to prefer other remedies in Superfund remediations. Such actions may have an adverse impact on ITC's business. (See Management's Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations--Continuing Operations--Revenues.)

  Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA). CERCLA addresses cleanup of sites at which there have been or may be releases or threatened releases of hazardous substances into the environment. CERCLA assigns liability for costs of cleanup and damage to natural resources to any person who, currently or at the time of disposal of a hazardous substance, owned or operated any facility at which hazardous substances were released; to any person who arranged for disposal, treatment, or transportation of hazardous substances by others; and to certain persons who accepted hazardous substances for transport to facilities or sites from which there is a release or threatened release of hazardous substances. CERCLA authorizes the federal government either to clean up these sites itself or to order persons responsible for the situation to do so. CERCLA created the Superfund to be used by the federal government to pay for certain cleanup efforts. Where the federal government expends money for remedial activities, it must seek reimbursement from the potentially responsible parties (PRPs). CERCLA generally imposes strict, joint and several retroactive liability upon such parties. CERCLA was amended in 1986 by the Superfund Amendments and Reauthorization Act (SARA), which authorized increased federal expenditures and imposed more stringent cleanup standards and accelerated timetables. SARA also contained provisions which expanded the enforcement powers of the USEPA.

  While CERCLA's Superfund taxing authority originally expired in December 1995, and CERCLA's authority to expend funds originally expired in September 1994, Congress has extended the USEPA's authority to tax and use funds on an interim basis through September 30, 1997. Moreover, the Congressional Budget Office projects that the USEPA has enough appropriated but unobligated funds to allow USEPA to operate at current levels for approximately two years after September 30, 1997, should CERCLA's taxing authority not be reauthorized by then.

  ITC believes that failure of Congress to reauthorize CERCLA, and proposed substantial changes in and continuing uncertainty concerning the details of the legislation, cleanup standards, and remedy selection, have resulted in project delays and/or the failure of clients to initiate or proceed with projects. A number of changes to CERCLA have been previously proposed as a part of the reauthorizing legislation. Amendments to repeal CERCLA's retroactive liability provisions have been introduced. It has also been proposed that CERCLA's preference for permanent treatment remedies such as incineration be changed to favor confinement and containment remedies. (See the discussion of the Resource Conservation and Recovery Act of 1976 (RCRA) immediately above.) Standards for acceptable cleanups have also been the subject of proposals for change. Although several bills to reauthorize CERCLA have been introduced in this session of Congress, including some which propose to maintain or increase previous funding levels, controversy over the details of the legislation indicate that there is no clarity when CERCLA may be reauthorized, what changes would be included in any reauthorization, or what funding levels might be.

  In response to Congressional and private sector pressure and, in part, to avoid more sweeping legislative changes, the USEPA has attempted to relax regulatory requirements and enforcement. For example, the USEPA has attempted, through various regulatory initiatives, to make it easier to redevelop "brownfields," i.e., lightly to moderately contaminated urban sites. Brownfields sites nationally have been estimated to number in the hundreds of thousands. Similar legislation has also been introduced, and a number of states have initiated similar programs. While ITC believes such programs offer additional opportunities, the ultimate impact of such programs cannot yet be predicted.

  Clean Air Act and 1990 Amendments. The Clean Air Act requires compliance with National Ambient Air Quality Standards for specific pollutants and empowers the USEPA to establish and enforce limits on the emission of various pollutants from specific types of facilities. The Clean Air Act Amendments of 1990 modified the Clean Air Act in a number of significant areas. Among other changes, they established emissions allowances for sulfur and nitrogen oxides, established strict requirements applicable to emissions of air toxins, established a facility-wide operating permit program for all major sources of pollutants, established requirements for management of accidental releases of toxic air pollutants, and created significant new penalties, both civil and criminal, for violations of the Clean Air Act.

  Although the USEPA has recently proposed a significant tightening of regulations regarding ozone standards and particulate emissions, which might eventually increase demand for ITC's air quality services, the proposals have met with substantial opposition and their ultimate fate remains uncertain.

  Other Federal and State Environmental Laws. ITC's services are also utilized by its clients in complying with, and ITC's operations are subject to regulation under, among others, the following federal laws: the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and the Hazardous Materials Transportation Act. In addition, many states have passed Superfund-type legislation and other regulations and policies to cover more detailed aspects of hazardous materials management. This legislation addresses such topics as air pollution control, UST and aboveground storage tank (AST) management, water quality, solid waste, hazardous waste, surface impoundments, site cleanup and wastewater discharge. In addition, many states that passed Superfund-type legislation and other environmental regulations are now reviewing and relaxing those laws and regulations because of their alleged adverse impact upon business and competitiveness.

 Environmental Contractor Risks

  Although ITC believes that it generally benefits from increased environmental regulations affecting business, and from enforcement of those regulations, increased regulation, enforcement and private litigation also create significant risks for ITC. These risks include potentially large civil and criminal liabilities from violations of environmental laws and regulations and liabilities to customers and to third parties for damages arising from performing services for clients. ITC's failure to observe such laws and/or the terms and conditions of licenses and permits it holds could adversely impact ITC's ability to carry on one or more of its businesses as presently constituted.

 Liabilities Arising out of Environmental Laws and Regulations

  All facets of ITC's business are conducted in the context of an extensive and rapidly changing statutory and regulatory framework. ITC's operations and services are affected by and subject to regulation by a number of federal and other agencies. There have also been efforts by litigants to expand the reach of CERCLA and RCRA to make contractor firms responsible for cleanup costs through claims that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation or disposal of hazardous substances. While a few decided CERCLA cases have shielded cleanup contractors from strict liability, no clear direction has emerged from the cases decided to-date.

 Potential Liabilities Involving Customers and Third Parties

  In performing services for its customers, ITC could potentially be liable for breach of contract, personal injury, property damage, negligence and other causes of action. The damages available to a customer, should it prevail in its claims, are potentially large and could include consequential damages.

  Many of those contracting for environmental management services, particularly those involving large scale remediations, seek to shift to contractors the risk of completing the project in the event the contamination is either more extensive or difficult to resolve than originally anticipated. In the competitive market in which environmental management services are offered, customer pressure has increased significantly for contractors to accept greater risk of performance, liability for damage or injury to third parties or property, and liability for fines and penalties. ITC has from time to time been involved in claims and litigation involving disputes over such issues. (See Notes to Consolidated Financial Statements--Motco litigation settlement.)

  Environmental management contractors, in connection with work performed for customers, also potentially face liabilities to third parties from various claims including claims for property damage or personal injury stemming from a release of toxic substances or otherwise which could arise long after completion of the project.

  Over the past several years, the USEPA and other federal agencies have constricted significantly the circumstances under which they will indemnify their contractors against liabilities incurred in connection with CERCLA projects and continue their attempts to renegotiate previously agreed indemnities. While future Congressional action to broaden the availability of indemnification is possible, there is no assurance that Congress will change federal government indemnification policies.

 Government Contracting Risk

  As a major provider of services to governmental agencies, ITC also faces the risks associated with government contracting, which include substantial civil and criminal fines and penalties. Government contracting requirements are complex, highly technical and subject to varying interpretations. As a result of its government contracting business, ITC has been, is, and expects in the future to be, the subject of audits and investigations by governmental agencies. (See Notes to Consolidated Financial Statements--Commitments and contingencies--Helen Kramer contract.) In addition to the potential damage to ITC's business reputation, the failure to comply with the terms of one or more of its government contracts could also result in ITC's suspension or debarment from future government contract projects for a significant period of time.

 Insurance and Risk Management

  ITC has adopted a range of insurance and risk management programs designed to reduce potential liabilities, including insurance policies, programs to seek indemnity where possible in its contracts, other contract administration procedures, and employee health, safety, training, and environmental monitoring programs. In addition, as a result of the substantial increase over the past several years in the percentage of ITC's revenues derived from work for governmental agencies, ITC has developed a company-wide government contracts compliance program. ITC cannot assure the adequacy of the program and compliance failure could have a material adverse effect on ITC's business.

  ITC's insurance program includes $70,000,000 per fiscal year of excess liability policies, insuring claims in excess of a $5,000,000 retention level for each of commercial general liability, product liability and automotive liability. With respect to the $5,000,000 retention level for each of such coverages, ITC's captive insurance company (the Captive) generally is obligated to indemnify ITC's insurance carriers against liabilities and costs of defense, subject to certain limitations. Letters of credit are provided to support the indemnity commitment; at present, the aggregate amount of such letters of credit is approximately $3,500,000. From a risk management perspective, the policies reinsured by the Captive are, in effect, a self-insurance layer.

  ITC also has other insurance policies with various retentions or deductibles for the management of its risk including but not limited to all risk property coverage, workers' compensation, employer's liability, employment practices liability, consultants' environmental liability (including errors and omissions) and directors' and officers' liability insurance coverage.

  Although ITC believes its program to be appropriate for the management of its risk, its insurance policies may not fully cover risks arising from ITC's operations. The exclusion of certain pollution and other liabilities, such as punitive damages, from some insurance policies, or losses in excess of the coverage, may cause all or a portion of one or more losses not to be covered by such insurance.

DISCONTINUED OPERATIONS

  In December 1987, ITC's Board of Directors adopted a strategic restructuring program which included a formal plan to divest the transportation, treatment and disposal operations through sale of some facilities and closure of certain other facilities. These operations included the handling and transportation of clients' wastes and their treatment and/or disposal at Company or third party-owned facilities. In June 1989, ITC completed the sale of ITC's active treatment and disposal operations in Imperial Valley and at Bakersfield, California, as well as its transportation business. ITC's four inactive treatment, storage and disposal facilities located in Northern California were not included in this transaction. Substantial progress has been made to date toward the closure of these facilities, with two of these facilities closed and the others in the process of closure.

  There are substantial financial implications related to the discontinued operations. For further information regarding ITC's discontinued operations, see Notes to Consolidated Financial Statements--Discontinued operations and Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources.

EMPLOYEES

  At March 28, 1997, ITC employed 2,083 regular employees. Of these employees, 203 were in sales, corporate office and group administration and the remainder were in operations. ITC's professional and technical employees engage in disciplines which include chemical and civil engineering, geology, hydrology/hydrogeology and computer/data processing. Over 445 of ITC's employees hold advanced degrees.

  At March 28, 1997, none of ITC's employees were represented by labor unions under collective bargaining agreements. ITC employs union labor from time to time on a project-specific basis. ITC considers its relations with its employees to be good.

                                  PROPERTIES

  ITC owns or leases property in 25 states, the District of Columbia and the United Kingdom. Excluding its discontinued operations, ITC owns approximately 50 acres and leases approximately 675,000 square feet of property for various uses, including regional and project offices, technology and process development laboratories, equipment yards and a corporate office. Management considers the facilities adequate for the present and anticipated activities of ITC.

  Additionally, ITC owns approximately 2,821 acres related to its discontinued operations, principally in Northern California, of which approximately 500 acres have been used for hazardous waste disposal facilities and approximately 2,200 are adjacent to those facilities, but were never used for waste disposal.

  ITC has announced the relocation and consolidation of its Torrance, California corporate headquarters into its largest operations office in Monroeville (Pittsburgh), Pennsylvania. This process will be completed by the end of June 1997. ITC expects to realize certain cost savings from this consolidation. (See Management's Discussion and Analysis--Results of Operations--Continuing Operations--Restructuring charge).

                               LEGAL PROCEEDINGS

CONTINUING OPERATIONS LEGAL PROCEEDINGS

  See Notes to Consolidated Financial Statements--Commitments and
Contingencies--Contingencies for information regarding the legal proceedings related to the continuing operations of the Company.

DISCONTINUED OPERATIONS LEGAL PROCEEDINGS

  See Notes to Consolidated Financial Statements--Discontinued Operations for information regarding the legal proceedings that relate to the transportation, treatment and disposal discontinued operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF ITC

  The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of ITC. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with ITC. Unless otherwise indicated, the principal business address of each director or executive officer is 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Directors of ITC are indicated with an asterisk.

  NAME, CITIZENSHIP AND        PRESENT OCCUPATION OR        MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS           EMPLOYMENT            DURING THE PAST FIVE YEARS
 ------------------------      ---------------------      --------------------------
 *Anthony J. DeLuca...... Chief Executive Officer and      Chief Executive Officer
                           President. Director since 1996   and President from July
                                                            1997 to the present;
                                                            President and acting
                                                            Chief Executive Officer
                                                            from July 1996 to July
                                                            1997; Senior Vice
                                                            President and Chief
                                                            Financial Officer from
                                                            March 1990 to July
                                                            1997.
 *E. Martin Gibson....... Chairman of the Board of         Chairman of the Board of
                           Directors. Director since 1994   Directors from April
                                                            1995 to November 1996;
                                                            Chairman of Corning
                                                            Life Sciences, Inc.
                                                            from 1992 to December
                                                            1994.
 *James C. McGill........ Director and Private Investor.   Director from 1990 to
                           Director since 1990              the present; Private
                                                            investor for the last 5
                                                            years.
 *Daniel A. D'Aniello.... Managing Director of Carlyle.    Managing Director of
                           Director since 1996.             Carlyle from 1987 to
                                                            the present.
 *Philip B. Dolan........ Vice President of Carlyle.       Vice President of
                           Director since 1996              Carlyle from 1989 to
                                                            the present.

  NAME, CITIZENSHIP AND        PRESENT OCCUPATION OR        MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS           EMPLOYMENT            DURING THE PAST FIVE YEARS
 ------------------------      ---------------------      --------------------------
 *Admiral James David
  Watkins................  President of the Joint           President of JOI from
                           Oceanographic Institutions,      1993 to the present;
                           Inc. ("JOI"). Director since     President of Consortium
                           1996                             Oceanographic Research
                                                            and Education from 1994
                                                            to the present;
                                                            Secretary of Energy
                                                            under President Bush
                                                            from 1989 to 1993.
 *Robert F. Pugliese..... Special Counsel to Eckert        Special Counsel to
                           Seamans Cherin & Mellott         Eckert from 1993 to the
                           ("Eckert"). Director since       present.
                           1996.
 Franklin E. Coffman..... Senior Vice President, DOE       Senior Vice President,
                           Programs, Corporate Business     DOE Programs, Corporate
                           Development                      Business Development
                                                            from July 1996 to the
                                                            present; Senior Vice
                                                            President, Government
                                                            and Commercial Program
                                                            Development from March
                                                            1995 to July 1996; Vice
                                                            President, Government
                                                            Programs from October
                                                            1984 to March 1995.
 James R. Mahoney........ Senior Vice President,           Senior Vice President,
                           Consulting and Ventures and      Consulting and Ventures
                           Corporate Development            from July 1996 through
                                                            the present; Senior
                                                            Vice President,
                                                            Technical Operations
                                                            and Corporate
                                                            Development from March
                                                            1995 to July 1996;
                                                            Senior Vice President,
                                                            Corporate Development
                                                            and Sales from April
                                                            1992 to March 1995.
 Raymond J. Pompe........ Senior Vice President,           Senior Vice President,
                           Engineering and Construction     Engineering and
                                                            Construction from July
                                                            1996 to the present,
                                                            Senior Vice President,
                                                            Project Operations from
                                                            March 1995 to July
                                                            1996; Vice President,
                                                            Construction and
                                                            Remediation from 1988
                                                            to March 1995.
 James G. Kirk........... Vice President, General Counsel  Vice President, General
                           and Secretary                    Counsel and Secretary
                                                            from September 1996 to
                                                            the present; General
                                                            Counsel, Eastern
                                                            Operations from 1991 to
                                                            September 1996.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the annual, long-term compensation and other compensation for services in all capacities to ITC for the fiscal years 1997, 1996 and 1995 of those persons who were, as of March 28, 1997, the Chief Executive Officer, or who had served as Chief Executive Officer at any time during the 1997 fiscal year and the other four most highly compensated executive officers of ITC (the "Named Officers").

                                                                   LONG TERM COMPENSATION
                                   ANNUAL COMPENSATION                     AWARDS
                         --------------------------------------- --------------------------
                                                    OTHER ANNUAL  RESTRICTED   SECURITIES
   NAME AND PRINCIPAL                               COMPENSATION    STOCK      UNDERLYING       ALL OTHER
        POSITION         YEAR SALARY($) BONUS($)(3)    ($)(4)    AWARDS($)(5) OPTIONS(#)(6) COMPENSATION($)(7)
   ------------------    ---- --------- ----------- ------------ ------------ ------------- ------------------
Anthony J. DeLuca(1).... 1997 $307,981   $ 50,000        --        $      0      26,333          $37,614
 Chief Executive         1996  270,400     12,776        --         296,875           0           17,732
 Officer and President   1995  270,400    108,160        --         173,550      19,250           16,519
Franklin E. Coffman..... 1997 $194,000   $ 19,400        --        $      0      15,233          $15,356
 Senior Vice President,  1996  192,346      8,201        --               0           0           26,923
 DOE Programs,           1995  183,999     55,200        --         155,888       8,750           27,529
 Corporate Business
 Development
James R. Mahoney........ 1997 $260,000   $ 26,000        --        $      0      16,333          $27,060
 Senior Vice President,  1996  260,000     12,285        --         118,750           0           28,579
 Consulting and Ventures 1995  256,925    104,000        --         172,163      19,250           20,330
 and Corporate
 Development
Raymond J. Pompe........ 1997 $248,075   $ 26,500        --        $      0      16,417          $18,270
 Senior Vice President,  1996  206,691      9,923        --         118,750           0           16,250
 Engineering and         1995  192,992     57,000        --         156,498       8,750           11,328
 Construction
James G. Kirk........... 1997 $150,625   $ 10,000        --        $      0       4,667          $ 8,352
 Vice President, General 1996  140,500     28,319        --               0           0            7,168
 Counsel and Secretary   1995  140,500     28,100        --               0       1,325            5,681
Robert B. Sheh(2)....... 1997 $112,500   $      0        --        $      0           0          $ 5,077
 President and           1996  450,000     26,578        --         475,000           0           52,100
 Chief Executive Officer 1995  450,000    225,000        --          74,993      37,500           34,519

--------
(1) On July 22, 1997, Mr. DeLuca was named Chief Executive Officer and President of ITC. As of July 1, 1996, Mr. DeLuca was named President and Acting Chief Executive Officer and a director of ITC. Prior to that time Mr. DeLuca served as Senior Vice President and Chief Financial Officer of ITC.

(2) Mr. Sheh resigned as President and Chief Executive Officer and a director of ITC as of July 1, 1996, but will be treated as an employee of ITC through June 26, 1998. See "Certain Transactions--Sheh Agreements."

(3) Bonus amounts are reported in the fiscal year they are earned or accrued, even though some or all of the actual cash payment may be made in the next fiscal year. For fiscal year 1997, each Named Officer who received a "Bonus" also received a grant of stock options in fiscal year 1998 for achieving the performance objectives set forth in the 1997 Management Incentive Plan. Such stock options are reported in this table under Securities Underlying Options in 1997. The amount reported for Mr. Kirk in 1996 includes a special, one-time cash payment of $25,000 for his efforts in resolving the Motco litigation. Certain Named Officers also received an award of restricted stock in fiscal year 1996 attributable to the fiscal year 1995 incentive compensation plan. The value of such restricted stock awards is reported in this table under Restricted Stock Awards in 1995. The total value of bonuses, including the aforementioned restricted stock awards, earned in fiscal year 1995, by each of the Named Officers are as follows: Mr. DeLuca, $144,210; Mr. Coffman, $73,588; Mr. Mahoney, $138,663; Mr. Pompe, $75,998; and Mr. Sheh, $299,993.

(4) The dollar value of perquisites and other personal benefits, if any, for each of the Named Officers was less than the reporting thresholds established by the SEC.

(5) 12,500 shares of restricted stock were awarded to each of Messrs. DeLuca, Coffman, Mahoney and Pompe on March 2, 1995, with a fair market value of $11.00 per share on the date of grant. The shares vest in 20% increments over five years provided that Messrs. Mahoney, DeLuca and Pompe remain employed by ITC on the vesting dates. In lieu of cash, certain Named Officers received awards of restricted stock in connection with a fiscal year 1995 incentive compensation plan. A total of 14,646 shares of restricted stock were awarded to the Named Officers on July 5, 1995 with a fair market value of $12.50 per share. The shares awarded were as follows:
    Mr. DeLuca, 2,884 shares; Mr. Coffman, 1,471 shares; Mr. Mahoney, 2,773 shares; Mr. Pompe, 1,159 shares; and Mr. Sheh, 5,999 shares. The restrictions on the shares will lapse three years from the date of award provided that each Named Officer remains employed by ITC at that date. On March 28, 1996, the following number of restricted shares were issued to the Named Officers, with a fair market value of $9.50 per share on the date of grant: Mr. Sheh, 50,000 shares (which shares were returned to ITC pursuant to Mr. Sheh's separation agreement with ITC (see "Certain Transactions--Sheh Agreements")); Mr. DeLuca, 31,250 shares; Mr. Mahoney, 12,500 shares; and Mr. Pompe, 12,500 shares. The restrictions on the shares will lapse upon the earlier of: (i) attainment of an average $16.00 or greater price of ITC's Common Stock for any period of sixty consecutive calendar days; (ii) four years from the date of issuance of the restricted shares; or (iii) upon death, disability or retirement of the holder or a change of control (as defined).

(6) For fiscal year 1997, each Named Officer who received a "Bonus" also received a grant of non-qualified stock options in fiscal year 1998 for achieving the performance objectives set forth in the 1997 Management Incentive Plan. The options vest in 25% increments over four years beginning one year from the date of grant, expire ten years after grant and were issued at an exercise price equal to the fair market value of the Common Stock on the date of grant. The number of option shares granted to the Named Officers in fiscal year 1998 are as follows: Mr. DeLuca, 8,333 shares; Mr. Coffman, 3,233 shares; Mr. Mahoney, 4,333 shares; Mr. Pompe, 4,417 shares; and Mr. Kirk, 1,667 shares.

(7) For 1997, the amounts shown for Messrs. DeLuca, Coffman, Mahoney, Pompe and Kirk represent $5,255, $4,596, $4,860, $5,897 and $991, respectively, of life insurance premiums in excess of $50,000. Although required to be reported as income, the Named Officers, as do all salaried employees, pay the cost for all life insurance premiums for coverage in excess of one times their salary in calendar year 1997 and one and one-half times their salary in calendar year 1996. In addition, the amounts shown include:
    ITC's contribution to ITC's Retirement Plan, a defined contribution plan, for ITC's fixed and 401(k) Company matching contributions for Messrs. DeLuca, Coffman, Mahoney, Pompe, Kirk and Sheh in the amounts of $4,500, $7,500, $7,500, $7,500, $7,361 and $1,702, respectively; ITC's contribution to ITC's Restoration Plan, a non-qualified supplemental retirement plan, to Messrs. DeLuca, Coffman, Mahoney, Pompe and Sheh as follows: $7,300, $3,260, $4,700, $4,873 and $3,375, respectively; $10,000 for partial principal forgiveness on a relocation loan to purchase a residence for Mr. Mahoney; $17,508 in accrued but unused paid time off for Mr. DeLuca; and $3,052 in reimbursed relocation expenses for Mr. DeLuca. For 1996, the amounts shown include: $5,798, $6,157, $5,990, $5,706, $819 and $20,034 for Messrs. DeLuca, Coffman, Mahoney, Pompe, Kirk and Sheh, respectively, for life insurance premiums in excess of $50,000; ITC's contribution to ITC's Retirement Plan for ITC's fixed, discretionary profit sharing and 401(k) Company matching contribution for Messrs. DeLuca, Coffman, Mahoney, Pompe, Kirk and Sheh of $6,459, $7,058, $7,498, $7,209, $6,349 and $9,003, respectively; a contribution to ITC's Restoration Plan for Messrs. DeLuca, Coffman, Mahoney, Pompe and Sheh of $5,475, $2,515, $5,091, $3,334 and $13,063, respectively; $10,000 for partial principal forgiveness of a relocation loan to purchase a principal residence for each of Messrs. Mahoney and Sheh; and $11,192 for accrued but unused paid time off for Mr. Coffman. For 1995: the amounts shown for Messrs. DeLuca, Coffman, Mahoney, Pompe, Kirk and Sheh include life insurance premiums in excess of $50,000 in the amount of $4,711, $6,071, $3,731, $4,711, $764 and $17,947, respectively; ITC's contribution to ITC's Retirement Plan for Messrs. DeLuca, Coffman, Mahoney, Pompe, Kirk and Sheh in the respective amounts of $6,608, $7,304, $6,599, $6,617, $4,918 and $6,572; $10,000 for partial principal forgiveness of a relocation loan to purchase a principal residence for each of Messrs. Mahoney and Sheh; and $5,200 and $14,154, respectively, for Messrs. DeLuca and Coffman for accrued but unused vacation.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information related to grants of stock options to the Named Officers pursuant to ITC's Stock Incentive Plans during the fiscal year ended March 28, 1997. No stock appreciation rights ("SARs") were granted during the last fiscal year.

                              NUMBER OF    PERCENT OF
                             SECURITIES   TOTAL OPTIONS
                             UNDERLYING    GRANTED TO    EXERCISE             GRANT DATE
                               OPTION     EMPLOYEES IN  PRICE (PER EXPIRATION  PRESENT
      NAME                  GRANTED(#)(1)  FISCAL YEAR  SHARE)(2)     DATE     VALUE(3)
      ----                  ------------- ------------- ---------- ---------- ----------
   Franklin E. Coffman.....    12,000          7.0        $8.625    2/25/07    $64,920
   Anthony J. DeLuca.......    18,000         10.5        $8.625    2/25/07    $97,380
   James G. Kirk...........     3,000          1.7        $8.625    2/25/07    $16,230
   James R. Mahoney........    12,000          7.0        $8.625    2/25/07    $64,920
   Raymond J. Pompe........    12,000          7.0        $8.625    2/25/07    $64,920

--------
(1) All options granted in fiscal year 1997 vest in 25% increments over four years beginning one year from the date of grant. Full vesting occurs on the fourth anniversary date and expires ten years after grant. Options become 100% vested and are exercisable for two years after retirement from ITC.

(2) The exercise price on options granted is the fair market value of the Common Stock on the date of grant.

(3) When calculating the present value of options granted in 1997, ITC used the Black-Scholes option pricing model to obtain a calculated present value of $5.41 share. ITC assumed a volatility of 0.462, a risk free interest rate of 6.55% and assumed that the shares would be exercised evenly throughout the four-year vesting schedule. In addition, ITC took a 3% discount for each year in the vesting period to account for the risk of forfeiture in the event that the executive terminates employment with ITC. The valuation is not intended to forecast possible future appreciation, if any, of the Common Stock. The real value of the option depends on the actual performance of ITC's Common Stock during the applicable period.

AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR AND OPTION VALUES AT END OF LAST FISCAL YEAR

  The following table provides information with respect to the exercise of stock options during the fiscal year ended March 28, 1997 by the Named Officers, and with respect to unexercised "in-the-money" stock options outstanding as of March 28, 1997. In-the-money stock options are options for which the exercise price is less than the market price of the underlying stock at the end of the fiscal year. No executive officer or any other employee of ITC held or exercised any SARs at any time during fiscal year 1997.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED AT
                                                  OPTIONS AT FISCAL YEAR END    IN-THE-MONEY OPTIONS
                           SHARES                        (IN SHARES)            FISCAL YEAR END($)(2)
                          ACQUIRED      VALUE    ---------------------------- -------------------------
   NAME                  ON EXERCISE REALIZED($) EXERCISABLE UNEXERCISABLE(3) EXERCISABLE UNEXERCISABLE
   ----                  ----------- ----------- ----------- ---------------- ----------- -------------
Anthony J. DeLuca.......       0         $ 0       32,999         31,501          $ 0          $ 0
Franklin E. Coffman.....       0           0        9,999         17,251            0            0
James G. Kirk...........       0           0        1,208          3,117            0            0
James R. Mahoney........       0           0       27,499         25,001            0            0
Raymond J. Pompe........       0           0       10,749         19,501            0            0
Robert B. Sheh(1).......       0           0       90,625         21,875            0            0

--------
(1) Mr. Sheh resigned as President and Chief Executive Officer and a director of ITC as of July 1, 1996, but will be treated as an employee of ITC through June 26, 1998. See "Certain Transactions--Sheh Agreements."

(2) Represents the difference between the $6.875 fair market value of ITC's Common Stock on March 28, 1997 (represented by the closing market price on March 27, 1997), minus the exercise price of the options.

(3) Messrs. DeLuca, Mahoney and Pompe's options with respect to 2,500 shares, 2,000 shares and 2,000 shares, respectively, have vested as a result of the passage of time but may not be exercised unless ITC's stock price increases to certain predetermined levels. Because this condition has not been satisfied and the options therefore are not vested, such options are not included in the foregoing "Beneficial Ownership of Shares" table.

1997 MANAGEMENT INCENTIVE PLAN

  Pursuant to ITC's 1997 Management Incentive Plan, $500,000 in cash and 83,333 shares of stock options were reserved to reward key associates if pre-established performance targets for the second half of the fiscal year were achieved. Payments and stock option grants under the Plan were dependent upon achieving three targets: 1) a required level of pre-tax operating income, 2) an improvement in the collection of accounts receivable (days sales outstanding) and 3) individual performance goals. The plan was administered by the Compensation Committee. Target incentive awards ranging from 10% to 50% of participants' salary were reduced pro-rata to reflect the one-half year performance period and the grant of stock options supplemental to the payment of cash awards. Individual incentive awards and stock option grants may have been increased or decreased from their targets depending upon individual performance. Cash incentive awards in the aggregate of $499,705 and 80,221 shares of stock options in the aggregate were awarded to the 90 plan participants. The total incentive awards earned and shares of stock options granted to the Named Officers were as follows:

                                                             CASH   STOCK OPTION
    NAMED OFFICER                                            BONUS     SHARES
    -------------                                           ------- ------------
   Anthony J. DeLuca....................................... $50,000    8,333
   Franklin E. Coffman.....................................  19,400    3,233
   James G. Kirk...........................................  10,000    1,667
   James R. Mahoney........................................  26,000    4,333
   Raymond J. Pompe........................................  26,500    4,417

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is composed of three non-employee directors. The Compensation Committee reviews management compensation levels and evaluates management performance and related matters. The Compensation Committee also administers ITC's various management incentive plans, including the 1996 Stock Incentive Plan. This report relates to the fiscal year ended March 28, 1997.

  The Compensation Committee retains the services of nationally known independent consulting firms specializing in executive compensation issues to assist it in performing its functions. The Compensation Committee reviews surveys and other materials describing the compensation practices of companies from which ITC recruits and with which it competes for management talent, including (i) large engineering-companies, (ii) environmental services companies, including some that are and some that are not in the peer group index in the Five-Year Stock Price Performance Graph included in this Proxy Statement and (iii) other companies in general industry of similar size. The Committee considers this information and other factors in its deliberations on management compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee is a former or current officer or associate of ITC or its subsidiaries and there are no Compensation Committee interlocks.

COMPENSATION PROGRAM OBJECTIVES

  In fiscal year 1997, following the Investment and management changes, the Compensation Committee initiated a review of the Management Compensation Program. On the basis of that review, the Committee adopted a revised compensation strategy and plans and programs that are designed to attract, retain and motivate key management and to align the financial interests of ITC's executive officers with those of its stockholders.

  The revised compensation strategy is designed to better align management and stockholder interests by placing a larger percentage of an executive officer's compensation "at risk" in the form of annual and long-term incentives, which at target levels, are generally intended to provide about 60% of total compensation, and moving base salaries from the sixtieth to the fiftieth percentile of competitive practice. In addition, a larger portion of management's incentive compensation, both annual and long-term incentive, will be linked to the value of ITC's common stock. It is anticipated that this change will be implemented over three to five years.

  ITC's Management Compensation Program is designed to provide:

    (i) Base salaries that are competitive with those of engineering, environmental services and general industry companies;

    (ii) Competitive total annual cash compensation, delivered through annual incentive compensation that varies in a consistent and predictable manner with the financial performance of ITC; and

    (iii) Long-term incentive compensation that focuses management on building stockholder value through the attainment of longer-term financial and strategic goals, and encourages management stock ownership.

  In the design and administration of the Management Compensation Program, ITC attempts to achieve an appropriate balance among the various elements of compensation, each of which is discussed, in addition to the Committee's actions, in greater detail below.

BASE SALARY

  As a guideline, the base salary for Company management is targeted at from the fiftieth to the sixtieth percentile level of comparable engineering and environmental services companies and other companies of similar size. This was done to attract and retain key talent in this highly competitive industry. ITC's salary plan for executive officers is approved, on an annual basis, by the Compensation Committee and takes into account individual performance, ITC's overall financial performance and competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

  The Compensation Committee completed its annual review of officer pay levels in fiscal year 1997. The Committee granted salary increases to only three Named Officers: Mr. DeLuca, to reflect his promotion to President and Acting Chief Executive Officer; Mr. Kirk, to reflect his promotion to Vice President, General Counsel and Secretary; and Mr. Pompe, to reflect his increased responsibilities related to an organizational realignment. The salaries of the other two Named Officers were deemed to be within competitive norms.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS ANNUAL INCENTIVE)

  As a guideline, total annual cash compensation is set at between the fiftieth percentile and upper-quartile of comparable engineering and environmental services and general industry companies when annual objectives and targets are achieved. Upper-quartile cash compensation can be earned only if business results significantly exceed Company objectives.

MANAGEMENT INCENTIVE PLAN

  The Management Incentive "Bonus" Plan (the "MIP") is designed to reward executive officers and other key employees, on an annual basis, for their contributions to the achievement of corporate and business unit/division objectives and for individual performance. Each eligible participant has a target incentive award that generally is expressed as a percentage of the participant's base salary for such fiscal year. The aggregate target incentive awards of all participants cannot exceed the size of an incentive fund, the dollar amount of which is determined by the Compensation Committee. The incentive fund, approved by the Committee, is directly linked to ITC's annual budget objectives, which are approved by the Board of Directors. If ITC's performance exceeds budget, the maximum incentive award payable to participants is in the range of 150% of the target. Company objectives are expressed in terms of specific financial targets that are established as part of the annual budgeting process, which includes a review of the performance of a comparable group of environmental services, engineering and remediation companies.

  In light of the management changes that occurred during fiscal year 1997, the performance period under the MIP included only the last two quarters of the fiscal year. The target incentive awards adopted under the MIP were intended to provide an incentive to key management to improve the financial performance of ITC. The Committee selected operating income and collection of accounts receivable, as measured by days' sales outstanding ("DSO") as the key financial measures, for fiscal year 1997. Specific financial targets associated with these measures were established for the performance period. Annualized target incentive awards ranged from 10% of salary for certain key employees to 50% of salary for the Chief Executive Officer, prorated for the two-quarter performance period. Incentive awards begin to be earned when ITC reaches a threshold level of operating income. Any incentive award funds accrued are distributed at the end of the fiscal year, contingent on the performance of the individual and the individual's business unit. For fiscal year 1997, shares of nonqualified stock options (NQSOs) were granted in recognition of achieving performance goals and to encourage a sharp focus on stock price appreciation.

  Financial targets were achieved in the last two quarters of the 1997 fiscal year. The distribution of all incentive awards was determined, at the Compensation Committee's discretion, on the basis of an assessment of Company and individual performance in relation to pre-established objectives. The total incentive awards earned and shares of stock options granted to the Named Officers under the MIP for fiscal 1997 were as follows: Mr. DeLuca, $50,000 paid in cash and 8,333 shares of NQSOs; Mr. Coffman, $19,400 paid in cash and 3,233 shares of NQSOs; Mr. Kirk, $10,000 paid in cash and 1,667 shares of NQSOs; Mr. Mahoney, $26,000 paid in cash and 4,333 shares of NQSOs; and Mr. Pompe, $26,500 paid in cash and 4,417 shares of NQSOs.

TOTAL DIRECT COMPENSATION (TOTAL ANNUAL CASH COMPENSATION PLUS THE ANNUALIZED VALUE OF LONG-TERM INCENTIVES)

  As a guideline, total direct compensation for executive officers, through long-term incentive awards under the 1996 Plan, is set at between the fiftieth percentile and the upper quartile of comparable engineering, environmental services and general industry companies, when ITC's long-term goals to increase stockholder value are achieved or exceeded.

LONG-TERM INCENTIVE COMPENSATION PROGRAM

  In fiscal year 1997, the Compensation Committee adopted the 1996 Stock Incentive Plan (the "1996 Plan") to ensure that ITC has a long-term incentive program that is competitive with those of comparable engineering, environmental services and general industry companies and to enable ITC to attract, motivate and retain key management talent. The 1996 Plan was approved by the Board of Directors and ITC's stockholders.

  The 1996 Plan authorizes the granting of various stock and cash-based incentive awards to officers and key employees of ITC and its subsidiaries. The 1996 Plan provides the Compensation Committee the flexibility to make longer-term incentive awards in a variety of forms to better align the long-term interests of ITC's management with those of its stockholders.

  In fiscal year 1997, the Compensation Committee considered the desirability of granting stock-based awards to officers and other key employees under the 1996 Plan and, on the recommendation of management, granted stock options to selected employees. In determining the grant of awards to officers and other key employees, the Compensation Committee considered, among other things, the ability of the individual to influence stockholder value, personal performance and prior option grants. The following grants of nonqualified stock options were made to the five Named Officers during fiscal year 1997: Mr. DeLuca, 18,000 shares; Mr. Coffman, 12,000 shares; Mr. Kirk, 3,000 shares; Mr. Mahoney, 12,000 shares; and Mr. Pompe, 12,000 shares.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  On his election as President and Acting Chief Executive Officer, Mr. DeLuca's salary for fiscal year 1997 was increased to $320,000. The Committee assessed the competitiveness of Mr. DeLuca's salary for fiscal year 1997 using several compensation data sources. Mr. DeLuca's salary was found to be below the fiftieth percentile of salaries paid by engineering and environmental services companies. Mr. DeLuca earned an incentive award of $50,000 and was granted 8,333 shares of stock options at an exercise price equal to the fair market value of ITC's stock on the date of grant and which vest at 25% per year under the 1997 Management Incentive Plan, which reflected the achievement of ITC's pretax income goals and Mr. DeLuca's individual performance in relation to pre-established goals, including execution of ITC's acquisition and diversification strategy. To recognize Mr. DeLuca's contribution to ITC in fiscal 1997, to improve the alignment of his interests with those of stockholders and to encourage him to remain with ITC, ITC granted Mr. DeLuca 18,000 stock options at an exercise price equal to the fair market value of ITC's stock on the date of grant and which vest at 25% per year. As a further inducement to increase his ownership position in ITC and increase the alignment of his interests with those of stockholders, Mr. DeLuca, under the terms specified in his employment agreement, purchased an aggregate of 12,600 shares of ITC's stock at prices of $9.75 and $9.50 per share. The purchases occurred on December 5 and December 6, 1996 and were made with the proceeds of a Company-provided loan in the amount of $125,000, which bears interest at the rate of 8.25% per year and is repayable on the earlier of Mr. DeLuca's termination of employment or November 19, 1999. Under the terms of the loan the Compensation Committee may elect to forgive a certain portion of the loan principal and interest if certain targets are met or exceeded.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

  As of January 1, 1994, the Internal Revenue Code of 1986 (the "Code") was amended to eliminate the deductibility of certain compensation in excess of $1 million. Compensation awarded under a "performance-based" compensation program that was approved by stockholders is exempted from the deduction limitation. The Compensation Committee considered the effect of Section 162(m) of the Code on ITC's compensation programs and adopted the 1996 Stock Incentive Plan, which qualifies as a "performance-based" compensation program under the Code. ITC intends to adopt "performance-based" compensation programs in the future as may be required. However, the Compensation Committee believes that its primary responsibility is to provide compensation programs that attract, retain and reward executive talent in a manner that is in the best interests of both ITC and its stockholders. Accordingly, the Compensation Committee will consider tax-deductibility levels, but will not necessarily be limited by this consideration as it determines ITC's executive compensation strategy.

                                          THE COMPENSATION COMMITTEE
                                          Philip B. Dolan, Chairman
                                          Daniel A. D'Aniello
                                          James David Watkins

                             CERTAIN TRANSACTIONS

  Employment Agreements. In connection with the Carlyle Investment, Anthony J. DeLuca, Franklin E. Coffman, James R. Mahoney and Raymond J. Pompe each entered into an employment agreement with ITC effective upon the closing of the Investment for a term of three years, unless terminated. The employment agreements of each of Messrs. DeLuca and Mahoney replace in their entirety their respective prior severance benefit agreements with ITC.

  The employment agreements provide for initial base salaries at the rates in effect at the time of the closing of the Investment, namely $320,000 in the case of Mr. DeLuca, $194,000 in the case of Mr. Coffman, $260,000 in the case of Mr. Mahoney and $265,000 in the case of Mr. Pompe. Salaries are subject to annual upward adjustment at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Salaries are subject to reduction only in connection with action taken by the Board of Directors for all management employees. Each of the employment agreements provides for a short-term incentive compensation plan to be administered by the Compensation Committee. The target short-term incentive compensation level is 40%, and the maximum level is 60%, of base salary, except in the case of Mr. DeLuca, for whom the target level is 50%, and the maximum level is 75%, of base salary. ITC also is required to maintain long-term incentive plans to be administered by the Compensation Committee, which will make awards, primarily of stock options, based on appropriate performance criteria. The annual awards will be at the discretion of the Compensation Committee but will generally target long-term incentive opportunities. ITC will have "good reason" to terminate Messrs. DeLuca, Coffman, Mahoney or Pompe if such persons fail to meet certain management forecasts for two consecutive fiscal years. The agreements provide for severance payments under certain circumstances.

  ITC has provided loans to Messrs. DeLuca, Mahoney and Pompe to allow them to make substantial purchases of ITC's Common Stock in the open market. Messrs. DeLuca, Mahoney, and Pompe have received loans in the principal amounts of $125,000, $100,000, and $100,000, respectively, to purchase the stock. In November and December, 1996, Mr. DeLuca purchased 12,600 shares of Common Stock and each of Messrs. Coffman, Mahoney and Pompe purchased 7,700, 10,300 and 10,595 shares of Common Stock, respectively. In connection with the short-term compensation plan described above, ITC may provide for forgiveness of a certain portion of the loan principal and interest if previously agreed to targets are met or exceeded. The loans bear interest at the rate of 8.25% per year and are repayable upon the earlier of the executive's termination of employment or November 19, 1999. The employment agreements also provide for reimbursement for business expenses and vacation and other benefits consistent with existing Company policies and practices.

  Additionally, as part of their employment agreements, each of Messrs. DeLuca, Coffman, Mahoney and Pompe are bound by non-compete provisions with ITC if any of them terminates his employment by resignation.

  Sheh Agreements. In connection with his employment as Chief Executive Officer, Mr. Sheh and ITC entered into an agreement dated July 15, 1992. The agreement was intended to specify annual stock option grants and a minimum level of base pay for Mr. Sheh, as well as to address certain other matters. Pursuant to the agreement, Mr. Sheh's annual base salary was $450,000 subject to merit increases and the agreement provides the opportunity to participate in ITC's Incentive Bonus Plan with a bonus of up to 50% of base salary at target levels. Pursuant to the agreement, Mr. Sheh received stock options covering 62,500 shares of Common Stock upon joining ITC and was entitled to receive a minimum specified number of stock options during the first three years of his employment. The agreement provided for certain insurance and other benefits. The agreement also provided that if Mr. Sheh was terminated for "cause," he would be entitled to receive one year of base salary and bonuses.

  Mr. Sheh resigned as President and Chief Executive Officer and a director of ITC as of July 1, 1996. Pursuant to the terms of an agreement between ITC and Mr. Sheh, Mr. Sheh will continue to be treated as an employee of ITC until June 26, 1998, but has no further duties or responsibilities to ITC. Pursuant to the agreement, until June 26, 1998, Mr. Sheh will continue to be paid $450,000 per annum and will receive a car allowance of $5,850 per annum. Mr. Sheh also received a one-time payment of $40,300 for accrued but unused vacation. Additionally, a relocation loan made by ITC to Mr. Sheh with an outstanding principal amount of $150,000 was forgiven. Mr. Sheh will retain a club membership in his name for which ITC previously paid admission and membership fees. Mr. Sheh remained eligible for certain insurance benefits and certain other benefits until January 1, 1997, the date on which Mr. Sheh became eligible for such benefits as a full-time employee of another company. Under the agreement, 5,999 shares of restricted Common Stock awarded to Mr. Sheh in July 1995 will become fully vested on June 26, 1998, and options to purchase a total of 112,500 shares of Common Stock will continue to vest in accordance with the terms of the applicable stock option agreements and will become fully vested on April 27, 1998. Finally, 50,000 shares of restricted stock awarded to Mr. Sheh in March 1996 were returned to ITC.

  Relocation Loans. In certain circumstances, ITC has granted and may in the future grant interest-free loans to executive officers, officers and certain other employees principally for real estate purchases in connection with company-initiated transfers to a new location. All loans are approved by the Compensation Committee and are secured by the principal residence of the individual. Mr. James R. Mahoney, Senior Vice President, entered into a relocation loan arrangement with ITC with an original principal amount of $200,000 and secured by a deed of trust on his personal residence. The loan will remain interest free so long as Mr. Mahoney remains an employee. Beginning December 31, 1991 and on each December 31st thereafter until the due date of the loan, 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by ITC, provided Mr. Mahoney remains employed by ITC. The loan to Mr. Mahoney is due and payable on December 31, 2000. Additionally, Mr. Mahoney has agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under ITC's incentive compensation plan. During the fiscal year ended March 28, 1997, (i) Mr. Mahoney repaid $10,000 of the loan, and (ii) the maximum amount owed by Mr. Mahoney to ITC under the loan was $140,000. As of March 28, 1997, the principal amount outstanding for Mr. Mahoney's loan was $122,451. The principal amount outstanding will be repaid upon completion of the sale of Mr. Mahoney's California residence and a new loan may be granted Mr. Mahoney to purchase a residence in the Washington, D.C. area in connection with ITC's relocation of its corporate headquarters as described below.

  In connection with the relocation and consolidation of ITC's corporate headquarters from Torrance, California to Pittsburgh, Pennsylvania, and other relocations occurring at approximately the same time, ITC is offering relocation assistance to a limited number of officers and key employees. Relocation assistance packages offered to these individuals involve three elements: 1) reimbursement of specific out-of-pocket relocation expenses, including travel, real estate brokerage commissions (up to a 6% maximum), and loan origination fees (up to a maximum of two points), 2) a loan to be used for the purchase of a new residence, and 3) a mobility allowance of between 15% and 30% of salary to provide relief from otherwise non-reimbursable expenses and as an incentive to move. Amounts paid to reimburse out-of-pocket expenses are "grossed-up" for tax purposes. The loans offered to relocating associates have ten year terms, are secured by the residence purchased, and do not bear interest as long as the associate stays with ITC. Five percent of the loan principal is required to be repaid annually by the associate and 5% will be forgiven annually by ITC for each year the associate remains with ITC. The loans are also due upon the sale of the residence purchased. Mr. DeLuca and Mr. Mahoney have been offered and they have stated their intention to accept, if necessary, relocation loans on such terms in amounts of the lesser of 20% of the purchase price of their respective residences or $100,000. Mr. DeLuca and Mr. Mahoney will each receive a mobility allowance of 30% of salary in connection with their relocations to Pittsburgh and Washington, D.C., respectively. ITC expects that consolidation of the corporate headquarters will result in an annual cost savings which ITC expects will result in a "payback" of all relocation expenses in less than two years.

  Carlyle Financial Advisory Fees. In connection with the Investment, ITC agreed to pay Carlyle (i) an annual financial advisory fee of $100,000, payable quarterly, and (ii) investment banking fees (equal to 1% of transaction value and reimbursement of reasonable out-of-pocket expenses) for investment banking services rendered to ITC. ITC paid no investment banking fees to Carlyle during fiscal year 1997.

  Indemnification. The General Corporation Law of the State of Delaware, the state of incorporation of ITC, and the Bylaws of ITC provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

  Directors and officers of ITC are covered under policies of directors' and officers' liability insurance. The directors and all officers serving ITC as Senior Vice President or in a higher position and certain other officers are parties to Indemnity Agreements (the "Indemnity Agreements"). The Indemnity Agreements provide indemnification for the directors and covered officers in the event the directors' and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to ITC.

  Additionally, in 1987 ITC's Certificate of Incorporation was amended with the approval of stockholders to provide that its directors are not to be liable to ITC or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by law. This provision is intended to allow ITC's directors the benefit of the Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

  The Investment agreements also contain additional provisions for the indemnification of Company directors and officers in certain circumstances. The Investment agreements provide that ITC will indemnify, defend and hold harmless Carlyle, and its affiliates, directors, officers, advisors, employees and agents to the fullest extent lawful from and against all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action and reasonable expenses ("Losses") arising out of the Investment agreements or the related transactions or arising by reason of or resulting from the breach of any representation, warranty, covenant or agreement of ITC contained in the Investment agreements for the period for which such representation or warranty survives; provided, however, that ITC does not have any liability to indemnify Carlyle with respect to Losses arising from the bad faith or gross negligence of the Carlyle indemnified party.

  The Investment agreements also provide that Carlyle will indemnify, defend and hold harmless ITC, its affiliates, directors, officers, advisors, employees and agents from and against all Losses arising out of the breach of any representation, warranty, covenant or agreement of Carlyle contained in the Investment agreements for the period for which such representation or warranty survives; provided, however, that Carlyle does not have any liability to indemnify ITC with respect to Losses arising from the bad faith or gross negligence of ITC indemnified party.

  The Investment agreements provide that no claim may be made against an indemnifying party for indemnification until the aggregate dollar amount of all Losses exceeds $1,500,000 and the indemnification obligations of the respective parties shall be effective only until the dollar amount paid in respect of the Losses indemnified against aggregates to an amount equal to $45,000,000.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

                      FOR QUARTER ENDED DECEMBER 26, 1997

RESULTS OF OPERATIONS

 Overview

  ITC provides a full range of technology-driven, value-added consulting, engineering and construction capabilities through a network of more than 40 offices in the U.S. and selected international locations. ITC's services include information management, risk assessment, air quality management, pollution prevention and waste minimization, construction and remediation, land-use planning, decontamination and decommissioning, design/build, wastewater treatment, historical research and investigation, environmental consulting, engineering services and facility operation and maintenance. ITC's business strategy is to be a global provider of environmental solutions to both the government and private industry clients. As part of this strategy, ITC entered into a definitive agreement to acquire OHM Corporation on January, 15 1998. The acquisition, if successfully consummated, is expected to be completed in April 1998 and will create a company with projected annual revenues of approximately $1.0 billion and backlog of $3.0 billion (see Financial Condition). ITC has also diversified through several acquisitions of specialized companies primarily serving targeted commercial markets.

 Revenues

  ITC reported revenues of $105,157,000 in the third quarter of fiscal year 1998, an increase of 13.7% or $12,644,000 when compared to revenues of $92,513,000 in the third quarter of fiscal year 1997. Revenues for the first three quarters of fiscal year 1998 were $306,178,000, an increase of 14.9% or $39,759,000 from the reported revenues of $266,419,000 for the corresponding period of the prior fiscal year. This improvement is primarily due to strong revenue growth from the Department of Defense (DOD) business as well as continued growth from targeted commercial industries and revenues generated from recent business acquisitions. Overall, revenue levels from ITC's federal government contracts have gradually improved during these comparative periods as strong improvement in DOD activity was partially offset by the completion of contracts funded by other federal government agencies including the Department of Energy (DOE).

  ITC's revenues attributable to U.S. federal, state and local governmental contracts as a percentage of ITC's consolidated revenues for the third fiscal quarter and the three fiscal quarters ended December 26, 1997 and December 27, 1996 are outlined in the table below:

                                                        THREE FISCAL QUARTERS
                              FISCAL QUARTER ENDED              ENDED
                            ------------------------- -------------------------
                            DECEMBER 26, DECEMBER 27, DECEMBER 26, DECEMBER 27,
   SOURCE                       1997         1996         1997         1997
   ------                   ------------ ------------ ------------ ------------
   Federal government:
     U.S. Department of
      Defense (DOD)........      46%          41%          45%          43%
     U.S. Department of
      Energy (DOE).........       8           14            9           14
     Other federal
      agencies.............       1            4            2            4
                                ---          ---          ---          ---
                                 55           59           56           61
   State and local
    governments............       5            8            6            7
                                ---          ---          ---          ---
   Total...................      60%          67%          62%          68%
                                ===          ===          ===          ===

  During the third quarter of fiscal year 1998, DOD revenues of $47,915,000 were $9,492,000 higher than the third quarter of the prior year and for the first three quarters of fiscal year 1998, DOD revenues were $22,044,000 higher than the corresponding period of the prior fiscal year. This increase is primarily due to increased funding of ITC's DOD indefinite delivery order programs during fiscal year 1998 in comparison to reduced funding in late fiscal year 1996 and early fiscal year 1997 when disputes over the federal budget approval caused delays in government-sponsored cleanup programs. ITC expects to continue to derive a substantial portion of its revenues from the DOD indefinite delivery order contracts, which are primarily related to remedial action work. The increase in the DOD revenues was partially offset by lower DOE revenues due to the completion of contracts funded by the DOE last year. DOE revenues in the third quarter and the first three quarters of fiscal year 1998 decreased by $4,134,000 and $9,411,000, respectively, when compared to the corresponding periods of fiscal year 1997. Management believes future revenues from the DOE will increase due to an expected transition by the DOE from study and design to field remediation. Recent evidence of ITC's efforts to benefit from this transition is the award in October 1997 of a $122 million project to perform the excavation, pretreatment and thermal drying of an estimated one million tons of contaminated materials for the DOE's Fernald Environmental Management Project.

  ITC's revenues from commercial clients in the third quarter of fiscal year 1998 were $42,051,000, an increase of $11,469,000 or 38% when compared to revenues of $30,582,000 that were reported during the third quarter of the prior fiscal year. Of this $11,469,000 revenue increase, 57% was attributable to targeted commercial industry opportunities and 43% was generated from business acquisitions. Commercial revenues for the first three quarters of fiscal year 1998 were $115,812,000, an increase of $30,739,000 or 36% when compared to revenues of $85,073,000 that were reported during the corresponding period of the prior fiscal year. Of this $30,739,000 revenue increase, 58% was from targeted commercial industry opportunities and 42% was from business acquisitions.

  Revenue growth from the commercial sector (excluding recent acquisitions) could be restricted in the near term partly due to increased emphasis on lower cost solutions and partly due to delaying certain work until final Congressional action is taken on the reauthorization of Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). As for CERCLA, it is uncertain when reauthorization will occur or what the details of the legislation, including retroactive liability, cleanup standards, and remedy selection, may include. Uncertainty regarding possible rollbacks of environmental regulation and/or reduced enforcement have led commercial clients to delay projects as well. Contemplated changes in regulations could further decrease the demand for certain of ITC's services, as customers anticipate and adjust to the new regulations. However, legislative or regulatory changes could also result in increased demand for certain of ITC's services if such changes decrease the cost of remediation projects or result in more funds being spent for actual remediation. The ultimate impact of any such changes will depend upon a number of factors, including the overall strength of the U.S. economy and customers' views on the cost effectiveness of the remedies available.

  A portion of ITC's revenues (approximately 4% in the first three quarters of fiscal year 1998) were derived from a large thermal remediation contract utilizing ITC's Hybrid Thermal Treatment System (HTTS) incineration technology. Incineration as a remedy under the CERCLA continues to come under legislative and regulatory pressures as well as commercial pressures due to its relatively high cost. If ITC is unable to permit and use thermal treatment on future remediation projects in the United States due to either regulatory or market factors, ITC would have to find alternative uses for its HTTS equipment, such as foreign installations. ITC has been aggressively pursuing opportunities outside the United States to deploy the HTTS equipment and related technology. ITC has entered into two project specific joint ventures with international partners and has dedicated personnel pursuing and evaluating several other potential projects. If the joint venture and project opportunities are not executed and additional contracts are not won, there could be a negative effect to ITC. At December 26, 1997, ITC's HTTS equipment had a net book value of approximately $10,100,000 and this equipment is currently idle.

  ITC's total contract backlog at December 26, 1997 was approximately $1,390,000,000, of which approximately $936,000,000 is future project work ITC estimates it will receive (based on historical experience) under existing governmental indefinite delivery order (IDO) programs which provide for a general undefined scope of work. Revenues from backlog and IDO contracts are expected to be earned over the next one to five years. Continued funding of existing IDO backlog could be negatively impacted in the future due to reductions in current and future federal government environmental restoration budgets.

 Gross Margin

  Gross margin percentage for the third quarter of fiscal year 1998 increased to 11.2% of revenues from 10.5% of revenues for the corresponding period of the prior fiscal year. Gross margins have improved in fiscal year 1998 as management continues to carefully monitor overhead costs and as a result of spreading fixed overhead costs over higher revenue levels. In the near term, ITC expects to maintain the improved gross margin levels achieved due to the organizational streamlining initiated in the second quarter of fiscal year 1997. ITC's ability to maintain or improve its gross margins is heavily dependent on increasing utilization of professional staff, properly executing projects, and successfully bidding new contracts at adequate margin levels.

  For the first three quarters of fiscal year 1998, gross margin of 11.3% of revenues increased from the 10.0% of revenues in the corresponding period of the prior year, generally for the same reasons noted above related to the third quarter.

 Selling, General and Administrative Expenses

  For the third fiscal quarter ended December 26, 1997, selling, general and administrative expenses of $6,844,000 were $782,000 lower than the third quarter of the prior fiscal year. Selling, general and administrative expenses of $21,182,000 for the first three quarters of fiscal year 1998 were $4,157,000 lower than the level for the corresponding period of the prior fiscal year. Selling, general and administrative expenses declined during both the third quarter and the first three quarters of fiscal year 1998 primarily due to the favorable impact of the corporate restructuring initiated in the second quarter of fiscal year 1997 and the relocation of ITC's corporate headquarters which resulted in reduced lease expense and labor cost as ITC integrated and consolidated management and corporate functions into ITC's largest facility.

 Special Charges

  In December 1997, ITC settled a contract claim which has been outstanding in excess of five years with the US Army Corps of Engineers, the Environmental Protection Agency and the Department of Justice (jointly "Government") arising out of work performed by the joint venture of ITC and Davy International at the Helen Kramer Superfund project. On December 26, 1997, the joint venture received a $14,500,000 payment from the Government to resolve all outstanding project claims related to additional work resulting from differing site conditions. In early January 1998, the joint venture paid $4,300,000 to the Government to resolve related civil claims by the Government. ITC's share of the joint venture results is 60%, accordingly, ITC received net cash of $6,000,000, its proportionate share of the settlement. In December 1997, ITC recorded a non-cash pre-tax charge of $3,943,000 related to this matter.

  The special charges that occurred in the first quarter of fiscal 1998 resulted from the relocation of ITC's corporate headquarters from Torrance, California to Monroeville (Pittsburgh), Pennsylvania and the sale of its California based small project remediation services business. The headquarters relocation consolidated the corporate overhead functions with ITC's largest operations office and brought ITC closer to its lenders and largest shareholders which are located in the Eastern United States. As a result of this relocation, ITC incurred a pre-tax charge of $2,811,000. In May 1997, ITC incurred a non-cash pre-tax charge of $1,800,000 to sell its California based small projects remediation services business.

  In conjunction with the corporate restructuring which was initiated in the second quarter of fiscal year 1997, ITC incurred a pre-tax restructuring charge of $8,403,000. The restructuring charge included $3,400,000 of costs for severance, $4,100,000 of costs for closing and reducing the size of a number of ITC's offices, and $900,000 of costs for other related items. At December 26, 1997, $1,483,000 of the charge remained to be paid.

 Interest, Net

  For the third quarter and first nine months of fiscal year 1998, net interest expense represented 1.2% and 1.1% of revenues respectively, compared to 1.6% and 1.5% of revenues, respectively, for the third quarter and first nine months of fiscal year 1997. The lower net interest expense level compared to a year ago is due principally to an increased level of cash and cash equivalents, as a result of the Carlyle Investment and working capital management which generated increased interest income.

 Income Taxes

  For the third quarter ended December 26, 1997, ITC recorded an income tax provision of $1,586,000, reflecting an effective income tax rate of 43% on income excluding special charges of $3,943,000 incurred in the third quarter. For the three fiscal quarters ended December 26, 1997, ITC recorded an income tax provision of $4,316,000, reflecting a 43% tax rate on income excluding special charges of $8,554,000 incurred in the first three quarters of fiscal year 1998. The income tax benefit related to the special charges was offset by an increase in ITC's deferred tax valuation allowance based on the tax attributes of the special charges and ITC's assessment of the uncertainty as to when it will generate a sufficient level of future earnings to realize the deferred tax asset created by the special charges.

  For the third fiscal quarter and the three fiscal quarters ended December 27, 1996, ITC had effective income tax benefit rates of 43% and 41% respectively, excluding special charges of $8,403,000 incurred in the second quarter ending September 27, 1996. The related income tax benefit from the special charge in the second quarter was offset by an increase in ITC's deferred tax valuation allowance of $3,168,000.

  Based upon a net deferred tax asset of $27,121,000 (net of a valuation allowance of $11,297,000) at December 26, 1997, and assuming a net 38% federal and state effective tax rate, the level of future earnings necessary to fully realize the deferred tax asset would be approximately $71,000,000. Because of ITC's position in the industry, recent restructuring, existing backlog and acquisition strategies, management expects that its future taxable income and the use of tax-planning strategies (principally the matching of any future capital gains and losses during the relevant carryforward or carryback period) will more likely than not allow ITC to fully realize its deferred tax asset of $27,121,000. ITC evaluates the adequacy of the valuation allowance and the realizability of the deferred tax asset on an ongoing basis.

 Dividends

  The reported dividends for the third quarter and the first three quarters of fiscal year 1998 were $1,539,000 and $4,609,000, respectively. The reported dividends include imputed dividends of $352,000 and $1,625,000, respectively, which are not payable in cash. The decrease in cash dividends for the third quarter and the three quarters of fiscal year 1998 of $151,000 and $454,000, respectively, is due to the conversion to common stock by some holders of ITC's 7% Convertible Preferred Stock during the third quarter of fiscal year 1997. ITC's dividends are summarized below:

                                                        THREE FISCAL QUARTERS
                              FISCAL QUARTER ENDED              ENDED
                            ------------------------- -------------------------
                            DECEMBER 26, DECEMBER 27, DECEMBER 26, DECEMBER 27,
   DIVIDEND SUMMARY             1997         1996         1997         1996
   ----------------         ------------ ------------ ------------ ------------
   Cash 7% Preferred.......  $  899,000   $1,050,000   $2,696,000   $3,150,000
   Non-cash 6% Preferred
     Imputed...............     352,000      245,000    1,625,000      245,000
     In-kind common 3%
      stock dividend.......     288,000          --       288,000          --
                             ----------   ----------   ----------   ----------
       Total...............  $1,539,000   $1,295,000   $4,609,000   $3,395,000

  Commencing with November 21, 1997, the 6% Preferred Stock outstanding accrues a 3% in-kind stock dividend for one year during which the statement of operations will also include an imputed dividend expense at a rate of approximately 3% per annum. This additional imputed dividend of approximately 3% will never be paid in cash and simply represents the amortization of the fair market value adjustment recorded at the date of issuance. After November 21, 1998, the outstanding 6% Preferred Stock is entitled to a 6% cumulative cash dividend payable quarterly.

FINANCIAL CONDITION

  Working capital at December 26, 1997 was $99,890,000 which is a decrease of $10,815,000 from March 28, 1997. The current ratio at December 26, 1997 was 2.17:1 which compares to 2.21:1 at March 28, 1997.

  Cash used by operating activities, including cash outflows related to discontinued operations, for the first three quarters of fiscal year 1998 totaled $12,867,000 compared to $13,913,000 provided by operating activities in the corresponding nine-month period of the prior fiscal year primarily due to an increase in accounts receivable resulting from the increase in revenues in the current year. Cash (used for) provided by operating activities, excluding cash flows related to discontinued operations, are $(8,635,000) and $25,822,000 for the three fiscal quarters ended December 26, 1997 and December 27, 1996, respectively. Cash outflows related to discontinued operations for the three fiscal quarters ended December 26, 1997 and December 27, 1996 were $12,932,000 and $11,909,000, respectively and relate to previously accrued closure and post-closure costs for permitting and construction to close inactive treatment and disposal sites and payments made related to matters where ITC has been named as a potentially responsible party on certain sites. These activities are more fully described in the section on Transportation, Treatment and Disposal Discontinued Operations. Capital expenditures of $2,540,000 for the current three fiscal quarters were approximately the same as the prior fiscal year; and management believes capital expenditures for the remainder of fiscal year 1998 will be approximately the same as the amount spent during fiscal year 1997, excluding any business acquisitions. During the first three quarters of fiscal year 1998, ITC has acquired two companies. These include the May 1997 acquisition of PHR Environmental Consultants, Inc., a company that provides environmental historical research and investigation, for an initial payment and related expenses of $1,271,000 and the September 1997 acquisition of Pacific Environmental Group (PEG), a leading provider of a broad range of environmental consulting and engineering services to major oil companies for an initial payment and related expenses of $4,200,000. In addition, ITC sold its California based remediation services business and received an initial payment of $2,800,000 in May 1997. On December 23, 1997, ITC purchased two Environmental Protection Agency (EPA) contracts for approximately $2,000,000. These five year contracts are valued at approximately $94 million and involve a broad range of remedial action work.

  On January 15, 1998 ITC signed a definitive agreement (the "Agreement") to acquire OHM Corporation (OHM), a leading diversified environmental services firm, for a total purchase price of approximately $365 million including the assumption of OHM debt.

  On January 16, 1998, ITC initiated the Offer to Purchase ("Tender Offer") for cash 13,933,000 shares of OHM common stock. According to the terms of the Agreement, assuming successful completion of the merger, OHM shareholders will receive $11.50 per share, comprised of $8.00 in cash and 0.42 shares of ITC common stock (valued at $3.50 assuming a per share price of $8.25 for ITC's shares). Concurrently with the purchase of shares in the Tender Offer, OHM will repurchase from one of its principal shareholders, a number of shares equal to approximately 19 percent of OHM's outstanding shares. Assuming the Tender Offer to purchase 13,933,000 shares (50.6%) of OHM common stock is successful, on February 17, 1998, ITC will own approximately 63% of OHM and will be entitled to elect a majority of OHM's Board of Directors. ITC will then consolidate OHM and record an approximate 37% minority interest in OHM. Upon completion of the proposed transaction (which is expected in mid-April
1998), OHM will then be merged with a wholly-owned subsidiary of ITC in which each of the remaining outstanding shares of OHM not acquired through the Tender Offer will be converted into 1.394 shares of ITC common stock at which time ITC will own and consolidate 100% of OHM.

  ITC will execute the Tender Offer with a $240 million credit facility, (the "Tender Offer Credit Facilities") which will be used to fund the Tender Offer and for acquisitions and working capital. In addition, the Tender Offer Credit Facility will be used to refinance ITC's existing $65 million principal amount of senior notes. During the fourth quarter of fiscal year 1998, ITC will incur a $8.7 million pre-tax charge as an extraordinary item as a result of the refinancing and early extinguishment of ITC's $65 million senior notes. This $8.7 million pre-tax charge will include an approximate $5.1 million payment to the lenders of the $65 million senior notes as a prepayment penalty (Make-Whole Provision) and a $3.6 million non-cash charge to write off the related unamortized debt issue costs. ITC expects to take substantial special charges in connection with the integration of OHM during fiscal year 1999. ITC believes substantial cost synergies will be achieved as a result of the acquisition and related integration plan.

  The Tender Offer Credit Facility will be secured by a security interest in substantially all of the assets of ITC and its subsidiaries (including the shares of OHM Common Stock acquired by ITC upon completion of the Tender Offer but excluding the assets of OHM and its subsidiaries). Loans made under the Tender Offer Credit Facilities bear interest at a rate equal to LIBOR plus 2.50% per annum (or Citibank's base rate plus 1.50% per annum) for a period of four months from the tender offer funding date. If the loans continue to be outstanding on that date, the rate will increase by 1.00% per annum, and will increase by an additional 0.50% per annum on the corresponding date in each of the six succeeding months, if the loans are still outstanding on those dates. The loans made under the Tender Offer Credit Facilities will not amortize, and will be payable in full at their maturity at the earlier of the Merger Credit Facilities (as defined below) funding date or 18 months.

  To complete the merger, ITC will effect a $425 million refinancing (the "Merger Credit Facilities"). This new credit facility will replace ITC's Tender Offer Credit Facilities and OHM debt.

  The Merger Credit Facilities will consist of an eight year amortizing term loan of up to $225 million and a six-year revolving credit facility of up to $200 million. (The terms of the commitments provide that the lenders, at their option, may reallocate up to $50.0 million from the revolving credit facility to the term loan.) The proceeds of loans made under the Merger Credit Facilities will be used to finance the cash consideration to be paid in the Merger, to pay related expenses and costs, to refinance ITC's loans outstanding under the Tender Offer Credit Facility and OHM's loans outstanding under its existing credit facility (under which approximately $60.2 million was outstanding as of February 9, 1998), to provide working capital for ITC and its subsidiaries (including OHM and its subsidiaries), and for general corporate purposes of ITC and its subsidiaries. The Merger Credit Facilities will be secured by a security interest in substantially all of the assets of ITC and its subsidiaries (including the assets of OHM and its subsidiaries). The term loans made under the Merger Credit Facilities will bear interest at a rate equal to LIBOR plus 2.50% per annum (or Citibank's base rate plus 1.50% per annum), and revolving loans made under the Merger Credit Facilities will bear interest at a rate equal to LIBOR plus 2.00% per annum (or Citibank's base rate plus 1.00% per annum), through the date that is six months after completion of the Merger, with adjustments thereafter based on the ratio of ITC's consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization. The term loan made under the Merger Credit Facilities will amortize on a quarterly basis in aggregate annual installments of $2.25 million for the first six years after the Merger, with the remainder payable in eight equal quarterly installments in the seventh and eighth years after the Merger. ITC will also be required to prepay portions of the term loans under the Merger Credit Facilities with the net proceeds of any asset sales and certain debt and equity financings, and with a portion of ITC's consolidated excess cash flow annually. The Credit Facilities include certain representations, warranties, covenants, and other conditions customary for facilities of this type.

  At the completion of the OHM merger, if successfully consummated, ITC will have sufficient availability under the Merger Credit Facilities to meet currently foreseeable needs. As a result, management believes its current liquidity position is sufficient to meet foreseeable requirements, as well as to fund expansion and diversification of ITC's business through both internal growth and acquisitions.

  The transaction is subject to a number of conditions, including approvals related to the merger by the shareholders of both companies, and other customary conditions and regulatory approvals, including termination or expiration of the waiting period under the Hart-Scott Rodino Act which occurred on January 26, 1998.

  On January 21, 1998 ITC announced the acquisition of Jellinek, Schwartz & Connolly (JSC), a company providing economically driven, science-based environmental consulting and advocacy services to clients in the areas of chemical product registration, environmental regulatory strategy, and risk management for an initial payment of approximately $5,200,000.

  ITC's shareholder agreements relating to Quanterra (an environmental analytical services business 81% owned by an affiliate of Corning Incorporated and 19% owned by ITC) contain certain provisions which have affected and, in the future, could affect liquidity. ITC is not committed to make, and does not presently intend to make, additional contributions to Quanterra, but it has the option to make future pro rata contributions to maintain its 19% interest. Although Quanterra has experienced net losses in the past three years, the level of net loss has decreased over the past several quarters, and Quanterra has recently produced break-even operations and positive operating cash flow. ITC will continue to evaluate the ultimate recoverability of its investment in Quanterra (which is carried at $16,300,000 on the December 26, 1997 condensed consolidated balance sheet) on an ongoing basis and will recognize any impairment in value should it occur.

  On October 25, 1995, ITC executed a combined $125,000,000 financing which includes $65,000,000 of senior secured notes with a group of major insurance companies and a $60,000,000 syndicated bank revolving credit facility. The financing package, which is subject to a borrowing base, financial ratio and net worth covenants, is secured by the accounts receivable and certain fixed assets of ITC. The senior secured notes have an eight-year final maturity with no principal payments until the sixth year, and the bank line has a term of five years. ITC is presently in compliance with its covenants and has no outstanding cash advances under the credit line at December 26, 1997. As of that date, ITC's borrowing base under its combined financing package allowed for additional borrowing under the line of credit of up to $18,582,000. As noted above, these facilities are to be replaced upon completion of the merger with OHM.

  In aggregate, at December 26, 1997, letters of credit totaling approximately $12,900,000 relating to ITC's insurance program and bonding requirements were outstanding against ITC's bank line of credit. In October 1997, letters of credit outstanding for financial assurance were reduced from $2,700,000 to zero.

  During fiscal year 1998, ITC expanded its bonding capacity by $85,000,000 to a new total of $220,000,000, of which approximately $95,000,000 is currently being utilized. ITC's bonding lines generally require 3-7% collateral in the form of letters of credit.

  At the November 20, 1996 Annual Meeting of Stockholders, ITC's shareholders voted to approve the Carlyle Investment. ITC issued to Carlyle 45,000 shares of Convertible Preferred Stock having a liquidation preference of $1,000 per share, and warrants to purchase 1,250,000 shares of ITC common stock at $11.39 per share. The $40,609,000 net proceeds to ITC (after related offering costs of $4,391,000) is being used by ITC to finance business acquisitions, as well as for working capital and general corporate purposes (see Note 8 to the Condensed Consolidated Financial Statements for additional information regarding the Carlyle Investment).

  ITC continues to have significant cash requirements, including working capital, capital expenditures, expenditures for the closure of its inactive disposal sites and PRP matters (see Transportation, Treatment and Disposal Discontinued Operations below), interest, preferred dividend obligations and contingent liabilities. Management believes that through its existing financing package and the Merger Credit Facilities discussed previously, ITC's liquidity position is expected to be sufficient to meet foreseeable requirements.

 Transportation, Treatment and Disposal Discontinued Operations

  With regard to ITC's transportation, treatment and disposal discontinued operations, ITC has previously completed closure of its Montezuma Hills and Benson Ridge facilities and is pursuing closure of its inactive Panoche and Vine Hill Complex facilities. On November 17, 1995, the California EPA, Department of Toxic Substances Control (DTSC) approved the final closure plan and post-closure plan for the Vine Hill Complex facility. The approved final closure plan provides for solidification and capping of waste sludges and installation of underground barriers and groundwater control systems. Substantial remediation has already been completed over both the past two years since approval of the plan and over the prior several years based upon interim approvals by DTSC, and the closure is expected to be completed in fiscal year 1999.

  On June 28, 1996, DTSC released a Draft Environmental Impact Report (DEIR) and Draft Closure Plan for public comment for the Panoche facility. The DEIR evaluated ITC's preferred closure plan as well as several alternative plans and stated that ITC's preferred closure plan was environmentally superior. The alternative plans involve excavation and on-site relocation of substantial quantities of waste materials in addition to landfill capping and groundwater controls which are common to all alternatives. If implemented, the alternative plans would extend the closure construction schedule and increase the cost of closure. The DEIR and Draft Closure Plan were subject to a 90-day comment period which ended September 30, 1996, during which interested parties presented comments including some supporting alternative plans. Although in December 1997, DTSC certified the final EIR, which determined that ITC's plan was the environmentally superior alternative, the DTSC continues to consider comments on the closure plans from ITC, and from other interested parties supporting alternative plans, and it is uncertain what plan or hybrid of plans DTSC may ultimately approve. While approval of the final closure plan continues to be delayed, ITC now expects a plan and all necessary permits to be approved in the fourth quarter of fiscal year 1998. Closure construction for ITC's preferred plan is scheduled to be completed within three years of approval of the plan. If DTSC were to approve an alternative plan or fail to timely approve any plan or if implementation of any plan is delayed by litigation or appeals, ITC's cost to close the site would increase, which could have a material adverse impact on the consolidated financial condition, liquidity and results of operations of ITC. As a part of the site closure, ITC has requested permission, and the DTSC has agreed, to allow ITC to excavate drums buried in a portion of the facility. The drums are the alleged source of low levels of contaminants which have migrated through groundwater underneath a portion of municipally-owned land adjacent to the facility.

  Closure construction was completed for the Montezuma Hills and Benson Ridge facilities in December 1991 and December 1992, respectively. Upon completion of closure construction, ITC is required to perform post-closure monitoring and maintenance of its disposal facilities for at least 30 years. Operation of the facilities in the closure and post-closure periods is subject to numerous federal, state and local regulations. ITC may be required to perform unexpected remediation work at the facilities in the future or to pay penalties for alleged noncompliance with regulatory permit conditions.

  Regulations of the DTSC and the United States Environmental Protection Agency (USEPA) require that owners and operators of hazardous waste treatment, storage and disposal facilities provide financial assurance for closure and post-closure costs of those facilities. ITC provided such financial assurance equal to its estimate of closure and post-closure costs (which could be subject to increases at later dates as a result of regulatory requirements). At December 26, 1997, financial assurance was comprised of a corporate guarantee of approximately $18,000,000 and a trust fund containing approximately $16,000,000, and purchased annuities which will mature over the next 30 years to pay for estimates of post-closure costs. In October 1997, certain letters of credit also utilized in support of these costs were reduced to zero.

  Closure and post-closure costs are incurred over a significant number of years and are subject to a number of variables including, among others, completion of negotiations regarding specific site closure and post-closure plans with DTSC, USEPA, the California State Water Resources Control Board, the California Air Resources Board, Regional Water Quality Control Boards (RWQCBs), Air Quality Management Districts, various other state authorities and certain applicable local regulatory agencies. Such closure costs are comprised principally of engineering, design and construction costs and of caretaker and monitoring costs during closure. ITC has estimated the impact of closure and post-closure costs in the provision for loss on disposition of transportation, treatment and disposal discontinued operations; however, closure and post-closure costs could be higher than estimated if regulatory agencies were to require closure and/or post-closure procedures significantly different from those in the plans developed by ITC or if there are additional delays in the closure plan approval process. Revisions to the closure procedures could also result in impairment of the residual land values attributed to certain of the sites.

  The carrying value of the long-term assets of transportation, treatment and disposal discontinued operations of $40,048,000 at December 26, 1997 is principally comprised of residual land at the inactive disposal facilities and assumes that sales will occur at market prices estimated by ITC based on certain assumptions (entitlements, development agreements, etc.), taking into account market value information provided by independent real estate appraisers. ITC had previously formulated development plans and an agreement with a developer for some of this property as part of a larger development in the local area. The entitlement process was delayed pending approval of ITC's closure plan for its adjacent disposal facility and local community review of growth strategy. This review recommended strategies for limiting growth in the area. These growth-limiting recommendations have now been incorporated in a draft general plan and environmental impact report which have been released for public comments during a period ending in March 1998. Ultimately, if development plans are materially restricted or acceptable entitlements are unobtainable, the carrying value of this property could be significantly impaired. In regard to any of the residual land, there is no assurance as to the timing of sales or ITC's ability to ultimately liquidate the land for the sale prices assumed. Consequently, if the assumptions used to determine such prices are not realized, the value of the land could be materially different from the current carrying value.

  In June 1986, USEPA notified a number of entities, including ITC, that they were PRPs under CERCLA with respect to the Operating Industries, Inc. (OII) Superfund site in Monterey Park, California, and as such, faced joint and several liabilities for the cost to investigate and clean up this site. Subsequently, USEPA alleged that ITC had generated approximately 2% by volume of the hazardous wastes disposed of at the site, and ITC was also served with lawsuits brought by members of a group of PRPs (the Steering Committee). ITC has not been named as a defendant in any of the several personal injury and property damage lawsuits brought by area residents.

  In October 1995, ITC and the USEPA agreed to a settlement of ITC's alleged liability for response costs incurred by the USEPA pursuant to the first three partial consent decrees entered into in connection with the OII site pursuant to which ITC paid $5,400,000 to the USEPA. While resolving ITC's alleged liability for response costs incurred by the USEPA pursuant to the first three partial consent decrees, the settlement does not include a release of liability for future or final OII remedies. In September 1996, the USEPA released a final record of decision selecting the final remedy for the site. Response costs for the final remedy are estimated by USEPA to be approximately $161,800,000. ITC believes that this estimate does not take into account the benefits of certain work to be performed under the previous consent decrees and therefore substantially overstates the remaining cost.

  In April 1996, ITC reached a settlement of the lawsuits with the Steering Committee, pursuant to which ITC paid $250,000 in settlement of the Steering Committee's claims. ITC and the Steering Committee also agreed, as a part of the settlement, to cooperate and share on a pro-rata basis certain response and other defense costs with respect to certain groundwater cleanup actions which may be a part of the final remedy for the site. ITC and the Steering Committee have not agreed to share all costs related to the final remedy at the site, inasmuch as the Steering Committee claims that pursuant to earlier consent decrees it is excused from paying for or performing certain actions which may be required as a part of any final remedy. ITC does not agree with these claims. ITC's agreement with the Steering Committee to cooperate and share costs may be terminated voluntarily by either party, including in the event of a dispute as to the parties' respective obligations to pay for or perform the final remedy for the site.

  In October 1997 ITC and other PRPs at the site received special notice from the USEPA requesting that within 60 days ITC and other PRPs submit a good faith offer to pay for or perform the final remedy at the site and to satisfy USEPA's demand for reimbursement of approximately $28,900,000 in oversight costs. ITC reviewed the USEPA's request and submitted a proposal to work cooperatively with interested parties to perform the final remedy.

  Should the costs of the final remedy be greater than expected, or should ITC be forced to assume a disproportionate share of the costs of the final remedy (whether because of differences in the protections obtained by the Steering Committee and ITC under the various consent decrees to which Steering Committee members and ITC are subject, or otherwise), the cost to ITC of concluding this matter could materially increase.

  In September 1987, ITC was served with a Remedial Action Order (RAO) issued by the DTSC, concerning the GBF Pittsburg landfill site near Antioch, California, a site which had been proposed by the USEPA to be added to the National Priorities List under CERCLA. ITC and 17 other firms and individuals were characterized as responsible parties in the RAO and directed to undertake investigation and potential remediation of the site which consists of two contiguous parcels. From the 1960's through 1974, a predecessor to IT Corporation operated a portion of one parcel as a liquid hazardous waste site. The activity ceased in 1974, and ITC's predecessor's facility was closed pursuant to a closure plan approved by the appropriate RWQCB. Both of the parcels were then operated by other parties as a municipal and industrial waste site (overlying the former liquid hazardous waste site) and, until 1992, continued to accept municipal waste. Water quality samples from monitoring wells in the vicinity of the site were analyzed by the property owner in August 1986 and indicated the presence of volatile organics and heavy metals along the periphery of the site.

  Additional PRPs, consisting primarily of known waste generators, were subsequently served with an amended RAO by the DTSC. ITC and these other PRPs (the PRP group) further investigated the nature and extent of any subsurface contamination beneath the site and beyond its borders. The PRP group submitted Remedial Investigation and Feasibility Study (RI/FS) reports which were accepted by the DTSC. The studies indicate that groundwater quality impact is not affecting drinking water supplies and is not attributable solely to the portion of the site previously operated by ITC's predecessor.

  In July 1993, ITC, along with the other PRPs at the site, was issued a revised RAO and Imminent and Substantial Endangerment Order that restated previous RAOs and directed all previously named PRPs to undertake specific additional tasks including the closure of the municipal landfill.

  After a period of public review and comment, in June 1997, the DTSC completed and released a final Remedial Action Plan (RAP) selecting DTSC's preferred alternative of actively pumping and treating groundwater from both the alleged source points of contamination and the edge of the allegedly contaminated groundwater plume emanating from the site, which DTSC estimated to cost between $18,000,000 and $33,000,000, depending upon whether certain options for discharge of produced waters are available. The PRP group continues to believe that its preferred alternative of natural attenuation and continued limited site monitoring, which was estimated to cost approximately $4,000,000, is appropriate. As part of the RAP, the DTSC also advised the PRP group of its position that both the group and the current owner/operators are responsible for paying the future closure and post-closure costs of the overlying municipal landfill, which have been estimated at approximately $4,000,000.

  ITC and the PRP group initiated litigation (Members of the GBF/Pittsburg Landfill(s) Respondents Group, etc., et al, v. State of California Environmental Protection Agency Contra Costa County, California Superior Court Case No. C97-02936) challenging the final RAP, and the ultimate outcome of the litigation and any other available remedies cannot be predicted at this time.

  The PRP group has also filed an application with the appropriate RWQCB for designation of the site as a containment zone which, if approved, would facilitate the PRP group's preferred remedial alternative. The DTSC has advised the PRP group that if, at some point, the RWQCB designates all or part of the site as a containment zone, DTSC will work with the PRPs to either amend or modify the final RAP as appropriate. The DTSC also advised, in response to the Respondents Group's legal challenge to the RAP, that compliance with remedial design and other requirements of the RAP would be deferred until at least April, 1998, to allow the RWQCB time to evaluate the Respondents Group containment zone application.

  In the final RAP the DTSC also assigned ITC and the other members of the PRP group collective responsibility for 50% of the site's response costs. Although the DTSC's allocation of responsibility is not binding except in very limited circumstances, the PRP group continues to believe that the current owner/operators should pay a larger portion of the site's response costs and ITC is attempting to continue to cooperate with the generators and other members of the PRP group to affect an appropriate allocation of responsibility for site costs.

  The PRP group has initiated litigation (Members of the GBF/Pittsburg Landfill(s) Respondents Group, etc., et al, v. Contra Costa Waste Service, etc., et al. U.S. District Court, N. Dist. Cal., Case No. C96-03147SI) against the current owner/operators of the site and other non-cooperating PRPs to cause them to bear their proportionate share of site remedial costs. The current owner/operators of the site have not cooperated with the PRP group in its efforts to study and characterize the site, except for limited cooperation which was offered shortly after the September 1987 RAO and, currently, with respect to DTSC's attempts to cause the selection of its preferred remedial alternative. The current owner/operators also demanded and the outcome of the litigation cannot be determined at this time. Failure of the PRP group to affect a satisfactory resolution with respect to the choice of appropriate remedial alternatives or to obtain an appropriate contribution towards site remedial costs from the current owner/operators of the site and other non-cooperating PRPs, could substantially increase the cost to ITC of remediating the site, which could have a material adverse effect on ITC's consolidated financial condition, liquidity and results of operations.

  In March 1995, ITC was notified by the DTSC that it was among 13 companies identified as potentially responsible for costs associated with investigation and cleanup of the Environmental Protection Corporation (EPC) site known as the Eastside Facility near Bakersfield, California. The DTSC notice letter states that ITC is believed to have arranged for disposal of hazardous substances at the Eastside Facility during the period between 1972 and 1985 when it was permitted and operated as a land treatment facility.

  ITC transported various waste streams both generated by ITC and on behalf of its customers to the Eastside Facility at various times during those facilities' operations and it was a minority shareholder in EPC for a period of its operations. In January 1996, the PRP group for the Eastside Facility (of which ITC is a member) and the DTSC entered into an agreement for the performance of a RI/FS for the site, as well as for cost sharing for the RI/FS among the group and the DTSC. ITC is cooperating with other group members to perform the work outlined in the agreement. Because of the early stage of the matter, the potential costs associated with the remediation of the Eastside Facility will not be reasonably estimable until completion of the RI/FS.

  ITC, as a major provider of hazardous waste transportation, treatment and disposal operations in California prior to the December 1987 adoption of its strategic restructuring program, has been named a PRP at a number of other sites and may from time to time be so named at additional sites and may also face damage claims by third parties for alleged releases or discharges of contaminants or pollutants arising out of its transportation, treatment and disposal discontinued operations. ITC has either denied responsibility and/or is participating with others named by the USEPA and/or the DTSC in conducting investigations as to the nature and extent of contamination at the sites. Based on ITC's experience in resolving claims against it at a number of sites and upon current information, in the opinion of management, with advice of counsel, claims with respect to sites not described above at which ITC has been notified of its alleged status as a PRP will not individually or in the aggregate result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of ITC.

  ITC has initiated claims against a number of its past insurers for recovery of certain damages and costs with respect to both its Northern California sites and certain PRP matters. The carriers dispute their allegations to ITC and ITC expects them to continue to contest the claims. ITC has included in its provision for loss on disposition of discontinued operations (as adjusted) an amount that, in the opinion of management, with advice of counsel, represents a probable recovery with respect to those claims.

                   FOR THE FISCAL YEAR ENDED MARCH 28, 1997

RESULTS OF OPERATIONS

CONTINUING OPERATIONS

OVERVIEW

  ITC's services are provided to a broad array of governmental and commercial entities predominantly in the U.S. market. Additionally, ITC pursues selected international business opportunities on a project-specific basis and has made an investment in a Taiwan-based company (see Revenues). ITC's business strategy is to provide its environmental services on a full-service basis, particularly by focusing on its capabilities to manage complex environmental issues from the initial assessment of the level and extent of contamination through the design, engineering and execution of a solution which minimizes the client's total cost.

  In 1996, ITC changed its fiscal year to consist of four thirteen-week fiscal quarters with the fourth quarter ending on the last Friday of March. Previously, the fiscal year ended on March 31 of each year.

REVENUES

  Revenues for fiscal year 1997 declined by 9.4% compared to a decline of 5.6% in fiscal year 1996. This decline in revenues generally reflected weak demand in both the governmental and commercial markets ITC serves as well as a change in ITC's approach to the market in de-emphasizing smaller lower-value projects (see Restructuring Charge). During the fourth quarter of fiscal year 1997, however, ITC experienced an 8% increase in revenues to $95,712,000 from $88,579,000 in the fourth quarter of fiscal year 1996, principally due to consistent funding of DOD programs which had been subject to reduced funding in late fiscal year 1996 and early fiscal year 1997 as a result of delays in the authorization of the federal budget.

  Although revenue growth in ITC's core business is expected to be modest in the near future due to the difficult industry-wide conditions, ITC is actively seeking revenue growth and diversification through business acquisitions (see Liquidity and Capital Resources). ITC took an initial step in this strategy by making a 50.1% majority investment in a Taiwan-based wastewater treatment design/build firm in November 1996. Additionally, in May 1997, ITC acquired PHR Environmental Consulting, Inc., a small consulting firm specializing in environmental and historical investigation.

  Revenues for fiscal year 1996 of $400,042,000 were $23,930,000 lower than the $423,972,000 of revenues for fiscal year 1995. Effective with the inception of operations for Quanterra in the second quarter of fiscal year 1995, ITC ceased recording any analytical services revenue. However, since a portion of analytical services revenue historically was derived from ITC's other operations, additional revenue is now being recorded related to analytical services subcontracts performed by Quanterra (see Quanterra) for ITC, similar to other third party subcontracts. After excluding fiscal year 1996 and 1995 analytical services revenues other than those provided to ITC's other operations, revenues for ITC declined 3.8% for fiscal year 1996, primarily due to the slowdown of awards of federal governmental contract delivery orders caused by the delayed authorization of the federal government budget.

  A substantial percentage of ITC's revenues during the three years ended March 28, 1997 was earned through executing governmental contracts for various federal, state and local agencies. Revenues from governmental contracts accounted for 67% of ITC's revenues in fiscal year 1997, compared to 69% and 71% in fiscal years 1996 and 1995, respectively. See the table in Business-- Operations--Customers--Federal, State and Local Governmental Clients for an analysis of ITC's revenues attributable to federal, state and local governmental contracts. Federal governmental revenues are derived principally from work performed for the DOD and, to a lesser extent, the DOE. ITC expects to increase its revenues from the DOE over time due to an expected transition by the DOE over the next several years to emphasize remediation over studies combined with ITC's favorable experience in winning and executing similar work for the DOD and ITC's experience with DOE related to its past performance of DOE studies. In the near term, ITC expects that the percentage of total revenues from the execution of federal, state and local governmental contracts will continue to be substantial.

  Although increasing slightly as a percentage of total revenues, reflecting management efforts to reduce ITC's reliance on government contracts, ITC's revenues from commercial clients declined slightly in fiscal year 1997 compared to fiscal year 1996. ITC believes this is partly due to increased emphasis by commercial clients on cost-effective solutions and partly due to commercial clients delaying certain work until final Congressional action is taken on the reauthorization of CERCLA. ITC is focusing more on providing value-added consulting service and on negotiating partnering arrangements with clients in an effort to provide commercial clients with more cost-effective solutions. As for CERCLA, it is uncertain when reauthorization will occur or what the details of the legislation, including retroactive liability, cleanup standards, and remedy selection, may include. Uncertainty regarding possible rollbacks of environmental regulation and/or reduced enforcement have led commercial clients to delay projects as well. Contemplated changes in regulations could decrease the demand for certain of ITC's services, as customers anticipate and adjust to the new regulations. However, legislative or regulatory changes could also result in increased demand for certain of ITC's services if such changes decrease the cost of remediation projects or result in more funds being spent for actual remediation. The ultimate impact of any such changes will depend upon a number of factors, including the overall strength of the U.S. economy and customers' views on the cost effectiveness of the remedies available.

  Revenues derived from large, complex thermal remediation contracts utilizing ITC's HTTS thermal treatment technology were approximately 10%, 11% and 11% of revenues in fiscal years 1997, 1996 and 1995, respectively. Incineration as a remedy under CERCLA continues to come under legislative and regulatory pressures. Because of this issue and the relatively higher cost of incineration, there are very few potential project opportunities in the United States and ITC has been forced to seek alternative uses for its HTTS equipment. ITC is actively pursuing foreign opportunities which utilize the HTTS equipment. If alternative uses, such as foreign installations, cannot be found or are uneconomical, there could be a negative effect to ITC due to impairment of HTTS assets as well as lost project opportunities. At March 28, 1997, the net book value of ITC's HTTS equipment was approximately $11,200,000. ITC's backlog of contracts which utilize HTTS equipment was approximately $10,000,000 at March 28, 1997 with such backlog to be performed early in fiscal year 1998.

  ITC's total funded and unfunded backlog at March 28, 1997 was approximately $1,198,000,000 ($975,000,000 at March 29, 1996) including approximately
$280,000,000 of contracted backlog scheduled to be completed during fiscal year 1998 and between $40,000,000 and $60,000,000 of additional project work expected to be defined and performed in fiscal year 1998 under existing governmental IDO contracts. Backlog revenues are expected to be earned primarily over the next one to five years, with a substantial portion of the backlog consisting of governmental contracts, many of which are subject to annual funding and definition of project scope. The backlog amounts at March 28, 1997 and March 29, 1996 include $785,000,000 and $598,000,000, respectively, of future work ITC estimates it will receive (based on historical experience) under existing IDO programs. In accordance with industry practices, substantially all of ITC's contracts are subject to cancellation, delay or modification by the customer.

  ITC's backlog at any given time is subject to changes in scope of services required by the contracts leading to increases or decreases in backlog amounts. These contracts subject to such scope changes have led to a number of contract claims requiring negotiations with clients in the ordinary course of business. (See Notes to Consolidated Financial Statements--Summary of significant accounting policies--Contract accounting and accounts receivable.)

GROSS MARGIN

  Gross margins were 10.5%, 14.5% and 14.6% of revenues in fiscal years 1997, 1996 and 1995, respectively. In the current year, gross margin was adversely impacted by lower pricing due to competitive industry conditions and by the continued shift in revenue mix toward larger projects and programs which involve more subcontracting and carry a lower margin on revenues. Gross margin percentage of 11.3% of revenues for the last six months of fiscal year 1997 improved from the 9.7% of revenues for the first half as overhead costs were reduced due to organizational streamlining resulting from the recent corporate restructuring (see Restructuring Charge). In the near term, ITC expects to continue to experience the improved gross margins of the past six months. ITC's ability to maintain or improve its gross margins is heavily dependent on increasing utilization of professional staff, properly executing projects, and successfully bidding new contracts at adequate margin levels.

  Excluding a $5,300,000 provision for major litigation in fiscal year 1995 (see Notes to Consolidated Financial Statements--Commitments and contingencies--Central Garden), gross margin would have declined from 15.9% of revenues in fiscal year 1995 to 14.5% in fiscal year 1996, primarily because of the combination of the declining level of revenues, lower pricing due to competitive industry conditions and a shift in revenue mix toward lower margin subcontracted work.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses were 9.2%, 9.5% and 10.0% of revenues in fiscal years 1997, 1996 and 1995, respectively. Selling, general and administrative expenses of $33,431,000 in fiscal year 1997 were $4,694,000 or 12.3% lower than the fiscal year 1996 level primarily due to the impact of the corporate restructuring (see Restructuring Charge) initiated in the second fiscal quarter of 1997. Selling, general and administrative expenses declined from 10.2% in the first half of fiscal 1997 to 8.4% in the second half primarily due to this corporate restructuring. Fiscal year 1996 selling, general and administrative expenses of $38,125,000 represented a decrease of $4,351,000 or 10.2% from the prior year level, due to cost containment measures resulting from continued management attention to expenses.

RESTRUCTURING CHARGE

  In conjunction with the corporate restructuring to position ITC for growth and diversification which was initiated in the second quarter of fiscal year 1997, ITC incurred a pre-tax restructuring charge of $8,403,000. The restructuring charge included $3,400,000 of costs for severance, $4,100,000 of costs for closing and reducing the size of a number of ITC's offices, and $900,000 of costs for other related items. At March 28, 1997, $3,720,000 of the charge remained to be paid over the next eight years. The restructuring charge was taken in conjunction with an organizational realignment which is expected to enable ITC to operate in a more efficient and client-focused manner on an ongoing basis.

  Additionally, during the first quarter of fiscal year 1998, ITC will be relocating its corporate headquarters from Torrance, California to Monroeville (Pittsburgh), Pennsylvania where ITC's largest office is located. Beginning in the second quarter of fiscal year 1998, this will result in reduced lease expenses as well as labor cost savings due to the consolidation of certain functions, and travel cost savings, since much of ITC's business, as well as its lenders and largest shareholders, are located in the eastern United States. The move is anticipated to result in a charge in the range of $2,000,000 to $3,000,000. ITC also anticipates it may take a smaller charge in connection with the sale in the first quarter of fiscal year 1998 of its California remediation services business pursuant to a change in ITC's approach to the market.

QUANTERRA

  In June 1994, ITC and an affiliate of Corning Incorporated combined the two companies' environmental analytical services businesses into a 50%/50% jointly-owned company (Quanterra), which was recapitalized effective December 29, 1995, with ITC retaining a 19% ownership interest. (See Liquidity and Capital Resources and Notes to Consolidated Financial Statements--Quanterra.) ITC's 50% investment in Quanterra was accounted for under the equity method through December 29, 1995, and the remaining 19% investment is now accounted for under the cost method. In the nine months ended March 31, 1995, the initial period of Quanterra's operations, ITC reported equity in net loss of Quanterra of $9,827,000 (including a $9,264,000 charge for integration) and, in the six months ended September 29, 1995, ITC reported equity in net loss of Quanterra of $1,821,000. In the quarter ended December 29, 1995, ITC reported equity in net loss of Quanterra of $24,595,000, principally related to the recapitalization of Quanterra noted above. The events that led to the other than temporary decline in the value of ITC's investment in Quanterra occurred in December 1995 when it became evident that Quanterra's net loss would increase significantly in comparison to the September 1995 quarterly results and it became apparent that Quanterra would require additional capital from its owners to meet its liquidity needs in 1996. These two events led to the recapitalization transaction and ITC's loss recognition.

OTHER INCOME (EXPENSE)

  In fiscal year 1996, ITC reported in other income a pre-tax gain of $1,090,000, related to the settlement of certain litigation concerning the Motco project. (See Notes to Consolidated Financial Statements--Motco litigation settlement.) This gain represented the settlement proceeds of $41,100,000 in cash, net of the previously recorded $31,200,000 claim amount, $8,000,000 of costs related to certain equipment specifically constructed for the Motco project which has been idle since ceasing work on the project, and legal and other expenses.

  In fiscal year 1995, ITC recorded a charge of $3,800,000 to provide for potential settlement and defense costs related to certain class action shareholder litigation. ITC paid approximately this amount in cash in fiscal year 1997 when the class action lawsuit was formally settled.

INTEREST, NET

  Net interest expense was 1.5%, 1.6% and 1.7% of revenues in fiscal years 1997, 1996 and 1995, respectively. The following table shows net interest expense for the three fiscal years ended March 28, 1997.

                                                            YEAR ENDED
                                                   -----------------------------
                                                   MARCH 28, MARCH 29, MARCH 31,
                                                     1997      1996      1995
                                                   --------- --------- ---------
                                                          (IN THOUSANDS)
   Interest incurred..............................  $ 7,168   $7,014    $8,065
   Capitalized interest...........................      --       --       (484)
   Interest income................................   (1,908)    (569)     (471)
                                                    -------   ------    ------
   Interest, net..................................  $ 5,260   $6,445    $7,110
                                                    =======   ======    ======

  During fiscal year 1997, the level of debt outstanding was relatively unchanged from the prior year end level as ITC's refinancing was completed in October 1995 and the related initial principal payments are not due until 2001 on ITC's outstanding $65,000,000 senior secured notes. Accordingly, interest incurred in fiscal year 1997 was $154,000 or 2.2% higher than the corresponding amount for fiscal year 1996. Interest income of $1,908,000 was $1,339,000 higher than the $569,000 in fiscal year 1996 due to the full-year investment in cash equivalents of the excess proceeds of the October 1995 refinancing (as discussed immediately below) and an increased level of investment in cash equivalents beginning in November 1996 from the proceeds of the Carlyle Investment (see Notes to Consolidated Financial Statements-- Preferred stock--Carlyle Investment).

  In fiscal year 1996, the decline in interest incurred is due principally to lower levels of outstanding debt during the second half of the fiscal year. This resulted from debt paid down out of the $41,100,000 proceeds of the Motco settlement. (See Notes to Consolidated Financial Statements--Motco litigation settlement.) This decline in debt was partially offset by the refinancing of ITC's senior notes in October 1995 through a $65,000,000 private placement, which exceeded the $50,000,000 of debt being refinanced. These excess proceeds were invested in cash equivalents which generated interest income over the remainder of the year. There was no capitalized interest in fiscal year 1996 due to the completion of ITC's major company-wide management information systems project in fiscal year 1995, on which interest had been capitalized.

INCOME TAXES

  For fiscal year 1997, in which ITC reported a loss from continuing operations before income taxes of $8,956,000, ITC recorded an income tax benefit of $179,000 which included a $4,602,000 tax charge resulting from the adjustment of ITC's deferred tax asset valuation allowance based on ITC's assessment of the uncertainty as to when it will generate a sufficient level of future earnings to realize the deferred tax asset created by the restructuring charge (see Restructuring Charge). ITC's effective income tax benefit rate is 2%, which is less then the 34% federal statutory rate primarily due to the above tax charge, state income taxes and nondeductible expenses (See Notes to Consolidated Financial Statements--Income taxes).

  For fiscal year 1996, in which ITC reported a loss from continuing operations before income taxes of $11,744,000, ITC recorded an income tax benefit of $12,290,000 which included a $7,781,000 tax benefit resulting from the adjustment of ITC's deferred tax asset valuation allowance based on ITC's reassessment of its ability to generate a sufficient level of future earnings to realize a substantial portion of ITC's related deferred tax asset.

  For fiscal year 1995, in which ITC reported a loss from continuing operations before income taxes of $1,297,000, ITC recorded a $2,383,000 income tax provision from continuing operations due to the nondeductibility of certain expenses, including a significant portion of the charge for integration related to the formation of Quanterra. (See Notes to Consolidated Financial Statements--Quanterra.)

  ITC's future tax rate is subject to the full realization of its deferred tax asset of $32,116,000 (net of a valuation allowance of $9,741,000). Realization of the tax asset is expected by management to occur principally as closure expenditures related to ITC's inactive disposal sites over the next several years are deductible in the years the expenditures are made and upon the ultimate tax disposition of ITC's interest in Quanterra, but is subject to ITC having a sufficient level of taxable income and taxable capital gains. Because of ITC's position in the industry, recent restructuring, existing backlog and acquisition strategies, management expects that its future taxable income and the use of tax-planning strategies (principally the matching of any future capital gains and losses during the relevant carryforward or carryback period) will more likely than not allow ITC to fully realize its deferred tax asset. ITC evaluates the adequacy of the valuation allowance and the realizability of the deferred tax asset on an ongoing basis.

DIVIDENDS

  Dividends for fiscal year 1997 include cash dividends of $4,050,000 ($4,200,000 in fiscal years 1996 and 1995) on ITC's outstanding depositary shares (each representing 1/100 of a share of ITC's 7% Convertible Exchangeable Preferred Stock) and a non-cash imputed dividend of $866,000 on the newly issued Cumulative Convertible Participating Preferred Stock (Convertible Preferred Stock) purchased by Carlyle. (See Notes to Consolidated Financial Statements--Preferred stock--Carlyle Investment.) During the first two years ended November 21, 1998 in which the Convertible Preferred Stock is outstanding and the stated annual dividends are 0% and a stock dividend of 3%, respectively, dividends will be calculated and presented in the statement of operations at a rate of approximately 6% per annum. The additional imputed dividend of approximately 6% in the first year and 3% in the second year will never be paid in cash or stock.

LOSS FROM CONTINUING OPERATIONS

  ITC recorded losses from continuing operations of $13,693,000, $3,654,000 and $7,880,000 for fiscal years 1997, 1996 and 1995, respectively. As discussed above, operating income for each of the years was more than offset by the equity in net loss of Quanterra and certain special charges. (See Gross Margin, Restructuring Charge, Quanterra, and Other Income (Expense).)

DISCONTINUED OPERATIONS

  In fiscal year 1995, ITC increased its provision for loss on disposition of its discontinued transportation, treatment and disposal business by $10,603,000 (net of income tax benefit of $6,397,000). This increased provision primarily related to delays in the regulatory approval process at ITC's inactive disposal facilities located in Northern California, an additional accrual for estimated costs related to certain waste disposal sites where ITC has been named as a PRP, increased closure construction costs due to plan revisions and to additional costs experienced due to the unusually heavy rainfall experienced in Northern California in January through

March 1995. For Further Information Regarding ITC's Discontinued Operations, See Notes to Consolidated Financial Statements--Discontinued Operations.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital increased by $21,531,000 or 24.1%, to $110,705,000 at March 28, 1997 from $89,174,000 at March 29, 1996. The current ratio at March 28, 1997 was 2.21:1 which compares to 2.13:1 at March 29, 1996.

  Cash provided by operating activities for fiscal year 1997 totaled $24,795,000, a $10,614,000 increase from the $14,181,000 of cash provided by operating activities in the prior fiscal year principally due to the improvement in receivables management. ITC has revised its cash flows from operating activities to include cash outflows related to discontinued operations of $14,041,000, $11,704,000 and $11,324,000 in fiscal years 1997,
1996 and 1995, respectively. These cash outflows related to discontinued operations relate to previously accrued closure and post-closure costs for permitting and construction to close inactive treatment and disposal sites and payments made related to matters where ITC has been named as a potentially responsible party on certain sites. For further information on these activities, see Notes to Consolidated Financial Statements--Discontinued operations. Cash flows from operating activities, excluding cash flows related to discontinued operations, are $38,836,000, $25,885,000 and $13,575,000 in fiscal years 1997, 1996 and 1995, respectively. Capital expenditures were $3,361,000, $4,696,000 and $10,533,000 for fiscal years 1997, 1996 and 1995, respectively. During fiscal year 1997, capital expenditures decreased as ITC's decline in revenues reduced the need for new equipment. Management believes capital expenditures in fiscal year 1998 will remain stable or increase slightly from those of fiscal year 1997, excluding any business acquisitions or strategic investments which might be made by ITC. (See below and Business Operations--General.) ITC does not expect to pay significant cash income taxes over the next several years due to its net operating loss carryforwards. (See Notes to Consolidated Financial Statements--Income taxes and Results of Operations--Continuing Operations--Income Taxes.)

  Long-term debt of $65,874,000 at March 28, 1997 was essentially unchanged from the $65,611,000 at March 29, 1996. (See Notes to Consolidated Financial Statements--Long-term debt.) ITC's ratio of debt (including current portion) to equity declined over the past three years to 0.42:1 at March 28, 1997 from 0.47:1 and 0.56:1 at March 29, 1996 and March 31, 1995, respectively.

  With regard to the transportation, treatment and disposal discontinued operations, a number of items could potentially affect the liquidity and capital resources of ITC, including changes in closure and post-closure costs, realization of excess and residual land values, demonstration of financial assurance and resolution of other regulatory and legal contingencies. (See Notes to Consolidated Financial Statements--Discontinued operations.)

  ITC's shareholder agreements relating to Quanterra (an environmental analytical services business 81% owned by an affiliate of Corning Incorporated and 19% owned by ITC) contain certain provisions which have affected and, in the future, could affect liquidity. ITC was required by these agreements to contribute $2,500,000 to Quanterra in October 1995 and an additional $2,500,000 to Quanterra in January 1996. In connection with a recapitalization of Quanterra in January 1996, ITC committed an additional $2,500,000 to Quanterra, of which $475,000 was paid in each of March, April and July 1996 and $1,075,000 was paid in December 1996, completing the commitment. Additionally, in the current fiscal year, ITC made a one-time $1,300,000 contribution to Quanterra in the form of work performed related to the decommissioning/closure of a Quanterra laboratory facility. ITC is not committed to make, and does not presently intend to make, additional contributions to Quanterra, but it has the option to make future pro rata contributions to maintain its 19% interest. Although Quanterra has experienced net losses in the past several years, the level of net loss has decreased over the past several quarters, and Quanterra has recently neared break-even operations. ITC will continue to evaluate the ultimate recoverability of its investment in Quanterra (which is carried at $16,300,000 on the March 28, 1997 consolidated balance sheet) on an ongoing basis and will recognize any impairment in value should it occur. (See Notes to Consolidated Financial Statements--Quanterra.)

  On October 25, 1995, ITC executed a combined $125,000,000 financing which includes $65,000,000 of senior secured notes with a group of major insurance companies and a $60,000,000 syndicated bank revolving credit facility. The financing package, which is subject to a borrowing base, is secured by the accounts receivable and certain fixed assets of ITC. The senior secured notes have an eight-year final maturity with no principal payments until the sixth year, and the bank line has a term of five years.

  In aggregate, at March 28, 1997, letters of credit totaling approximately $20,000,000 related to ITC's insurance program, financial assurance and bonding requirements were outstanding against ITC's $60,000,000 bank line of credit. ITC had no outstanding cash advances under the line at March 28, 1997. As of that date, ITC's borrowing base under its combined financing package allowed for additional letters of credit or borrowings under the line of credit of up to $580,000. At certain times (but not at March 28, 1997), ITC has been required to maintain cash on deposit with its credit providers, due to ITC's borrowing base being insufficient to cover the collateral required for the $65,000,000 senior notes and any outstanding letters of credit, primarily as a result of reduced accounts receivable, which are the principal component of the borrowing base. At March 28, 1997, ITC had invested cash of approximately $73,000,000.

  ITC has total bonding capacity of $135,000,000 at present, of which approximately $94,000,000 is currently being utilized. ITC's bonding lines generally require 5-10% collateral in the form of letters of credit.

  At the November 20, 1996 Annual Meeting of Stockholders, ITC's shareholders voted to approve the Carlyle Investment. ITC issued to Carlyle 45,000 shares of Convertible Preferred Stock having a liquidation preference of $1,000 per share, and warrants to purchase 1,250,000 shares of ITC common stock at $11.39 per share. The $40,609,000 net proceeds to ITC (after related offering costs of $4,391,000) will be used by ITC to finance business acquisitions, as well as for working capital and general corporate purposes (see Notes to Consolidated Financial Statements--Preferred stock--Carlyle Investment).

  ITC continues to have significant cash requirements, including expenditures for the closure of its inactive disposal sites and PRP matters (see Notes to Consolidated Financial Statements--Discontinued operations), interest, preferred dividend obligations and contingent liabilities. ITC's liquidity position is expected to be sufficient to meet the foreseeable requirements, as well as to fund expansion and diversification of ITC's business through both internal growth and acquisitions.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The following index sets forth the location in this Appendix of the Condensed Consolidated Financial Statements for the quarter ended December 26, 1997 and the Consolidated Financial Statements for the fiscal year ended March 28, 1997 of ITC and its subsidiaries.

                                                                            PAGE
                                                                            ----
FOR THE QUARTER ENDED DECEMBER 26, 1997
Condensed Consolidated Balance Sheets...................................... 104
Condensed Consolidated Statements of Operations............................ 105
Condensed Consolidated Statements of Cash Flows............................ 106
Notes to Condensed Consolidated Financial Statements....................... 107
FOR THE YEAR ENDED MARCH 28, 1997
Report of Ernst & Young LLP, Independent Auditors.......................... 111
Consolidated Balance Sheets................................................ 112
Consolidated Statements of Operations...................................... 113
Consolidated Statements of Stockholders' Equity............................ 114
Consolidated Statements of Cash Flows...................................... 115
Notes to Consolidated Financial Statements................................. 116

                      INTERNATIONAL TECHNOLOGY CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                         DECEMBER 26, MARCH 28,
                                                             1997       1997
                                                         ------------ ---------
                                                         (UNAUDITED)
                         ASSETS
                         ------
Current assets:
  Cash and cash equivalents.............................   $ 54,128   $ 78,897
  Receivables, net......................................    115,518    108,207
  Prepaid expenses and other current assets.............      5,588      4,077
  Deferred income taxes.................................     10,370     11,324
                                                           --------   --------
    Total current assets................................    185,604    202,505
Property, plant and equipment, at cost:
  Land and land improvements............................        695      1,330
  Buildings and leasehold improvements..................      7,403      9,232
  Machinery and equipment...............................    132,357    140,630
                                                           --------   --------
                                                            140,455    151,192
  Less accumulated depreciation and amortization........    101,320    106,891
                                                           --------   --------
  Net property, plant and equipment.....................     39,135     44,301
Investment in Quanterra.................................     16,300     16,300
Other assets............................................     43,410     39,377
Long-term assets of discontinued operations.............     40,048     40,048
                                                           --------   --------
    Total assets........................................   $324,497   $342,531
                                                           ========   ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable......................................   $ 38,735   $ 29,571
  Accrued liabilities...................................     29,699     32,640
  Billings in excess of revenues........................      1,978      7,227
  Short-term debt, including current portion of long-
   term debt............................................      4,134      5,343
  Net current liabilities of discontinued operations....     11,168     17,019
                                                           --------   --------
    Total current liabilities...........................     85,714     91,800
Long-term debt..........................................     65,650     65,874
Long-term accrued liabilities of discontinued
 operations, net........................................      2,349      9,280
Other long-term accrued liabilities.....................      7,321      6,724
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $100 par value; 180,000 shares
   authorized:
   7% cumulative convertible exchangeable, 20,556 shares
    issued and outstanding..............................      2,056      2,056
   6% cumulative convertible participating, 45,000
    shares issued and outstanding.......................      4,382      4,204
  Common stock, $.01 par value; 50,000,000 shares
   authorized;
   9,733,288 and 9,738,375 shares issued and
    outstanding, respectively...........................         97         97
  Treasury stock at cost, 8,078 and 6,208 shares,
   respectively.........................................        (74)       (74)
  Additional paid-in capital............................    246,074    244,287
  Deficit...............................................    (89,072)   (81,717)
                                                           --------   --------
    Total stockholders' equity..........................    163,463    168,853
                                                           --------   --------
    Total liabilities and stockholders' equity..........   $324,497   $342,531
                                                           ========   ========

                             See accompanying notes

                      INTERNATIONAL TECHNOLOGY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE FISCAL
                               FISCAL QUARTER ENDED         QUARTERS ENDED
                             ------------------------- -------------------------
                             DECEMBER 26, DECEMBER 27, DECEMBER 26, DECEMBER 27,
                                 1997         1996         1997         1996
                             ------------ ------------ ------------ ------------
                                                 (UNAUDITED)
Revenues...................    $105,157     $92,513      $306,178     $266,419
Cost and expenses:
  Cost of revenues.........      93,387      82,790       271,572      239,778
  Selling, general and
   administrative
   expenses................       6,844       7,626        21,182       25,339
  Special charges..........       3,943         --          8,554        8,403
                               --------     -------      --------     --------
Operating income (loss)....         983       2,097         4,870       (7,101)
Interest, net..............      (1,237)     (1,446)       (3,386)      (4,105)
                               --------     -------      --------     --------
Income (loss) before income
 taxes.....................        (254)        651         1,484      (11,206)
(Provision) benefit for
 income taxes..............      (1,586)       (280)       (4,316)       1,146
                               --------     -------      --------     --------
Net income (loss)..........      (1,840)        371        (2,832)     (10,060)
Less preferred stock
 dividends.................      (1,539)     (1,295)       (4,609)      (3,395)
                               --------     -------      --------     --------
Net loss applicable to
 common stock..............    $ (3,379)    $  (924)     $ (7,441)    $(13,455)
                               ========     =======      ========     ========
Basic loss per common
 share.....................    $   (.35)    $  (.10)     $   (.76)    $  (1.48)
                               ========     =======      ========     ========




                             See accompanying notes

                      INTERNATIONAL TECHNOLOGY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        THREE FISCAL QUARTERS
                                                                ENDED
                                                      -------------------------
                                                      DECEMBER 26, DECEMBER 27,
                                                          1997         1996
                                                      ------------ ------------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................   $ (2,832)    $(10,060)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization....................      7,528       11,208
    Loss on disposal of remediation business.........      1,800          --
    Loss on Helen Kramer claim.......................      3,943          --
    Minority interest in subsidiary..................        124          (27)
    Deferred income taxes............................      3,988       (1,472)
  Changes in assets and liabilities, net of effects
   from acquisitions and dispositions of business
    (Increase) decrease in receivables, net..........    (10,377)      18,292
    (Increase) decrease in prepaid expenses and other
     current assets..................................     (1,577)         697
    Increase in accounts payable.....................      6,683        5,410
    Decrease in accrued liabilities..................     (3,637)        (378)
    (Decrease) increase in billings in excess of
     revenues........................................     (5,266)       1,175
    (Decrease) increase in other long-term accrued
     liabilities.....................................       (312)         977
    Decrease in liabilities of discontinued
     operations......................................    (12,932)     (11,909)
                                                        --------     --------
  Net cash (used for) provided by operating
   activities........................................    (12,867)      13,913
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposition of remediation business..      2,800          --
  Acquisition of businesses, net of cash acquired....     (5,417)      (1,455)
  Capital expenditures...............................     (2,540)      (2,602)
  Investment in Quanterra............................        --        (3,325)
  Cash on deposit as collateral......................       (500)         --
  Other, net.........................................     (2,412)         770
                                                        --------     --------
  Net cash used for investing activities.............     (8,069)      (6,612)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term borrowings.................     (2,036)        (106)
  Long-term borrowings...............................        --           281
  Net proceeds from preferred stock and warrants
   issued to Carlyle.................................        --        41,000
  Dividends paid on preferred stock..................     (1,797)      (3,150)
  Issuances of common stock..........................        --             1
                                                        --------     --------
  Net cash (used for) provided by financing
   activities........................................     (3,833)      38,026
                                                        --------     --------
Net (decrease) increase in cash and cash
 equivalents.........................................    (24,769)      45,327
Cash and cash equivalents at beginning of period.....     78,897       24,493
                                                        --------     --------
Cash and cash equivalents at end of period...........   $ 54,128     $ 69,820
                                                        ========     ========

                             See accompanying notes

                     INTERNATIONAL TECHNOLOGY CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  1. The condensed consolidated financial statements included herein have been prepared by ITC, without audit, and include all adjustments of a normal, recurring nature which are, in the opinion of management, necessary for a fair presentation of the results of operations for the fiscal quarter ended December 26, 1997, pursuant to the rules of the Securities and Exchange Commission. ITC's fiscal year includes four thirteen-week fiscal quarters with the fourth quarter ending on the last Friday in March. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations although ITC believes that the disclosures in such financial statements are adequate to make the information presented not misleading.

  These condensed consolidated financial statements should be read in conjunction with ITC's annual report on Form 10-K, as amended, for the fiscal year ended March 28, 1997. The results of operations for the fiscal period ended December 26, 1997 are not necessarily indicative of the results for the full fiscal year.

  2. On January 15, 1998, ITC signed a definitive agreement (the "Agreement") to acquire OHM Corporation (OHM), a leading diversified environmental services firm, for a total purchase price of approximately $365 million including the assumption of OHM debt. On January 16, 1998, ITC initiated the Offer to Purchase ("Tender Offer") for cash 13,933,000 shares of OHM common stock. According to the terms of the Agreement, assuming successful completion of the merger, OHM shareholders will receive $11.50 per share, comprised of $8.00 in cash and 0.42 shares of ITC common stock (valued at $3.50 assuming a per share price of $8.25 for ITC's shares). Concurrently with the purchase of shares in the Tender Offer, OHM will repurchase from one of its principal shareholders, a number of shares equal to approximately 19 percent of OHM's outstanding shares. Assuming the Tender Offer to purchase 13,933,000 shares (50.6%) of OHM common stock is successful, on February 17, 1998, ITC will own approximately 63% of OHM and will be entitled to elect a majority of OHM's Board of Directors. ITC will then consolidate OHM and record an approximate 37% minority interest in OHM. Upon the completion of the proposed transaction (which is expected in mid-April 1998), OHM will then be merged with a wholly-owned subsidiary of ITC in which each of the remaining outstanding shares of OHM not acquired through the Tender Offer will be converted into 1.394 shares of ITC common stock at which time ITC will own and consolidate 100% of OHM.

  ITC will execute the Tender Offer with a $240 million credit facility, which will be used to fund the Tender Offer, refinance ITC's existing $65 million principal amount of senior notes and for acquisitions and working capital. To complete the merger, ITC will effect a $425 million refinancing which will refinance the Tender Offer loan and OHM's debt.

  OHM is a public company that trades on the New York Stock Exchange under the symbol OHM. OHM had revenue of $381 million and a net loss of $25.3 million or $(0.93) loss per share, including a special charge of $38 million for the nine months ended September 30, 1997.

  The transaction is subject to a number of conditions, including approvals related to the merger by the shareholders of both companies, and other customary conditions and regulatory approvals. Early termination of the waiting period under the Hart-Scott Rodino Act was granted on January 26, 1998.

  3. In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (SFAS No.128), Earnings per Share, which was required to be adopted on public company financial statements issued subsequent to December 15, 1997 and was implemented by ITC in the fiscal quarter ended December 26, 1997. Under SFAS No. 128, earnings per share for all prior periods are required to be restated to comply with the provisions of the new statement.

  Under SFAS No. 128, basic earnings (loss) per common share is computed by dividing net income (loss), adjusted for preferred stock dividends, by the weighted average number of common shares outstanding for the period. For all periods presented, the computation of diluted earnings (loss) per share, assuming conversion into

                     INTERNATIONAL TECHNOLOGY CORPORATION
common shares of ITC's convertible preferred stock, common stock warrants, contingently issuable shares and common stock equivalents, which are stock options, is antidilutive. The adoption of SFAS No. 128 had no effect on the basic and diluted earnings (loss) per common share for the periods presented.

  The weighted average number of common shares outstanding during the period used in the calculation of basic earnings (loss) per common share follows:

                                                                  AVERAGE
            FISCAL QUARTER ENDED                         COMMON SHARES OUTSTANDING
            --------------------                         -------------------------
              December 26, 1997                                  9,734,233
              December 27, 1996                                  9,048,249
                                                                  AVERAGE
         THREE FISCAL QUARTERS ENDED                     COMMON SHARES OUTSTANDING
         ---------------------------                     -------------------------
              December 26, 1997                                  9,738,568
              December 27, 1996                                  9,099,726

  4. In December 1987, ITC's Board of Directors adopted a strategic restructuring program which included a formal plan to divest the transportation, treatment and disposal operations through the sale of some facilities and closure of certain other facilities. As of December 26, 1997, two of ITC's inactive disposal sites have been formally closed and the other two are in the process of closure. In connection with the plan of divestiture, from December 1987 through March 31, 1995, ITC has recorded provisions for loss on disposition of transportation, treatment and disposal discontinued operations (including the initial provision and three subsequent adjustments) in the amount of $160,192,000, net of income tax benefits of $32,879,000. The adjustments principally related to a write-off of the contingent purchase price from the earlier sale of certain assets, increased closure costs principally due to delays in the regulatory approval process, and costs related to certain waste disposal sites where ITC has been named a potentially responsible party (PRP). At December 26, 1997, ITC's condensed consolidated balance sheet included accrued liabilities of $13,517,000 to complete the closure and related post-closure of its inactive disposal sites and related matters, net of certain trust fund and annuity investments which are legally restricted by trust agreements with the California EPA Department of Toxic Substance Control to closure and post-closure use.

  The provision for loss on disposition of transportation, treatment and disposal discontinued operations is based on various assumptions and estimates. The adequacy of the provision for loss has been currently evaluated in light of developments since the adoption of the divestiture plan and management believes the provision, as adjusted, is reasonable; however, the ultimate effect of the divestiture on the consolidated financial condition of ITC is dependent upon future events, the outcome of which cannot be determined at this time. Outcomes significantly different from those used to estimate the provision for loss could result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of ITC.

  5. For information regarding legal proceedings of ITC's continuing operations, please see the note "Commitments and contingencies" in the Notes to Consolidated Financial Statements in ITC's Annual Report on Form 10-K, as amended, for the fiscal year ended March 28, 1997; current developments regarding material continuing operations' legal proceedings are discussed in
Note 6 below and in Part II of this filing. See Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Transportation, Treatment and Disposal Discontinued Operations for information regarding the current developments in legal proceedings of the discontinued operations of ITC.

  6. In December 1997, ITC settled a contract claim which has been outstanding in excess of five years with the US Army Corps of Engineers, the Environmental Protection Agency and the Department of Justice (jointly "Government") arising out of work performed by the joint venture of ITC and Davy International at the Helen Kramer Superfund project. On December 26, 1997, the joint venture received a $14,500,000 payment from

                     INTERNATIONAL TECHNOLOGY CORPORATION
the Government to resolve all outstanding project claims related to additional work resulting from differing site conditions. In early January 1998, the joint venture paid $4,300,000 to the Government to resolve related civil claims by the Government. ITC's share of the joint venture results is 60%, accordingly, ITC received net cash of $6,000,000, its proportionate share of the settlement. In December 1997, ITC recorded a non-cash pre-tax charge of $3,943,000 as the cash received was less than the unbilled and billed receivables related to this project which totaled approximately $9,200,000 and $700,000, respectively.

  The special charges that occurred in the first quarter of fiscal 1998 resulted from the relocation of ITC's corporate headquarters from Torrance, California to Monroeville (Pittsburgh), Pennsylvania and the sale of its California based small project remediation services business. The headquarters relocation consolidated the corporate overhead functions with ITC's largest operations office and closer to its lenders and largest shareholders which are located in the Eastern United States. As a result of this relocation, ITC incurred a pre-tax charge of $2,811,000. In May 1997, ITC incurred a non-cash pre-tax charge of $1,800,000 to sell its California based small projects remediation services business.

  In conjunction with the corporate restructuring which was initiated in the second quarter of fiscal year 1997, ITC incurred a pre-tax restructuring charge of $8,403,000. The restructuring charge included $3,400,000 of costs for severance, $4,100,000 of costs for closing and reducing the size of a number of ITC's offices, and $900,000 of costs for other related items. As part of the plan of termination, ITC laid-off 133 employees and paid over $2,460,000 in termination benefits. In addition, ITC approved a plan to close 5 leased facilities and reduce the size of 11 other leased facilities by either sublease or abandonment. Most of the remaining costs to be paid relate to the facility closures and office space reductions which will be paid out over the terms of the lease. One of these facility closures has a remaining lease obligation of approximately 7 years. At December 26, 1997, $1,483,000 of the charge remained to be paid.

  7. For fiscal year 1998, ITC adopted SOP 96-1, Environmental Remediation Liabilities, which provides new guidance for the recognition, measurement and disclosure of environmental remediation liabilities. The adoption of SOP 96-1 had no material effect on ITC's financial condition, liquidity and results of operations. ITC accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are generally not discounted to their present value.

  8. At the November 20, 1996 Annual Meeting of Stockholders, ITC's shareholders voted to approve a $45,000,000 investment (the Carlyle Investment) by The Carlyle Group (Carlyle), a Washington, D.C. based merchant banking firm. The Carlyle Investment consists of 45,000 shares of 6% Cumulative Convertible Participating Preferred Stock, par value $100 per share (Convertible Preferred Stock) and warrants to purchase 1,250,000 shares of ITC common stock, par value $.01 per share. The net proceeds to ITC (after related offering costs of $4,000,000) from the Carlyle Investment were $41,000,000.

  The Convertible Preferred Stock and warrants may at any time, at the option of Carlyle, be converted into ITC common shares. The conversion price of the Convertible Preferred Stock is $7.59 per share and the exercise price of the warrants is $11.39 per share. Carlyle presently owns approximately 38% of the voting power of ITC, and assuming the conversion of all of the Convertible Preferred Stock into Common Stock and the exercise of all of the warrants, Carlyle would own approximately 43% of the voting power of ITC. The terms of the Convertible Preferred Stock provide that, to November 20, 2001, the holders of the Convertible Preferred Stock have the right to elect a majority of the Board of Directors of ITC, provided that Carlyle continues to own at least 20% of the voting power of ITC.

  The Convertible Preferred Stock ranks, as to dividends and liquidation, pari passu to ITC's 7% Preferred Stock and prior to ITC's common stock. The Convertible Preferred Stock is entitled to cumulative annual

                     INTERNATIONAL TECHNOLOGY CORPORATION
dividends. No dividends were payable in the first year. Dividends will be paid quarterly in kind for the second year at the rate of 3% per annum. Thereafter, dividends will be paid quarterly in cash at the rate of 6% per annum. The Convertible Preferred Stock is entitled to a liquidation preference of $1,000 per share. ITC will be entitled at its option to redeem all of the Convertible Preferred Stock at its liquidation preference plus accumulated and unpaid dividends on or after November 21, 2003.

  9. Included in accounts receivable at December 26, 1997 are billed receivables, unbilled receivables and retention in the amounts of $102,725,000, $6,107,000 and $7,661,000, respectively. Billed receivables, unbilled receivables and retention from the U.S. Government as of December 26, 1997 were $50,026,000, $651,000 and $3,409,000, respectively. At March 28,
1997, billed receivables, unbilled receivables and retention were $89,975,000, $12,305,000 and $7,982,000, respectively. Billed receivables, unbilled receivables and retention from the U.S. Government as of March 28, 1997 were $42,501,000, $9,162,000 and $4,105,000, respectively.

  Unbilled receivables typically represent amounts earned under ITC's contracts but not yet billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones, negotiation of change orders or completion of the project. Included in unbilled receivables at March 28, 1997 is approximately $9,200,000 of claims related to the Helen Kramer project, which was subject to a governmental investigation. ITC settled this claim in December 1997 as described in Note 6.

  10. The cost of property, plant and equipment is depreciated using primarily the straight-line method over the following useful lives of the individual assets: buildings-20 to 30 years, land improvements-3 to 20 years, and machinery and equipment-5 to 10 years including salvage value. The Hybrid Thermal Treatment System(R) (HTTS(R)) transportable incineration units are depreciated over the shorter of in-production operating days or on an 8-year straight-line basis (idle basis) to salvage value. The HTTS units are currently idle and continue to be depreciated as described. Amortization of leasehold improvements is provided using the straight-line method over the term of the respective lease.

  11. For the third quarter ended December 26, 1997, ITC recorded an income tax provision of $1,586,000, reflecting an effective income tax rate of 43% on income excluding special charges of $3,943,000 incurred in the third quarter. For the three fiscal quarters ended December 26, 1997, ITC recorded an income tax provision of $4,316,000, reflecting a 43% tax rate on income excluding special charges of $8,554,000 incurred in the first three quarters of fiscal year 1998. The income tax benefit related to the special charges was offset by an increase in ITC's deferred tax valuation allowance based on the tax attributes of the special charges and ITC's assessment of the uncertainty as to when it will generate a sufficient level of future earnings to realize the deferred tax asset created by the special charges.

  For the third fiscal quarter and the three fiscal quarters ended December 27, 1996, ITC had effective income tax benefit rates of 43% and 41% respectively, excluding special charges of $8,403,000 incurred in the second quarter ending September 27, 1996.

  Based upon a net deferred tax asset of $27,121,000 (net of a valuation allowance of $11,297,000) at December 26, 1997, and assuming a net 38% federal and state effective tax rate, the level of future earnings necessary to fully realize the deferred tax asset would be approximately $71,000,000. ITC evaluates the adequacy of the valuation allowance and the realizability of the deferred tax asset on an ongoing basis. Because of ITC's position in the industry, recent restructuring, existing backlog and acquisition strategies, management expects that its future taxable income and the use of tax-planning strategies (principally the matching of any future capital gains and losses during the relevant carryforward or carryback period) will more likely than not allow ITC to fully realize its deferred tax asset of $27,121,000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
International Technology Corporation

  We have audited the accompanying consolidated balance sheets of International Technology Corporation as of March 28, 1997 and March 29, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 28, 1997. Our audits also included the financial statement schedule listed in the index at Item 8. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Technology Corporation at March 28, 1997 and March 29, 1996 and the consolidated results of operations and cash flows for each of the three years in the period ended March 28, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Los Angeles, California
May 13, 1997

                      INTERNATIONAL TECHNOLOGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                           MARCH 28,  MARCH 29,
                                                             1997       1996
                                                           ---------  ---------
                                                              (IN THOUSANDS)
                         ASSETS
                         ------
Current assets:
  Cash and cash equivalents..............................  $ 78,897   $ 24,493
  Accounts receivable, less allowance for doubtful
   accounts of $2,055,000 in 1997 and $2,943,000 in
   1996..................................................   108,207    126,832
  Prepaid expenses and other current assets..............     4,077      4,315
  Deferred income taxes..................................    11,324     12,149
                                                           --------   --------
     Total current assets................................   202,505    167,789
Property, plant and equipment, at cost:
  Land and land improvements.............................     1,330      1,783
  Buildings and leasehold improvements...................     9,232     10,961
  Machinery and equipment................................   140,630    144,218
                                                           --------   --------
                                                            151,192    156,962
   Less accumulated depreciation and amortization........   106,891    101,201
                                                           --------   --------
     Net property, plant and equipment...................    44,301     55,761
Cost in excess of net assets of acquired businesses......     9,363      8,770
Investment in Quanterra..................................    16,300     12,975
Other assets.............................................     9,222      7,987
Deferred income taxes....................................    20,792     20,327
Long-term assets of discontinued operations..............    40,048     41,705
                                                           --------   --------
     Total assets........................................  $342,531   $315,314
                                                           ========   ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable.......................................  $ 29,571   $ 27,091
  Accrued wages and related liabilities..................    18,852     16,363
  Billings in excess of revenues.........................     7,227      2,044
  Other accrued liabilities..............................    13,788     15,794
  Short-term debt, including current portion of long-term
   debt..................................................     5,343         97
  Net current liabilities of discontinued operations.....    17,019     17,226
                                                           --------   --------
     Total current liabilities...........................    91,800     78,615
Long-term debt...........................................    65,874     65,611
Long-term accrued liabilities of discontinued operations,
 net.....................................................     9,280     24,771
Other long-term accrued liabilities......................     5,904      5,452
Minority interest........................................       820        --
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $100 par value; 180,000 shares
   authorized:
   7% cumulative convertible exchangeable, 20,556 and
    24,000 shares issued and outstanding, respectively...     2,056      2,400
   6% cumulative convertible participating, 45,000 shares
    issued and outstanding...............................     4,204        --
   Common stock, $.01 par value; 50,000,000 shares
    authorized; 9,744,583 and 9,149,552 shares issued and
    outstanding, respectively............................        97         91
  Treasury stock at cost, 6,208 and 6,953 shares,
   respectively..........................................       (74)       (84)
  Additional paid-in capital.............................   244,287    206,465
  Deficit................................................   (81,717)   (68,007)
                                                           --------   --------
     Total stockholders' equity..........................   168,853    140,865
                                                           --------   --------
     Total liabilities and stockholders' equity..........  $342,531   $315,314
                                                           ========   ========

          See accompanying notes to consolidated financial statements.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED
                                                  ----------------------------
                                                   MARCH     MARCH     MARCH
                                                  28, 1997  29, 1996  31, 1995
                                                  --------  --------  --------
Revenues......................................... $362,131  $400,042  $423,972
Cost and expenses:
  Cost of revenues...............................  323,993   341,890   362,056
  Selling, general and administrative expenses...   33,431    38,125    42,476
  Restructuring charge...........................    8,403       --        --
                                                  --------  --------  --------
Operating income (loss)..........................   (3,696)   20,027    19,440
Equity in net loss of Quanterra, including loss
 on recapitalization in 1996 and integration
 charge in 1995..................................      --    (26,416)   (9,827)
Other income (expense)...........................      --      1,090    (3,800)
Interest, net....................................   (5,260)   (6,445)   (7,110)
                                                  --------  --------  --------
Loss from continuing operations before income
 taxes...........................................   (8,956)  (11,744)   (1,297)
Benefit (provision) for income taxes.............      179    12,290    (2,383)
                                                  --------  --------  --------
Income (loss) from continuing operations.........   (8,777)      546    (3,680)
Discontinued operations (net of income taxes):
  Loss from disposition..........................      --        --    (10,603)
                                                  --------  --------  --------
Net income (loss)................................   (8,777)      546   (14,283)
Less preferred stock dividends...................   (4,916)   (4,200)   (4,200)
                                                  --------  --------  --------
Net loss applicable to common stock.............. $(13,693) $ (3,654) $(18,483)
                                                  ========  ========  ========
Net loss per share:
  Continuing operations (net of preferred stock
   dividends).................................... $  (1.48) $   (.41) $   (.89)
Discontinued operations:
  From disposition...............................      --        --      (1.19)
                                                  --------  --------  --------
                                                  $  (1.48) $   (.41) $  (2.08)
                                                  ========  ========  ========


          See accompanying notes to consolidated financial statements.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    FOR THE THREE YEARS ENDED MARCH 28, 1997
                                 (IN THOUSANDS)

                               7%
                           CUMULATIVE  6% CUMULATIVE
                          CONVERTIBLE   CONVERTIBLE
                          EXCHANGEABLE PARTICIPATING                 PARTICIPATING
                           PREFERRED     PREFERRED   COMMON TREASURY    PAID-IN
                             STOCK         STOCK     STOCK   STOCK      CAPITAL    DEFICIT    TOTALS
                          ------------ ------------- ------ -------- ------------- --------  --------
Balance at March 31,
 1994...................     $2,400       $  --       $88    $ --      $203,930    $(45,870) $160,548
Issuances of common
 stock..................        --           --       --       --           556         --        556
Issuance of warrant and
 common stock related to
 the formation of
 Quanterra..............        --           --         1      --         3,299         --      3,300
Dividends paid on
 preferred stock........        --           --       --       --           --       (4,200)   (4,200)
Net loss................        --           --       --       --           --      (14,283)  (14,283)
                             ------       ------      ---    -----     --------    --------  --------
Balance at March 31,
 1995...................      2,400          --        89      --       207,785     (64,353)  145,921
Repurchase of common
 stock..................        --           --       --      (740)         --          --       (740)
Restricted stock awards,
 net....................        --           --         2      656          238         --        896
Retirement of warrant
 and common stock
 resulting from the
 recapitalization of
 Quanterra..............        --           --        (1)     --        (2,399)        --     (2,400)
Issuances of common
 stock..................        --           --         1      --           841         --        842
Dividends paid on
 preferred stock........        --           --       --       --           --       (4,200)   (4,200)
Net income..............        --           --       --       --           --          546       546
                             ------       ------      ---    -----     --------    --------  --------
Balance at March 29,
 1996...................      2,400          --        91      (84)     206,465     (68,007)  140,865
Net proceeds from
 preferred stock and
 warrants issued to
 Carlyle................        --         4,117      --       --        36,492         --     40,609
Conversion of preferred
 stock..................       (344)         --         7      --           337         --        --
Restricted stock awards,
 net....................        --           --        (1)      10          214         --        223
Dividends on preferred
 stock..................        --            87      --       --           779      (4,916)   (4,050)
Cumulative translation
 adjustment.............        --           --       --       --           --          (17)      (17)
Net loss................        --           --       --       --           --       (8,777)   (8,777)
                             ------       ------      ---    -----     --------    --------  --------
Balance at March 28,
 1997...................     $2,056       $4,204      $97    $ (74)    $244,287    $(81,717) $168,853
                             ======       ======      ===    =====     ========    ========  ========

          See accompanying notes to consolidated financial statements.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            YEAR ENDED
                                                   ------------------------------
                                                   MARCH 28, MARCH 29,  MARCH 31,
                                                     1997      1996       1995
                                                   --------- ---------  ---------
Net income (loss)................................   $(8,777) $    546   $(14,283)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Net loss from disposition of discontinued
   operations....................................       --        --      10,603
  Depreciation and amortization..................    14,363    14,502     19,150
  Deferred income taxes..........................       360   (13,744)    (4,385)
  Equity in net loss of Quanterra, including loss
   on recapitalization in 1996 and integration
   charge in 1995................................       --     26,416      9,827
  (Gain from) provision for settlement of
   lawsuits......................................       --     (9,090)     9,100
  Writedown of equipment.........................       --      8,000        --
  Minority interest in subsidiary................       (35)      --         --
Changes in assets and liabilities, net of effects
 from acquisitions and dispositions of
 businesses:
  Decrease (increase) in receivables.............    25,422    12,904    (21,149)
  Decrease in prepaid expenses and other current
   assets........................................       601     1,416        486
  Increase (decrease) in accounts payable........       905    (2,204)     2,681
  Increase (decrease) in accrued wages and
   related liabilities...........................     2,473    (3,987)     1,636
  Increase (decrease) in billings in excess of
   revenues......................................     5,183    (1,986)    (5,338)
  (Decrease) increase in other accrued
   liabilities...................................    (2,111)   (6,613)     5,966
  Increase (decrease) in other long-term accrued
   liabilities...................................       452      (275)      (719)
  Decrease in liabilities of discontinued
   operations....................................   (14,041)  (11,704)   (11,324)
                                                    -------  --------   --------
Net cash provided by operating activities........    24,795    14,181      2,251
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Motco settlement...................       --     41,100        --
Capital expenditures.............................    (3,361)   (4,696)   (10,533)
Investment in Quanterra..........................    (3,325)   (5,475)    (1,208)
Acquisition of businesses, net of cash acquired..    (1,455)   (2,223)       --
Other, net.......................................       700      (655)     1,198
                                                    -------  --------   --------
Net cash (used for) provided by investing
 activities......................................    (7,441)   28,051    (10,543)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term borrowings...............      (438) (110,751)   (55,965)
Long-term borrowings.............................       962    89,598     63,802
Net proceeds from issuance of preferred stock....    40,609       --         --
Dividends paid on preferred stock................    (4,050)   (4,200)    (4,200)
Issuances of common stock, net...................       (33)    1,807        556
Repurchase of common stock.......................       --       (740)       --
                                                    -------  --------   --------
Net cash provided by (used for) financing
 activities......................................    37,050   (24,286)     4,193
                                                    -------  --------   --------
Net increase (decrease) in cash and cash
 equivalents.....................................    54,404    17,946     (4,099)
Cash and cash equivalents at beginning of year...    24,493     6,547     10,646
                                                    -------  --------   --------
Cash and cash equivalents at end of year.........   $78,897  $ 24,493   $  6,547
                                                    =======  ========   ========

          See accompanying notes to consolidated financial statements.

                     INTERNATIONAL TECHNOLOGY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of presentation and principles of consolidation

  The consolidated financial statements include ITC and its wholly-owned and majority-owned subsidiaries. ITC uses the equity method to account for certain joint ventures which were entered into for the purpose of executing large remediation projects and in which ITC does not have in excess of 50% of voting control. Intercompany transactions are eliminated. Certain reclassifications have been made to prior years' consolidated financial statements in order to conform to the current year presentation.

  Beginning in fiscal year 1996, ITC changed its fiscal year to consist of four thirteen-week fiscal quarters with the fourth quarter ending on the last Friday of March. Previously, the fiscal year ended on March 31 of each year.

 Estimates used in the preparation of the consolidated financial statements

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results inevitably will differ from those estimates and such differences may be material to the consolidated financial statements.

 Cash equivalents

  Cash equivalents include highly liquid investments with an original maturity of three months or less.

 Contract accounting and accounts receivable

  ITC primarily derives its revenues from providing environmental management services in the United States, principally to federal, state and local governmental entities, large industrial companies, utilities and waste generators. Services are performed under time-and-material, cost-reimbursement, fixed-price and unit-bid contracts.

  Revenues from time-and-material and cost-reimbursement contracts are recognized as costs are incurred. Estimated fees on such contracts and revenues on fixed-price and certain unit-bid contracts are recognized under the percentage-of-completion method determined based on the ratio of costs incurred to estimated total costs. Anticipated losses on contracts are recorded as identified. Certain contracts include provisions for revenue adjustments to reflect scope changes and other matters, including claims, which require negotiations with clients in the ordinary course of business, leading to some estimates of claim amounts being included in revenues. When such amounts are finalized, any changes from the estimates are reflected in earnings.

  Included in accounts receivable at March 28, 1997 are billed receivables, unbilled receivables and retention in the amounts of $89,975,000, $12,305,000 and $7,982,000, respectively. Billed receivables, unbilled receivables and retention from the U.S. Government as of March 28, 1997 were $42,501,000, $9,162,000 and $4,105,000, respectively. At March 29, 1996, billed receivables, unbilled receivables and retention were $108,830,000, $12,355,000 and $8,590,000, respectively. Receivables from the U.S. Government as of March 29, 1996 were at approximately the same percentage to total receivables as the balances reported at March 28, 1997.

  Unbilled receivables typically represent amounts earned under ITC's contracts but not billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Generally, unbilled receivables are expected to be billed and collected in the subsequent fiscal year. Included in unbilled receivables at March 28, 1997 and March 29, 1996 are $9,200,000 and $8,500,000,

                     INTERNATIONAL TECHNOLOGY CORPORATION
respectively, of claims related to the Helen Kramer project which is subject to a governmental investigation. (See Commitments and contingencies-Helen Kramer contract.)

  Billings in excess of revenues represent amounts billed in accordance with contract terms, which are in excess of the amounts includable in revenue.

  At March 28, 1997, accounts receivable are primarily concentrated in federal, state and local governmental entities and in commercial clients in which ITC does not believe there is any undue credit risk.

 Property, plant and equipment

  The cost of property, plant and equipment is depreciated using primarily the straight-line method over the following useful lives of the individual assets: buildings--20 to 30 years, land improvements--3 to 20 years, and machinery and equipment--5 to 10 years including salvage value. The Hybrid Thermal Treatment System (HTTS() transportable incineration units are depreciated over the shorter of in-production operating days or on an 8-year straight-line basis (idle basis) to salvage value. Most of the HTTS units are currently idle and continue to be depreciated as described. Amortization of leasehold improvements is provided using the straight-line method over the term of the respective lease.

 Interest

  Interest incurred on qualified capital expenditures is capitalized and included in the cost of such constructed assets. Interest incurred was $7,168,000, $7,014,000 and $8,065,000 for fiscal years 1997, 1996 and 1995, respectively. No interest was capitalized in fiscal years 1997 or 1996. Total interest capitalized was $484,000 for fiscal year 1995.

  Interest income is principally earned on ITC's investments in cash equivalents and was $1,908,000, $569,000 and $471,000 in fiscal years 1997, 1996 and 1995, respectively. In fiscal year 1995, ITC received a combined $278,000 of interest income resulting from a settlement of a lawsuit and an income tax refund.

 Intangible assets

  Cost in excess of net assets of acquired businesses is amortized over 20 years on a straight-line basis. At March 28, 1997 and March 29, 1996, accumulated amortization is $8,143,000 and $7,305,000, respectively. Other intangibles, arising principally from acquisitions, are amortized on a straight-line basis over periods not exceeding 20 years. ITC regularly reviews the individual components of its intangible assets and recognizes, on a current basis, any diminution in value.

 Per share information

  The consolidated financial statements as well as all footnote references to ITC's common shares and stock options have been restated to reflect the one-for-four reverse split of ITC common shares and the reduction in par value of ITC's common stock which were approved by the shareholders at the Annual Meeting of Stockholders on November 20, 1996.

  Per share information is based on the weighted average number of outstanding common shares and common share equivalents during each period which aggregated 9,226,596 in 1997, 8,981,827 in 1996 and 8,889,327 in 1995. Common share equivalents include dilutive stock options. For each fiscal year presented, the computation of net income per share, assuming the conversion into common shares of ITC's 7% Cumulative Convertible Exchangeable Preferred Stock, is antidilutive. For fiscal year 1997, the computation of net income per share, assuming the conversion into common shares of ITC's 6% Cumulative Participating Preferred Stock, is antidilutive. (See Preferred Stock.)

                     INTERNATIONAL TECHNOLOGY CORPORATION

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, ITC will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of basic earnings per share and fully diluted earnings per share for fiscal 1997, 1996 and 1995 is not expected to be materially different.

 Fair value of financial instruments

  The following methods and assumptions were used by ITC in estimating the fair value of its financial instruments:

  Cash and cash equivalents: The carrying amount reported in the balance sheet approximates its fair value.

  Investment in Quanterra: ITC has a 19% ownership interest in Quanterra (see Quanterra), in which the remaining 81% interest is held by Corning Incorporated. The determination of fair value of ITC's investment in this untraded, closely held entity is not practicable.

  Long and short-term debt: A reasonable estimate of the fair value for the 9.42% senior secured notes was based upon a discounted cash flow analysis. The carrying amount of other debt approximates its fair value.

  The carrying amounts and estimated fair values of ITC's financial instruments are:

                                   MARCH 28, 1997           MARCH 29, 1996
                              ------------------------ ------------------------
                              CARRYING ESTIMATED FAIR  CARRYING ESTIMATED FAIR
                               AMOUNT       VALUE       AMOUNT       VALUE
                              -------- --------------- -------- ---------------
                                               (IN THOUSANDS)
   Cash and cash
    equivalents.............  $78,897          $78,897 $24,493          $24,493
                                       Not practicable          Not practicable
   Investment in Quanterra     16,300     to determine  12,975     to determine
   Long and short-term debt:
     9.42% senior secured
      notes.................   65,000           63,329  65,000           64,759
     Other..................    6,217            6,217     708              708

LONG-LIVED ASSETS

  In March 1995, the FASB issued Statement of Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. ITC has adopted SFAS No. 121 in fiscal year 1997 which did not result in any material impact on the results of operations or financial position of ITC. Long-term assets of discontinued operations (see Discontinued operations) are accounted for under APB Opinion No. 30, "Reporting the Results of Operations" and are not subject to SFAS No. 121.

                     INTERNATIONAL TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES:

  Supplemental cash flow information is:

                                                          YEAR ENDED
                                                 -----------------------------
                                                 MARCH 28, MARCH 29, MARCH 31,
                                                   1997      1996      1995
                                                 --------- --------- ---------
                                                        (IN THOUSANDS)
   Interest paid, net of amounts capitalized....  $6,713    $7,184    $7,230
   Interest received............................   1,730       293       317
   Income taxes paid............................     287     1,860       782
   Income tax refunds received..................   1,178         2       989
   Acquisition liabilities assumed..............   6,346     1,155       --

QUANTERRA:

  In June 1994, ITC and an affiliate of Corning Incorporated (Corning) combined the two companies' environmental analytical services businesses into a newly formed 50%/50% jointly-owned company (Quanterra). In connection with the formation, ITC contributed the $38,766,000 net assets of its analytical business into Quanterra and recorded this investment at the historical cost of the assets contributed. Additionally, ITC incurred cash transaction costs of $1,208,000, issued to Corning 83,250 shares of ITC common stock and a five-year warrant to purchase 500,000 shares of ITC common stock at $20.00 per share, which were valued together at a fair market value of $3,300,000, and agreed to indemnify Quanterra and Corning from certain liabilities arising prior to the closing of the transaction. Corning contributed an equivalent amount of assets as ITC as determined by an arms length negotiation and supported by an independent analysis of fair market value. Upon the closing of the formation of Quanterra, an integration plan was implemented to eliminate redundant laboratory facilities and duplicative overhead and systems. These costs included severance, disposition of non-productive assets and the termination of certain facility leases. ITC's portion of the charge for integration was $9,264,000, including $2,869,000 incurred directly by ITC.

  In January 1996, ITC and Corning completed an agreement to recapitalize Quanterra which resulted in a change in Quanterra's ownership to 19% by ITC and 81% by Corning. ITC decided it would be in the best interest of ITC to negotiate a structure for its Quanterra investment that would sustain Quanterra's future potential but limit future ITC capital requirements. This approach allowed ITC to invest its available resources in its core business. The recapitalization included a $25,000,000 infusion of new equity in Quanterra, of which $2,500,000 was contributed by ITC. In addition, ITC sold a common stock interest in Quanterra to Corning in consideration of the exchange of 83,250 shares of ITC stock and warrants to purchase 500,000 shares of ITC common stock, previously issued to Corning in connection with the formation of Quanterra. These shares and warrants were subsequently retired by ITC. ITC also received a put option allowing it to sell its shares to Quanterra at market value in the year 2003. ITC reported a pre-tax charge of $24,595,000 to reflect the impairment in the value of ITC's investment resulting from and subsequent to the recapitalization transaction. The events that led to the other than temporary decline in the value of ITC's investment in Quanterra occurred in December 1995 when it became evident that Quanterra's net loss would increase significantly in comparison to the September 1995 quarterly results and it became apparent that Quanterra would require additional capital from its owners to meet its liquidity needs in 1996. These two events led to the recapitalization transaction and ITC's loss recognition. As a result of the recapitalization, ITC's investment in Quanterra, which was previously accounted for under the equity method, is currently accounted for on the cost basis.

  Although Quanterra has experienced net losses in the past several years, the level of net loss has decreased over the past several quarters, and Quanterra has recently neared break-even operation. ITC will continue to

                     INTERNATIONAL TECHNOLOGY CORPORATION
evaluate the ultimate recoverability of its investment in Quanterra (which is carried at $16,300,000 on the March 28, 1997 consolidated balance sheet) on an ongoing basis and will recognize any impairment in value should it occur.

  Summarized income statement data for Quanterra for fiscal years 1997, 1996 and 1995 (nine months) is the following: revenues--$72,900,000 in 1997, $94,100,000 in 1996 and $92,400,000 in 1995; operating loss--$16,700,000 in
1997, $14,400,000 in 1996 and $18,900,000 in 1995; and net loss--$10,600,000 in 1997, $11,300,000 in 1996 and $12,900,000 in 1995. Quanterra's revenues from ITC were $8,100,000, $15,700,000 and $12,000,000 in fiscal years 1997,
1996 and 1995 (nine months), respectively.

DISCONTINUED OPERATIONS:

 Overview

  In December 1987, ITC's Board of Directors adopted a strategic restructuring program which included a formal plan to divest the transportation, treatment and disposal operations through sale of some facilities and closure of certain other facilities. In connection with the divestiture, from December 1987 through March 31, 1994, ITC cumulatively recorded a provision for loss on disposition of transportation, treatment and disposal discontinued operations (including the initial provision and two subsequent adjustments) in the amount of $149,589,000, net of income tax benefit of $26,482,000. The adjustments principally related to a write-off of the contingent purchase price from the earlier sale of certain assets, increased closure costs principally due to delays in the regulatory approval process, and costs related to certain waste disposal sites where ITC has been named a potentially responsible party (PRP). At March 31, 1995, ITC recorded a further increase in the provision for loss on disposition of $10,603,000, net of income tax benefit of $6,397,000, primarily for increased closure costs resulting from additional delays in the regulatory approval process and costs (increasing the provision from $149,589,000 to $160,192,000) related to certain waste disposal sites where ITC has been named as a PRP. ITC has incurred costs of $15,698,000 in 1997, $11,704,000 in 1996 and $11,324,000 in 1995 relating to the closure plans and construction and PRP matters. ITC expects to incur significant costs over the next several years. At March 28, 1997, ITC's consolidated balance sheet included accrued liabilities of approximately $26,300,000 to complete the closure and post-closure of its disposal facilities and the PRP matters, net of certain trust fund and annuity investments, restricted to closure and post-closure use.

  The $26,300,000 in accrued liabilities includes reserves of $43,779,000 for the closure, clean up and post closure care of ITC's Northern California Sites and $3,221,000 for the settlement of alleged liabilities with regard to the OII, GBF and other third party site clean up matters, netted against $20,700,000 of related assets predominantly consisting of trust funds and annuity investments noted above.

  The annuities and trust fund assets are held in a legally binding trust agreement by a third party trustee naming DTSC as the beneficiary of the trust. The trust agreement was entered into pursuant to a 1989 consent agreement between ITC and DTSC. As closure and post closure obligations are met by ITC, DTSC is obligated to release funds from the trusts to reimburse ITC to pay for work completed.

  The provision for loss on disposition of transportation, treatment and disposal discontinued operations is based on various assumptions and estimates, including those discussed below. The adequacy of the provision for loss has been currently reevaluated in light of the developments since the adoption of the divestiture plan, and management believes that the provision as adjusted is reasonable; however, the ultimate effect of the divestiture on the consolidated financial condition, liquidity and results of operations of ITC is dependent upon future events, the outcome of which cannot be determined at this time. Outcomes significantly different from those used to estimate the provision for loss could result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of ITC.

                     INTERNATIONAL TECHNOLOGY CORPORATION

 Northern California Facilities

  With regard to ITC's transportation, treatment and disposal discontinued operations, ITC has previously completed closure of its Montezuma Hills and Benson Ridge facilities and is pursuing closure of its inactive Panoche and Vine Hill Complex facilities. On November 17, 1995, the California EPA, Department of Toxic Substances Control (DTSC) approved the final closure plan and post-closure plan for the Vine Hill Complex facility. The approved final closure plan provides for solidification and capping of waste sludges and installation of underground barriers and groundwater control systems. Substantial remediation has already been completed over both the past year since approval of the plan and over the prior several years based upon interim approvals by DTSC, and the final closure is scheduled to be substantially completed in fiscal year 1998 with final completion in fiscal year 1999.

  On June 28, 1996, DTSC released a Draft Environmental Impact Report (DEIR) and Draft Closure Plan for public comment for the Panoche facility. The DEIR evaluates ITC's preferred closure plan as well as several alternative plans and states that ITC's preferred closure plan is environmentally superior. The alternative plans involve excavation and on-site relocation of substantial quantities of waste materials in addition to landfill capping and groundwater controls which are common to all alternatives. If implemented, the alternative plans would extend the closure construction schedule and increase the cost of closure. The DEIR and Draft Closure Plan were subject to a 90- day comment period which ended September 30, 1996, during which interested parties presented comments including some supporting alternative plans. DTSC, after considering all comments received, will approve a final closure plan and certify the final EIR. The DTSC continues to consider comments by ITC, and by other interested parties supporting alternative plans, and it is uncertain what plan DTSC may ultimately approve. ITC expects a plan and all necessary permits to be approved in mid-fiscal year 1998. Closure construction for ITC's preferred plan is scheduled to be completed within three years of approval of the plan. If DTSC were to approve an alternative plan or fail to timely approve any plan or if implementation of any plan is delayed by litigation or appeals, ITC's cost to close the site would increase, which could have a material adverse impact on the consolidated financial condition, liquidity and results of operations of ITC. Pending approval of a closure plan, ITC has requested permission, and the DTSC has agreed through the amendment of a previously issued consent order, to allow ITC to promptly excavate drums buried in a portion of the facility. The drums are the alleged source of low levels of contaminants which have migrated through groundwater underneath a portion of municipally-owned land adjacent to the facility.

  Closure construction was completed for the Montezuma Hills and Benson Ridge facilities in December 1991 and December 1992, respectively. Upon completion of closure construction, ITC is required to perform post-closure monitoring and maintenance of its disposal facilities for at least 30 years. Operation of the facilities in the closure and post-closure periods is subject to numerous federal, state and local regulations. ITC may be required to perform unexpected remediation work at the facilities in the future or to pay penalties for alleged noncompliance with regulatory permit conditions.

  Regulations of the DTSC and the United States Environmental Protection Agency (USEPA) require that owners and operators of hazardous waste treatment, storage and disposal facilities provide financial assurance for closure and post-closure costs of those facilities. ITC has provided such financial assurance equal to its estimate for closure costs at March 1, 1997, which could be subject to increase at a later time as a result of regulatory requirements, in the form of a corporate guarantee of approximately $14,900,000, letters of credit totaling approximately $6,700,000 and a trust fund containing approximately $12,200,000, and has purchased annuities which will ultimately mature over the next 30 years to pay for its estimates of post-closure costs.

  Closure and post-closure costs are incurred over a significant number of years and are subject to a number of variables including, among others, completion of negotiations regarding specific site closure and post-closure plans with DTSC, USEPA, the California State Water Resources Control Board, the California Air Resources

                     INTERNATIONAL TECHNOLOGY CORPORATION

Board, Regional Water Quality Control Boards (RWQCBs), Air Quality Management Districts, various other state authorities and certain applicable local regulatory agencies. Such closure costs are comprised principally of engineering, design and construction costs and of caretaker and monitoring costs during closure. ITC has estimated the impact of closure and post-closure costs in the provision for loss on disposition of transportation, treatment and disposal discontinued operations; however, closure and post-closure costs could be higher than estimated if regulatory agencies were to require closure and/or post-closure procedures significantly different than those in the plans developed by ITC or if there are additional delays in the closure plan approval process. Certain revisions to the closure procedures could also result in impairment of the residual land values attributed to certain of the sites.

  The carrying value of the long-term assets of transportation, treatment and disposal discontinued operations of $40,048,000 at March 28, 1997 is principally comprised of residual land at the inactive disposal facilities
(a substantial component of which is adjacent to those facilities and was never used for waste disposal) and assumes that sales will occur at market prices estimated by ITC based on certain assumptions (entitlements, development agreements, etc.), taking into account market value information provided by independent real estate appraisers. ITC has an agreement with a real estate developer to develop some of this property as part of a larger development in the local area involving a group of developers. The entitlement process has been delayed pending approval of ITC's closure plan for its adjacent disposal facility and local community review of growth strategy. This review is proceeding and initially recommends, on a non-binding basis, strategies for limiting growth in the area. Ultimately, if the developers' plans change or the developers are unable to obtain entitlements, the carrying value of this property could be significantly impaired. With regard to this property or any of the other residual land, there is no assurance as to the timing of sales or ITC's ability to ultimately liquidate the land for the sale prices assumed. If the assumptions used to determine such prices are not realized, the value of the land could be materially different from the current carrying value.

 Operating Industries, Inc. Superfund Site

  In June 1986, USEPA notified a number of entities, including ITC, that they were PRPs under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) with respect to the Operating Industries, Inc. (OII) Superfund site in Monterey Park, California, and as such, faced joint and several liability for the cost to investigate and clean up this site. Subsequently, USEPA alleged that ITC had generated approximately 2% by volume of the hazardous wastes disposed of at the site, and ITC was also served with lawsuits brought by members of a group of PRPs (the Steering Committee). ITC has not been named as a defendant in any of the several personal injury and property damage lawsuits brought by area residents.

  In October 1995, ITC and the USEPA agreed to a settlement of ITC's alleged liability for response costs incurred by the USEPA pursuant to the first three partial consent decrees entered into in connection with the OII site pursuant to which ITC paid $5,400,000 to the USEPA. While resolving ITC's alleged liability for response costs incurred by the USEPA pursuant to the first three partial consent decrees, the settlement does not include a release of liability for future or final OII remedies. In September 1996, the USEPA released a final record of decision selecting the final remedy for the site. Response costs for the final remedy are estimated by USEPA to be approximately $161,800,000. ITC believes that this estimate does not take into account the benefits of certain work to be performed under the previous consent decrees and therefore substantially overstates the remaining cost.

  In April 1996, ITC reached a settlement of the lawsuits with the Steering Committee, pursuant to which ITC paid $250,000 in settlement of the Steering Committee's claims. ITC and the Steering Committee also agreed, as a part of the settlement, to cooperate and share on a pro-rata basis certain response and other defense costs with respect to certain groundwater cleanup actions which may be a part of the final remedy for the site.

                     INTERNATIONAL TECHNOLOGY CORPORATION

ITC and the Steering Committee have not agreed to share all costs related to the final remedy at the site, inasmuch as the Steering Committee claims that pursuant to earlier consent decrees it is excused from paying for or performing certain actions which may be required as a part of any final remedy. ITC does not agree with these claims. ITC's agreement with the Steering Committee to cooperate and share costs may be terminated voluntarily by either party, including in the event of a dispute as to the parties' respective obligations to pay for or perform the final remedy for the site.

  Should the costs of the final remedy be greater than expected, or should ITC be forced to assume a disproportionate share of the costs of the final remedy (whether because of differences in the protections obtained by the Steering Committee and ITC under the various consent decrees to which Steering Committee members and ITC are subject, or otherwise), the cost to ITC of concluding this matter could materially increase.

 GBF Pittsburg Site

  In September 1987, ITC was served with a Remedial Action Order (RAO) issued by the DTSC, concerning the GBF Pittsburg landfill site near Antioch, California, a site which had been proposed by the USEPA to be added to the National Priorities List under CERCLA. ITC and 17 other firms and individuals were characterized as responsible parties in the RAO and directed to undertake investigation and potential remediation of the site which consists of two contiguous parcels. From the 1960's through 1974, a predecessor to IT Corporation operated a portion of one parcel as a liquid hazardous waste site. The activity ceased in 1974, and ITC's predecessor's facility was closed pursuant to a closure plan approved by the appropriate RWQCB. Both of the parcels were then operated by other parties as a municipal and industrial waste site (overlying the former liquid hazardous waste site) and, until 1992, continued to accept municipal waste. Water quality samples from monitoring wells in the vicinity of the site were analyzed by the property owner in August 1986 and indicated the presence of volatile organics and heavy metals along the periphery of the site.

  Additional PRPs, consisting primarily of known waste generators, were subsequently served with an amended RAO by the DTSC. ITC and these other PRPs (the PRP group) further investigated the nature and extent of any subsurface contamination beneath the site and beyond its borders. The PRP group submitted Remedial Investigation and Feasibility Study (RI/FS) reports which were accepted by the DTSC. The studies indicate that groundwater quality impact is not affecting drinking water supplies and is not attributable solely to the portion of the site previously operated by ITC's predecessor.

  In July 1993, ITC, along with the other PRPs at the site, was issued a revised RAO and Imminent and Substantial Endangerment Order that restates previous RAOs and directs all previously named PRPs to undertake specific additional tasks including the closure of the municipal landfill.

  In November 1995, the DTSC, by letter, required the PRP group to submit for public comment and DTSC approval a draft Remedial Action Plan (RAP) describing a remedial alternative preferred by DTSC but not supported by the PRP group. The PRP group disputed the timing and content of the draft RAP as required by DTSC as not justified by the RI/FS process, but in January 1996 submitted a draft RAP discussing a number of remedial alternatives. After a period of public review and comment, in June 1997, the DTSC completed and released a final RAP selecting DTSC's original preferred alternative of actively pumping and treating groundwater from both the alleged source points of contamination and the edge of the allegedly contaminated groundwater plume emanating from the site, which DTSC estimated to cost between $18,000,000 and $33,000,000, depending upon whether certain options for discharge of produced waters are available. The PRP group continues to believe that its preferred alternative of continued limited site monitoring, which was estimated to cost approximately $4,000,000, is appropriate. As part of the RAP, the DTSC also advised the PRP group of its position that both the group and the current owner/operators are responsible for paying the future closure and postclosure costs of the overlying municipal landfill, which have been estimated at approximately $4,000,000.

                     INTERNATIONAL TECHNOLOGY CORPORATION

  ITC and the PRP group initiated litigation (Members of the GBF/Pittsburg Landfill(s) Respondents Group, etc., et al, v. State of California Environmental Protection Agency Contra Costa County, California Superior Court Case No. C97-02936) challenging the final RAP, and the ultimate outcome of the litigation and any other available remedies cannot be predicted at this time.

  As a part of the draft RAP that the PRP group submitted in January 1996, the group asserted that other PRPs at the site (principally, the current and past owner/operators of the site) were responsible for approximately 85% of the site's remediation costs, and that the PRP group was responsible for no more than approximately 15% of such costs. ITC has paid approximately 50% of the PRP group's costs to-date on an interim basis. The current owner/operators claimed in response that ITC and other members of the PRP group were responsible for at least 89% of the site's remediation costs and that they were responsible for only a small percentage of such costs. They also demanded indemnity from ITC pursuant to the lease agreement under which IT Corporation's predecessor operated the site, which demand ITC has rejected. In the draft RAP released in October 1996 the DTSC released a draft non-binding allocation suggesting that ITC is responsible for 15% of the site's response costs, that the generators and others who are part of the PRP group are responsible for 35% of such costs and that the current owner/operators and others are responsible for 50% of such costs. In the final RAP the DTSC assigned ITC and the other members of the PRP group collective responsibility for 50% of the site's response costs. Although the DTSC's allocation of responsibility is not binding except in very limited circumstances, the PRP group continues to believe that the current owner/operators should pay a larger portion of the site's response costs and ITC is attempting to continue to cooperate with the generators and other members of the PRP group to effect an appropriate allocation of responsibility for site costs.

  ITC and the PRP group are evaluating their potential remedies, including judicial review, with respect to the final RAP, and the ultimate outcome of any available remedies cannot be predicted at this time.

  The PRP group has also filed an application with the appropriate RWQCB for designation of the site as a containment zone which, if approved, would facilitate the PRP group's preferred remedial alternative. The DTSC has advised the PRP group that if, at some point, the RWQCB designates all or part of the site as a containment zone, DTSC will work with the PRPs to either amend or modify the final RAP as appropriate. In the interim, however, DTSC will require that the PRPs comply with the existing RAO, including implementation of the final RAP.

  The PRP group has initiated litigation (Members of the GBF/Pittsburg Landfill(s) Respondents Group, etc., et al, v. Contra Costa Waste Service, etc., et al. U.S. District Court, N. Dist Cal, Case No. C96-03147SI) against the current owner/operators of the site and other non-cooperating PRPs to cause them to bear their proportionate share of site remedial costs. The current owner/operators of the site have not cooperated with the PRP group in its efforts to study and characterize the site, except for limited cooperation which was offered shortly after the September 1987 RAO and, currently, with respect to DTSC's attempts to cause the selection of its preferred remedial alternative. The current owner/operators are vigorously defending the PRP group's litigation, and the outcome of the litigation cannot be determined at this time.

  Failure of the PRP group to effect a satisfactory resolution with respect to the choice of appropriate remedial alternatives or to obtain an appropriate contribution towards site remedial costs from the current owner/operators of the site and other non-cooperating PRPs, could substantially increase the cost to ITC of remediating the site, which could have a material adverse effect on ITC's consolidated financial condition, liquidity and results of operations.

                     INTERNATIONAL TECHNOLOGY CORPORATION

 Environmental Protection Corporation Sites

  In March 1995, ITC was notified by the DTSC that it was among 13 companies identified as potentially responsible for costs associated with investigation and cleanup of the Environmental Protection Corporation (EPC) site known as the Eastside Facility near Bakersfield, California. The DTSC notice letter states that ITC is believed to have arranged for disposal of hazardous substances at the Eastside Facility during the period between 1972 and 1985 when it was permitted and operated as a land treatment facility. In March 1997, ITC was notified by a potentially responsible party which performed work at another site near Bakersfield, California, formerly operated by EPC known as the Westside Facility, that ITC was considered a potentially responsible party to share in the costs of that cleanup, which has been completed.

  ITC transported various waste streams both generated by ITC and on behalf of its customers to the Eastside Facility and the Westside Facility at various times during those facilities' operations and it was a minority shareholder in EPC for a period of its operations. In January 1996, the PRP group for the Eastside Facility (of which ITC is a member) and the DTSC entered into an agreement for the performance of a RI/FS for the site, as well as for cost sharing for the RI/FS among the group and the DTSC. ITC is cooperating with other group members to perform the work outlined in the agreement. Because of the early stage of the matter, the potential costs associated with the remediation of the Eastside Facility will not be reasonably estimable until completion of the RI/FS.

 Other Site Cleanup Actions

  ITC, as a major provider of hazardous waste transportation, treatment and disposal operations in California prior to the December 1987 adoption of its strategic restructuring program, has been named a PRP at a number of other sites and may from time to time be so named at additional sites and may also face damage claims by third parties for alleged releases or discharges of contaminants or pollutants arising out of its transportation, treatment and disposal discontinued operations. ITC has either denied responsibility and/or is participating with others named by the USEPA and/or the DTSC in conducting investigations as to the nature and extent of contamination at the sites. Based on ITC's experience in resolving claims against it at a number of sites and upon current information, in the opinion of management, with advice of counsel, claims with respect to sites not described above at which ITC has been notified of its alleged status as a PRP will not individually or in the aggregate result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of ITC.

  ITC has initiated against a number of its past insurers claims for recovery of certain damages and costs with respect to both its Northern California sites and certain PRP matters. The carriers dispute their allegations to ITC and ITC expects them to continue to contest the claims. ITC has included in its provision for loss on disposition of discontinued operations (as adjusted) an amount that, in the opinion of management, with advice of counsel, represents a probable recovery with respect to those claims.

                     INTERNATIONAL TECHNOLOGY CORPORATION

LONG-TERM DEBT:

  Long-term debt consists of the following:

                                                             MARCH 28, MARCH 29,
                                                               1997      1996
                                                             --------- ---------
                                                               (IN THOUSANDS)
     Senior secured notes, due 2001-2003....................  $65,000   $65,000
     Other..................................................    6,217       708
                                                              -------   -------
                                                               71,217    65,708
     Less current portion...................................    5,343        97
                                                              -------   -------
                                                              $65,874   $65,611
                                                              =======   =======

  Aggregate amounts of long-term debt maturing in the five years following March 28, 1997 are $5,343,000, $749,000, $75,000, $50,000 and $21,667,000,
respectively.

  On October 25, 1995, ITC executed a combined $125,000,000 financing which included $65,000,000 of 8.67% senior secured notes with a group of major insurance companies and a $60,000,000 syndicated bank revolving credit facility. The financing package, which is subject to a borrowing base, is secured by the accounts receivable and certain fixed assets of ITC. The senior secured notes have an eight-year final maturity with no principal payments until the sixth year, and the bank line has a term of five years. In addition, the facilities contain certain other restrictive covenants, including prohibitions on the payment of cash dividends on common stock (and, if ITC is in default under the facilities, on preferred stock), and on the repurchase of stock other than to fund ITC's compensation plans, limitations on capital expenditures, the incurrence of other debt and the purchase or sale of assets and a negative pledge on substantially all of ITC's assets not pledged to the facilities. ITC is in compliance with its covenants as of March 28, 1997.

  During the quarter ended December 27, 1996, ITC negotiated amendments to its lending arrangements to provide enhanced flexibility in ITC's operations in conjunction with the Carlyle Investment (see below). Among other things, the changes modify certain financial covenants, permit the Carlyle Investment and the payment of dividends on such investment, increase ITC's allowable debt and permit proceeds from borrowings to be used to finance acquisitions in certain circumstances, and increase the cost of the senior secured notes and credit line based upon certain leverage thresholds. At March 28, 1997, this provision increased the cost of the facilities by 0.75% with the senior notes currently bearing interest at 9.42%.

  In aggregate, at March 28, 1997, letters of credit totaling approximately $20,000,000 related to ITC's insurance program, financial assurance requirements and bonding requirements were outstanding against ITC's $60,000,000 bank line of credit. ITC had no outstanding cash advances under the line at March 28, 1997. As of that date, ITC's borrowing base under its combined financing arrangement allowed for additional letters of credit or borrowings under the line of credit of up to $580,000. At March 28, 1997, interest on borrowings under ITC's revolving line of credit is at the bank's prime rate plus 1.25%, or in the case of Eurodollar borrowings, at the interbank offered rate plus 2.25%. ITC is subject to a 0.5% per annum charge on the unused portion of the commitment.

                     INTERNATIONAL TECHNOLOGY CORPORATION

INCOME TAXES:

  The benefit for income taxes, net of changes in the deferred tax valuation allowance, consists of the following:

                                                            YEAR ENDED
                                                   -----------------------------
                                                   MARCH 28,  MARCH    MARCH 31,
                                                     1997    29, 1996    1995
                                                   --------- --------  ---------
                                                          (IN THOUSANDS)
   Current:
     Federal......................................   $(764)  $  1,098   $   --
     State........................................     215        346       371
                                                     -----   --------   -------
                                                      (549)     1,444       371
                                                     -----   --------   -------
   Deferred:
     Federal......................................     336    (11,942)   (1,828)
     State........................................      57     (1,792)   (2,557)
     Foreign......................................     (23)       --        --
                                                     -----   --------   -------
                                                       370    (13,734)   (4,385)
                                                     -----   --------   -------
   Total benefit..................................   $(179)  $(12,290)  $(4,014)
                                                     =====   ========   =======

  The benefit for income taxes is included in the statements of operations as follows:

                                                           YEAR ENDED
                                                  -----------------------------
                                                  MARCH 28,  MARCH    MARCH 31,
                                                    1997    29, 1996    1995
                                                  --------- --------  ---------
                                                         (IN THOUSANDS)
   Continuing operations.........................   $(179)  $(12,290)  $ 2,383
   Discontinued operations.......................     --         --     (6,397)
                                                    -----   --------   -------
   Total benefit.................................   $(179)  $(12,290)  $(4,014)
                                                    =====   ========   =======

  A reconciliation of the provision (benefit) for income taxes on continuing operations computed by applying the federal statutory rate of 34% to the loss from continuing operations before income taxes and the reported provision (benefit) for income taxes of continuing operations is as follows:

                                                          YEAR ENDED
                                                 -----------------------------
                                                 MARCH 28,  MARCH    MARCH 31,
                                                   1997    29, 1996    1995
                                                 --------- --------  ---------
                                                        (IN THOUSANDS)
   Income tax benefit computed at statutory
    federal income tax rate.....................  $(3,045) $ (3,993)  $ (441)
   State income taxes, net of federal tax
    benefit, if any.............................      179      (954)     424
   Equity in income (loss) of foreign
    subsidiaries................................      --        --        57
   Amortization of cost in excess of net assets
    of acquired businesses......................      100       199      200
   Equity in net loss of Quanterra..............      --     (2,366)   2,366
   Research credit..............................      --        --      (212)
   Federal deferred tax asset valuation
    allowance adjustment........................    2,597    (5,539)     --
   Other (principally nondeductible items)......      (10)      363      (11)
                                                  -------  --------   ------
   Total provision (benefit)....................  $  (179) $(12,290)  $2,383
                                                  =======  ========   ======

                     INTERNATIONAL TECHNOLOGY CORPORATION

  At March 28, 1997, ITC had net operating loss (NOL) carryforwards of approximately $47,779,000 for tax reporting purposes expiring primarily in 2007 through 2012. ITC also has tax credit carryforwards of approximately $2,601,000 which expire in various years through 2008 and alternative minimum tax credit carryforwards of approximately $2,240,000 with no expiration.

  At March 28, 1997 and March 29, 1996, ITC had deferred tax assets and liabilities as follows:

                                                             MARCH 28, MARCH 29,
                                                               1997      1996
                                                             --------- ---------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Closure accruals--discontinued operations.................  $18,468   $24,854
  NOL carryforwards.........................................   20,481     9,109
  Tax basis in excess of book basis in Quanterra............   11,145    11,145
  Alternative minimum tax credit carryforwards..............    2,240     3,246
  Investment and other tax credit carryforwards.............    2,601     2,350
  Other accrued liabilities.................................   11,193     7,581
  Other, net................................................    3,053     2,042
                                                              -------   -------
  Gross deferred tax asset..................................   69,181    60,327
  Valuation allowance for deferred tax asset................   (9,471)   (4,869)
                                                              -------   -------
    Total deferred tax asset................................   59,710    55,458
Deferred tax liabilities:
  Tax depreciation in excess of book depreciation...........   (9,235)   (6,047)
  Asset basis difference--discontinued operations...........  (13,012)  (11,997)
  Other, net................................................   (5,347)   (4,938)
                                                              -------   -------
    Total deferred tax liabilities..........................  (27,594)  (22,982)
                                                              -------   -------
    Net deferred tax asset..................................  $32,116   $32,476
                                                              =======   =======
Net current asset...........................................  $11,324   $12,149
Net noncurrent asset........................................   20,792    20,327
                                                              -------   -------
    Net deferred tax asset..................................  $32,116   $32,476
                                                              =======   =======

  During the year ended March 28, 1997, ITC increased its deferred tax asset valuation allowance from $4,869,000 to $9,471,000. This change was principally due to ITC's assessment of the uncertainty as to when it will generate a sufficient level of future earnings to realize the deferred tax asset created by the restructuring charge (see Restructuring Charge). Because of ITC's position in the industry, recent restructuring, existing backlog and acquisition strategies, management expects that its future taxable income and the use of tax-planning strategies (principally the matching of any future capital gains and losses during the relevant carryforward or carryback period) will more likely than not allow ITC to fully realize its deferred tax asset. ITC evaluates the adequacy of the valuation allowance and the realizability of the deferred tax asset on an ongoing basis.

  During the year ended March 29, 1996, ITC decreased its deferred tax asset valuation allowance from $12,650,000 to $4,869,000. The cumulative impact of the resolution in fiscal year 1996 of a number of uncertainties led to a reassessment of ITC's ability to generate a sufficient level of future earnings to realize a greater portion of its related deferred tax asset, resulting in the release of valuation allowance. Matters resolved in fiscal year 1996 included: (1) the $41,100,000 settlement of the Motco Trust lawsuit related to a major contract performed by ITC, which resulted in a substantial tax gain (see Motco litigation settlement), (2) the $125,000,000 refinancing of ITC's senior notes and revolving credit line at efficient rates on a long-term basis thereby

                     INTERNATIONAL TECHNOLOGY CORPORATION
mitigating the potential impact of higher future interest expenses (see Long-term debt), (3) the final approval from California state regulators for the closure plan related to the Vine Hill Complex facility, resolving certain of the uncertainties regarding the ultimate costs for closure of the facility (see Discontinued operations), (4) the settlement of past costs related to the OII disposal facility PRP action (see Discontinued operations), (5) the recapitalization of Quanterra (see Quanterra), and (6) the settlement of the majority of the lawsuits related to the Central Garden litigation (see Commitments and contingencies--Central Garden).

  During the year ended March 31, 1995, ITC decreased the deferred tax asset valuation allowance to $12,650,000, principally to offset an adjustment made to reduce the gross deferred tax asset to recognize the federal benefit of net operating losses for state purposes.

COMMITMENTS AND CONTINGENCIES:

 Lease Commitments

  ITC's operating lease obligations are principally for buildings and equipment. Generally, ITC is responsible for property taxes and insurance on its leased property. At March 28, 1997, future minimum rental commitments under noncancelable operating leases with terms longer than one year aggregate $34,558,000 and require payments in the five succeeding years and thereafter of $7,656,000, $7,022,000, $5,603,000, $4,260,000, $2,966,000, and $7,051,000,
respectively.

  Rental expense related to continuing operations was $12,564,000 (including $2,184,000 of the restructuring charge), $11,037,000 and $11,550,000 for fiscal years 1997, 1996 and 1995, respectively.

 Contingencies

  Helen Kramer contract

  In May 1993, ITC received an administrative subpoena from the Office of the Inspector General (OIG) of the USEPA seeking documents relating to certain of ITC's claims which were submitted to the U.S. Army Corps of Engineers with regard to the Helen Kramer remediation contract, a completed project which ITC performed in joint venture. Since August 1992, the Defense Contract Audit Agency (DCAA) has been conducting an audit of certain claims submitted by the joint venture, and ITC has been subject to a continuing investigation into the claims. Government investigators have interviewed employees of the joint venture, ITC's joint venture partner, and ITC. Remedies which the government could pursue as a result of the investigation include damages, penalties, and forfeiture of all or part of ITC's claims. ITC is currently engaged in settlement discussions concerning these allegations.

  In October 1993, a shareholder of ITC alleged that the acts giving rise to the Helen Kramer investigation constituted, among other things, a waste of ITC's assets and demanded that ITC institute an action against those responsible for the alleged wrongdoing. The Audit Committee (Committee) of the Board of Directors investigated the allegations of the OIG. The Committee, acting with the assistance of outside counsel and experts, determined that there was no evidence of intentional wrongdoing or negligence by ITC or any employee. The Board approved the report of the Committee and advised counsel to the shareholder of its conclusions in September 1994. ITC has not received any further communication from the shareholder or her counsel.

 Central Garden

  In July 1992, ITC responded to an emergency call to clean up a chemical spill at a finished product warehouse facility leased by Central Garden & Pet Supply Company (Central) in Baton Rouge, Louisiana. While cleanup was under way, a fire began which damaged the warehouse facility. A total of nine lawsuits arising from

                     INTERNATIONAL TECHNOLOGY CORPORATION
the fire were filed against ITC including three actions brought by residents of a nearby apartment complex alleging personal injuries and property damage caused by smoke from the fire (including Gravois, Tinnea, and Gordillo et al.
v. IT Corporation, et al., 19th Judicial District, Parish of East Baton Rouge, Louisiana, Case Nos. 383,887, 396,376 and 396,375).

  The parties to all the lawsuits alleged, among other things, that ITC was the cause of the fire and of approximately $23,000,000 in damages (not including punitive damages). ITC in pleadings denied responsibility for the fire and the claimed damages. In March and April 1996, ITC and its insurer settled or reached settlements-in-principle regarding six of the nine lawsuits against ITC brought by those claiming principally property damage, which settlements were completed and approved by the court.

  ITC has not yet been able to reach settlements of the claims asserted in the Gravois action and in the two other related cases by nearby apartment dwellers and others who claim personal injuries, damages to their residences, related personal property damage, and punitive damages. While ITC is pursuing settlement of these matters, ITC is defending them vigorously and believes that it has meritorious challenges to some of the damages claimed and meritorious claims for contribution against others. Trial of the Gravois case has been set for December 8, 1997.

  ITC's insurance carrier defended the actions which were settled and is defending the three remaining actions subject to a reservation of its rights to contest coverage at a later date. ITC may face reimbursement claims by its carrier, based on assertions that ITC's policies do not cover damages resulting from the fire because of allegations that such damages are excluded pollution liabilities or punitive damages.

  In fiscal year 1995, ITC recorded a $5,300,000 charge to cost of revenues, covering both defense and potential settlement costs, to provide for its self-insured retention under its general liability insurance coverage for the Central Garden matter. ITC paid this amount in cash principally in fiscal year 1996. Based on discovery to-date, should any of the three remaining cases proceed to trial, there is a risk that ITC will be found liable for at least some damages. If ITC is held liable for damages, there is the further risk that ITC could be held liable for punitive damages. Should any of the three remaining cases proceed to trial and result in a significant award of damages against ITC, or should ITC be required to pay significant amounts in settlement of any of the cases, any of which are not substantially covered by ITC's insurance policies, additional litigation costs would be recorded related to the matter.

OTHER

  ITC is subject to other claims and lawsuits in the ordinary course of its business. In the opinion of management, all such other pending claims are either adequately covered by insurance or, if not insured, will not individually or in the aggregate result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of ITC.

  ITC maintains a liability insurance program which includes commercial general liability, product liability, automotive liability, employer's liability, workers' compensation, all risk property coverage, consultants' environmental liability (including errors and omissions), employment practices liability and directors' and officers' liability insurance coverage. A portion of ITC's commercial general liability, product liability, automotive liability and workers' compensation insurance is provided through arrangements which require ITC to indemnify the insurance carriers for all losses and expenses under the policies and to support the indemnity commitments with letters of credit and is, in effect, a self-insurance layer.

  Environmental Impairment Liability coverage for ITC's inactive treatment, storage and disposal facilities located in Northern California is provided through ITC's captive insurance subsidiary, which has issued a

                     INTERNATIONAL TECHNOLOGY CORPORATION

$32,000,000 policy which meets the current requirements of both federal and state law. See Discontinued operations for information regarding certain legal and governmental proceedings affecting ITC's treatment, storage and disposal facilities.

RESTRUCTURING CHARGE:

  In conjunction with the corporate restructuring to position ITC for growth and diversification which was initiated in the second quarter of fiscal year 1997, ITC incurred a pre-tax restructuring charge of $8,403,000. The restructuring charge included $3,400,000 of costs for severance, $4,100,000 of costs for closing and reducing the size of a number of ITC's offices, and $900,000 of costs for other related items. As part of the plan of termination, ITC laid-off 133 employees and paid over $2,460,000 in termination benefits. In addition, ITC approved a plan to close 5 leased facilities and reduce the size of 11 other leased facilities by either sublease or abandonment. At March 28, 1997, $3,720,000 of the charge remained to be paid. Most of the remaining costs to be paid relate to the facility closures and office space reductions which will be paid out over the terms of the lease. One of these facility closures has a remaining lease obligation of about 8 years. The restructuring charge was taken in conjunction with an organizational realignment which is expected to enable ITC to operate more efficiently and cost-effectively on an ongoing basis.

MOTCO LITIGATION SETTLEMENT:

  Noncurrent other assets at March 31, 1995 included a claim amount of $31,200,000 representing direct costs incurred in excess of those recovered to that date under the Motco Site Trust Fund contract.

  On December 4, 1991, ITC announced the suspension of work at the Motco project, the cleanup of a Superfund site in Texas and the filing of a $56,000,000 breach of contract lawsuit against the Motco Trust, the PRP group that agreed to finance remediation of the site, and Monsanto Company, the leader of the PRP group. In May 1995, a federal court judge issued a judgment in favor of ITC in the amount of approximately $66,000,000, including attorneys' fees and interest.

  In August 1995, ITC settled the litigation and received $41,100,000 of cash from the Motco Trust. In the second quarter of fiscal year 1996, ITC reported in other income a pre-tax gain of $1,090,000, which represented the settlement proceeds, net of the previously recorded $31,200,000 claim amount, $8,000,000 of costs related to certain equipment specially constructed for the Motco project which has been idle since ceasing work on the project, and legal and other expenses.

GOVERNMENTAL REGULATION:

  ITC is subject to extensive regulation by applicable federal, state and local agencies. All facets of ITC's business are conducted in the context of a complex statutory, regulatory and governmental enforcement framework and a highly visible political environment. ITC's operations must satisfy stringent laws and regulations applicable to performance. Future changes in regulations may have an adverse effect on ITC's business.

PREFERRED STOCK:

 Carlyle Investment

  At the November 20, 1996 Annual Meeting of Stockholders, ITC's shareholders voted to approve a $45,000,000 investment (the Carlyle Investment) by The Carlyle Group (Carlyle), a Washington, D.C. based merchant banking firm. The Carlyle Investment consists of 45,000 shares of 6% Cumulative Convertible

                     INTERNATIONAL TECHNOLOGY CORPORATION

Participating Preferred Stock, par value $100 per share (Convertible Preferred Stock) and warrants to purchase 1,250,000 shares of ITC common stock, par value $.01 per share. The net proceeds to ITC (after related offering costs of $4,391,000) from the Carlyle Investment were $40,609,000.

  Assuming the conversion of all of the Convertible Preferred Stock into ITC common stock and the exercise of all of the warrants, Carlyle would own approximately 43% of the voting power of ITC. The terms of the Convertible Preferred Stock provide that, to November 20, 2001, the holders of the Convertible Preferred Stock have the right to elect a majority of the Board of Directors of ITC, provided that Carlyle continues to own at least 20% of the voting power of ITC.

  The Convertible Preferred Stock ranks, as to dividends and liquidation, pari passu to ITC's 7% Preferred Stock (see 7% Preferred Stock) and prior to ITC's common stock. The Convertible Preferred Stock is entitled to cumulative annual dividends. No dividends will be payable in the first year; dividends will be paid quarterly in kind for the second year at the rate of 3% per annum. Thereafter, dividends will be paid quarterly in cash at the rate of 6% per annum. The Convertible Preferred Stock is entitled to a liquidation preference of $1,000 per share.

  The Convertible Preferred Stock and warrants may at any time, at the option of Carlyle, be converted into ITC common shares. The conversion price of the Convertible Preferred Stock is $7.59 per share and the exercise price of the warrants is $11.39 per share. ITC will be entitled at its option to redeem all of the Convertible Preferred Stock at its liquidation preference plus accumulated and unpaid dividends on or after November 21, 2003.

  Although the first two years' dividends are paid at a rate of 0% and 3%, respectively, dividends will be imputed during this period at a rate of approximately 6% per annum. Imputed dividends were $866,000 in fiscal year 1997. Any imputed dividends will never be paid in cash or stock.

 7% Preferred Stock

  In a September 1993 public offering, ITC issued 2,400,000 depositary shares, each representing a 1/100th interest in a share of ITC's 7% Cumulative Convertible Exchangeable Preferred Stock (7% Preferred Stock). The depositary shares entitle the holder to all proportional rights and preferences of the 7% Preferred Stock, including dividend, liquidation, conversion, redemption and voting rights and preferences.

  The 7% Preferred Stock ranks, as to dividends and liquidation, pari passu to the Convertible Preferred Stock (see Carlyle Investment) and prior to ITC's common stock. The dividend per annum and liquidation preference for each share of 7% Preferred Stock are $175 and $2,500, respectively, and for each depositary share are $1.75 and $25, respectively. Dividends on the 7% Preferred Stock and depositary shares are cumulative and payable quarterly.

  The 7% Preferred Stock is convertible at the option of the holder into shares of ITC's common stock at a conversion price of $23.36 per share, subject to adjustment under certain circumstances. On any dividend payment date, the 7% Preferred Stock is exchangeable at the option of ITC, in whole but not in part, for 7% Convertible Subordinated Debentures Due 2008 in a principal amount equal to $2,500 per share of Preferred Stock (equivalent to $25 per depositary share). The 7% Preferred Stock may be redeemed at any time, at the option of ITC, in whole or in part, initially at a price of $2,622.50 per share of Preferred Stock (equivalent to $26.225 per depositary share) and thereafter at prices declining to $2,500 per share of Preferred Stock (equivalent to $25 per depositary share) on or after September 30, 2003.

  Additionally, the 7% Preferred Stock has a special conversion right that becomes effective in the event of certain significant transactions affecting ownership or control of ITC. In such situations, the special conversion

                     INTERNATIONAL TECHNOLOGY CORPORATION
right would, for a limited period, reduce the then prevailing conversion price to the greater of the market value of the common stock or $12.68 per share. The Carlyle Investment (see Carlyle Investment) triggered this special conversion right. On January 9, 1997, holders of 344,308 depositary shares elected to convert such shares to 678,816 shares of ITC common stock.

  The 7% Preferred Stock is non-voting, except that holders are entitled to vote as a separate class to elect two directors if the equivalent of six or more quarterly dividends (whether consecutive or not) on the 7% Preferred Stock are in arrears. Such voting rights will continue until such time as the dividend arrearage on the 7% Preferred Stock has been paid in full.

STOCK INCENTIVE PLANS:

 Summary

  At the November 20, 1996 Annual Meeting of Stockholders, ITC's shareholders voted to approve ITC's 1996 Stock Incentive Plan (1996 Plan) which provides for the issuance of ITC's common stock or any other security or benefit with a value derived from the value of its common stock. Options are granted at exercise prices equal to or greater than the quoted market price at the date of grant. At March 28, 1997, the maximum number of shares of ITC's common stock that may be issued pursuant to awards granted under the 1996 Plan is 79,000. At April 1 of each year, the maximum number of shares available for award under the 1996 Plan will be increased by an amount which represents 2% of the number of ITC's common stock which are issued and outstanding at that date. During fiscal year 1997, 171,000 stock options were granted under the 1996 Plan, which expires in fiscal year 2002.

  ITC's 1991 Stock Incentive Plan (1991 Plan) and 1983 Stock Incentive Plan (1983 Plan) provided for the granting of incentive and non-qualified stock options and the issuance of ITC's common stock or any other security or benefit with a value derived from the value of its common stock. No shares are available for grant under these plans as such authority to grant as to the 1991 Plan expired in March 1996 and as to the 1983 Plan expired in September 1993. Options granted under the plans and outstanding at March 28, 1997 will expire at various dates through March 7, 2006.

  Changes in the number of shares represented by outstanding options under the 1996 Plan, the 1991 Plan and the 1983 Plan during the fiscal years ended March 28, 1997, March 29, 1996 and March 31, 1995 are summarized as follows:

                                                           YEAR ENDED
                                                   ----------------------------
                                                    MARCH    MARCH 29,  MARCH
                                                   28, 1997    1996    31, 1995
                                                   --------  --------- --------
   Outstanding at beginning of year..............   744,847   784,895   791,191
     Options granted (1997, $8.63 per share;
      1996, $10.50-$13.00 per share; 1995,
      $10.00-$14.50 per share)...................   171,000    39,750   358,255
     Options exercised (1997, 1996, and 1995--
      $11.50 per share)..........................    (3,629)     (575)   (1,794)
     Options expired and forfeited...............  (164,539)  (79,223) (362,757)
                                                   --------   -------  --------
   Outstanding at end of year (1997, $8.63-$32.50
    per share)...................................   747,679   744,847   784,895
                                                   ========   =======  ========
   Vested options................................   473,257   462,793   371,241
                                                   ========   =======  ========

  The weighted-average grant date fair values of options granted to employees in fiscal years 1997, 1996 and 1995 were $8.63, $11.96 and $11.60, respectively. The weighted-average exercise price for all options outstanding at the end of fiscal years 1997, 1996 and 1995 were $15.96, $17.55 and $18.57, respectively. The

                     INTERNATIONAL TECHNOLOGY CORPORATION
weighted-average exercise price of options currently exercisable at the end of fiscal years 1997, 1996 and 1995 was $19.04, $20.64 and $23.18, respectively.
The weighted-average exercise price of options exercised in fiscal years 1997, 1996 and 1995 was $11.50 for all three years and the weighted-average exercise price for expired and forfeited options in fiscal years 1997, 1996 and 1995 was $18.53, $24.78 and $25.32, respectively. The weighted-average remaining contractual life of options outstanding at the end of fiscal years 1997, 1996 and 1995 was 6.8 years, 6.0 years and 6.8 years, respectively.

 Compensation cost

  ITC has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of ITC's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  SFAS No. 123 provides that, if its optional method of accounting for stock options is not adopted (and which ITC has not adopted), disclosure is required of pro forma net income and net income per share. In determining the pro forma information for stock options granted in fiscal years 1997 and 1996, the fair value for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate based upon zero-coupon U.S. Treasury Notes of 6.38% in fiscal years 1996 and 1997; no dividend yield; volatility factor of the expected market price of ITC's common stock of 0.342 to 0.384; and a weighted average expected life of each option of 6.6 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because ITC's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  If compensation cost for ITC's stock options had been determined based on the fair value at the grant dates as defined by FAS123, ITC's net loss applicable to common stock and net loss per common share would have been reduced to the following pro forma amounts:

                                                                YEAR ENDED
                                                            -------------------
                                                             MARCH    MARCH 29,
                                                            28, 1997    1996
                                                            --------  ---------
                                                              (IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                  DATA)
   Net loss applicable to common stock
     As reported........................................... $(13,693)  $(3,654)
     Pro forma............................................. $(13,735)  $(3,671)
                                                            ========   =======
   Net loss per common share
     As reported........................................... $  (1.48)  $  (.41)
     Pro forma............................................. $  (1.49)  $  (.41)
                                                            ========   =======

  Additionally, under the 1991 Plan, ITC awarded shares of nonvested restricted stock to officers and key employees which amounted to none, 266,019 and 50,000 in fiscal years 1997, 1996 and 1995, respectively.

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

                     INTERNATIONAL TECHNOLOGY CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Vesting of awards is dependent upon continued employment and, in the case of certain performance-related awards, the sustained level of a target market price for ITC's common stock that exceeds the related market price on the date of grant. On March 28, 1997, the total number of shares of restricted stock outstanding was 197,638. The cost of restricted stock awards is generally expensed over the vesting period, which ranges from two to five years, and amounted to $575,000 in fiscal year 1997 and $568,000 in fiscal year 1996.

MAJOR CUSTOMERS:

  A total of 59%, 65% and 63% of ITC's revenues during fiscal years 1997, 1996 and 1995, respectively, were from federal governmental agencies, primarily the U.S. Department of Defense (DOD) and the U.S. Department of Energy (DOE). In fiscal years 1997, 1996 and 1995, the DOD provided 42%, 51% and 47%, respectively, of ITC's revenues. The DOE provided 14%, 11% and 12% of ITC's revenues during fiscal years 1997, 1996 and 1995, respectively.

EMPLOYEE BENEFIT PLANS:

  ITC has a defined contribution, contributory pension and profit sharing plan (the Plan), covering all employees with one year of continuous service. ITC funds current costs as accrued, and there are no unfunded vested benefits. Through June 30, 1995, the Plan required a minimum annual contribution of 4% of participants' eligible compensation; thereafter, the required minimum annual contribution is 3% of participants' eligible compensation. Additionally, beginning July 1, 1995, ITC contributes up to 2% of participants' eligible compensation by matching 50% of each participant's contribution (up to 4% of eligible compensation) to ITC's voluntary 401(k) savings plan. The Plan currently allows a maximum contribution of up to 8% of participants' eligible compensation up to $150,000 annually. ITC's contributions, as a percentage of participants' eligible compensation, were 4.44%, 4.33% and 5% for fiscal years 1997, 1996 and 1995, respectively.

  Pension and profit sharing expense was $3,614,000, $3,601,000 and $4,081,000 for fiscal years 1997, 1996 and 1995, respectively.

  ITC presently provides certain health care benefits for retirees who are over age 60, completed a specified number of years of service and retired by December 31, 1996, the date upon which ITC amended the plan to cease allowing new participants to join upon their retirement. In fiscal year 1997, ITC made net contributions of approximately $78,000 toward these benefits. Commencing in fiscal year 1994, ITC accrued the expected cost of providing these benefits to an employee and the employee's covered dependents during the years that the employee rendered the necessary service and recognized its Accumulated Postretirement Benefit Obligation (APBO) of $733,000 on a delayed basis (over 20 years) as a component of net periodic postretirement benefit cost. In fiscal year 1997, upon the amendment of the plan, ITC estimated its remaining liability to be $300,000 and adjusted its accrual accordingly.

                     INTERNATIONAL TECHNOLOGY CORPORATION

                        QUARTERLY RESULTS OF OPERATIONS
              (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED):

                                         FIRST     SECOND    THIRD    FOURTH
                                        QUARTER   QUARTER   QUARTER   QUARTER
                                        --------  --------  --------  -------
1997:
Revenues............................... $ 81,416  $ 92,490  $ 92,513  $95,712
Gross margin...........................    7,779     9,139     9,723   11,497
Income (loss) from continuing
 operations............................   (1,541)   (8,890)      371    1,283
Net loss applicable to common stock....   (2,591)   (9,940)     (924)    (238)
Net loss per share..................... $   (.28) $  (1.09) $   (.10) $  (.02)
                                        ========  ========  ========  =======
1996:
Revenues............................... $100,292  $106,259  $104,912  $88,579
Gross margin...........................   16,944    15,174    14,651   11,383
Income (loss) from continuing
 operations............................    2,345     2,355    (4,687)     533
Net income (loss) applicable to common
 stock.................................    1,295     1,305    (5,737)    (517)
Net income (loss) per share............ $    .14  $    .15  $   (.64) $  (.06)
                                        ========  ========  ========  =======

  During the second fiscal quarter of 1997, ITC recorded a $8,403,000 ($.92 per share) pre-tax and after tax (see Income taxes) restructuring charge in connection with an organizational realignment (see Restructuring charge).

  In the third quarter of fiscal year 1996, ITC reported a $14,600,000 ($1.62 per share) after tax loss related to the recapitalization of Quanterra (see Quanterra) and a $7,500,000 ($.83 per share) deferred tax asset valuation allowance adjustment. (See Income taxes.)

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